UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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FLEXTRONICS INTERNATIONAL LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY

FLEXTRONICS INTERNATIONAL LTD.
(Incorporated in the Republic of Singapore)
(Company Registration Number 199002645H)

To our Shareholders:

On August 24, 2016, we will hold our 2016 annual general meeting of our shareholders at our offices located at 847 Gibraltar Drive, Milpitas, CA 95035, U.S.A. Our 2016 annual general meeting of shareholders will begin at 9:00 a.m., Pacific time.

The matters to be voted upon at the meeting are listed in the notice that follows this letter and are described in more detail in the accompanying proxy statement. We urge you to read the entire proxy statement carefully before returning your proxy cards. Part I of the accompanying proxy statement provides general information about the meeting, Part II describes the proposals to be voted upon at the 2016 annual general meeting of shareholders and related information, and Part III provides additional information, including information about our executive officers and their compensation.

IMPORTANT NOTE REGARDING PROXY CARDS: If you are a registered shareholder, you will receive one proxy card for the 2016 annual general meeting. It is very important that you return the proxy card to ensure that your vote is represented at the 2016 annual general meeting. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope as promptly as possible so that your shares may be represented at the meeting and voted in accordance with your wishes.

You may revoke your proxy at any time prior to the time it is voted. Shareholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

Sincerely,

Tay Hong Chin Regina
Company Secretary
Singapore
[July 11], 2016

PRELIMINARY COPY

FLEXTRONICS INTERNATIONAL LTD.

(Incorporated in the Republic of Singapore)
(Company Registration Number 199002645H)

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held on August 24, 2016

To our Shareholders:

You are cordially invited to attend, and NOTICE IS HEREBY GIVEN of, the annual general meeting of shareholders of FLEXTRONICS INTERNATIONAL LTD. (“Flex” or the “Company”), which will be held at our offices located at 847 Gibraltar Drive, Milpitas, CA 95035, U.S.A, at 9:00 a.m., Pacific time, on August 24, 2016, for the following purposes:

•                  To re-elect the following directors: H. Raymond Bingham and Willy C. Shih (Proposal No. 1);

•                  To re-appoint Lawrence A. Zimmerman as a director of Flex (Proposal No. 2);

•                  To approve the re-appointment of Deloitte & Touche LLP as our independent auditors for the 2017 fiscal year and to authorize the Board of Directors, upon the recommendation of the Audit Committee, to fix their remuneration (Proposal No. 3);

•                  To approve a general authorization for the Directors of Flex to allot and issue ordinary shares (Proposal No. 4);

•                  To hold a non-binding, advisory vote on executive compensation (Proposal No. 5);

•                  To approve a renewal of the Share Purchase Mandate permitting Flex to purchase or otherwise acquire its own issued ordinary shares (Proposal No. 6);

•                  To approve the change in the Company’s name from Flextronics International Ltd. to Flex Ltd. (Proposal No. 7); and

•                  To approve the adoption of the Company’s new Constitution (Proposal No. 8).

The full text of the resolutions proposed for approval by our shareholders is as follows:

As Ordinary Business

1.              To re-elect each of the following directors, who will retire by rotation pursuant to Article 95 of our existing Constitution, to the Board of Directors:

(a) Mr. H. Raymond Bingham; and

(b) Dr. Willy C. Shih.

2.              To re-appoint Lawrence A. Zimmerman, who will cease to hold office under the resolution passed at our 2015 annual general meeting pursuant to Section 153(6) of the Singapore Companies Act, Cap. 50, which Section 153(6) was then in force, to hold office as a director from the date of the 2016 annual general meeting.

3.              To consider and vote upon a proposal to re-appoint Deloitte & Touche LLP as our independent auditors for the fiscal year ending March 31, 2017, and to authorize our Board of Directors, upon the recommendation of the Audit Committee of the Board of Directors, to fix their remuneration.

4.              To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT, pursuant to the provisions of Section 161 of the Singapore Companies Act, Cap. 50, but subject otherwise to the provisions of the Singapore Companies Act, Cap. 50 and our Constitution, authority be and is hereby given to our Directors to:

(a)                                 (i)   allot and issue ordinary shares in our capital; and/or

(ii)   make or grant offers, agreements or options that might or would require ordinary shares in our capital to be allotted and issued, whether after the expiration of this authority or otherwise (including but not limited to the creation and issuance of warrants, debentures or other instruments convertible into ordinary shares in our capital), at any time to and/or with such persons and upon such terms and conditions and for such purposes as our Directors may in their absolute discretion deem fit, and with such rights or restrictions as our Directors may think fit to impose and as are set forth in our Constitution; and

(b)   (notwithstanding that the authority conferred by this resolution may have ceased to be in force) allot and issue ordinary shares in our capital in pursuance of any offer, agreement or option made or granted by our Directors while this resolution was in force, and that such authority shall continue in force until the conclusion of our next annual general meeting or the expiration of the period within which our next annual general meeting is required by law to be held, whichever is the earlier.”

5.  To consider and put to a non-binding, advisory vote the following non-binding, advisory resolution:

“RESOLVED THAT, the shareholders of Flex approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis and the compensation tables and related disclosures contained in the section of the accompanying proxy statement captioned ‘Executive Compensation’.”

This resolution is being proposed to shareholders as required pursuant to Section 14A of the U.S. Securities Exchange Act of 1934, as amended. The shareholders’ vote on this resolution is advisory and non-binding in nature, will have no legal effect and will not be enforceable against Flex or its Board of Directors.

As Special Business

The full text of the resolutions proposed for approval by our shareholders is as follows:

6.  To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT:

(a)         for the purposes of Sections 76C and 76E of the Singapore Companies Act, Cap. 50, the exercise by our Directors of all of our powers to:

(i)                         purchase or otherwise acquire issued ordinary shares in the capital of the Company not exceeding in aggregate the number of issued ordinary shares representing 20% of the total number of issued ordinary shares outstanding as of the date of the passing of this Resolution (excluding any ordinary shares which are held as treasury shares as at that date) at such price or prices as may be determined by our Directors from time to time up to the maximum purchase price described in paragraph (c) below, whether by way of:

(i)                         market purchases on the NASDAQ Global Select Market or any other stock exchange on which our ordinary shares may for the time being be listed and quoted; and/or

(ii)                      off-market purchases (if effected other than on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted) in accordance with any equal access scheme(s) as may be determined or formulated by our

Directors as they consider fit, which scheme(s) shall satisfy all the conditions prescribed by the Singapore Companies Act, Cap. 50,

and otherwise in accordance with all other laws and regulations and rules of the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted as may be applicable, be and is hereby authorized and approved generally and unconditionally;

(b)         unless varied or revoked by our shareholders in a general meeting, the authority conferred on our Directors pursuant to the mandate contained in paragraph (a) above may be exercised by our Directors at any time and from time to time during the period commencing from the date of the passing of this resolution and expiring on the earlier of:

(i)  the date on which our next annual general meeting is held; or

(ii)  the date by which our next annual general meeting is required by law to be held;

(c)          the maximum purchase price (excluding brokerage commission, applicable goods and services tax and other related expenses) which may be paid for an ordinary share purchased or acquired by us pursuant to the mandate contained in paragraph (a) above, shall not exceed:

(i)  in the case of a market purchase of an ordinary share, the highest independent bid or the last independent transaction price, whichever is higher, of our ordinary shares quoted or reported on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted, or shall not exceed any volume weighted average price, or other price determined under any pricing mechanism, permitted under SEC Rule 10b-18, at the time the purchase is effected; and

(ii)   in the case of an off-market purchase pursuant to an equal access scheme, 150% of the Prior Day Close Price, which means the closing price of our ordinary shares as quoted on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted, on the day immediately preceding the date on which we announce our intention to make an offer for the purchase or acquisition of our ordinary shares from holders of our ordinary shares, stating therein the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase; and

(d)         our Directors and/or any of them be and are hereby authorized to complete and do all such acts and things (including executing such documents as may be required) as they and/or he may consider expedient or necessary to give effect to the transactions contemplated and/or authorized by this resolution.”

7.              To pass the following resolution which will be proposed as a Special Resolution:

“RESOLVED THAT, subject to and contingent upon the approval of the Registrar of Companies, the name of the Company be changed to Flex Ltd., and that the name “Flex Ltd.” be substituted for “Flextronics International Ltd.” wherever the latter name appears in the Constitution of the Company.”

8.              To pass the following resolution which will be proposed as a Special Resolution:

“RESOLVED THAT, the document attached as Annex A to the proxy statement as attached hereto and for the purpose of identification, subscribed to by the Chairman hereof, be and hereby is approved and adopted as the new Constitution of the Company, in substitution for and to the exclusion of, the existing Constitution of the Company.”

9.  To transact any other business which may properly be put before the annual general meeting.

Notes

Singapore Financial Statements. At the 2016 annual general meeting, our shareholders will have the opportunity to discuss and ask any questions that they may have regarding our Singapore audited financial statements for the fiscal year ended March 31, 2016, together with the directors’ statement and auditors’ report thereon, in compliance with Singapore law. Shareholder approval of our audited financial statements is not being sought by this proxy statement and will not be sought at the 2016 annual general meeting.

Eligibility to Vote at Annual General Meeting; Receipt of Notice. The Board of Directors has fixed the close of business on June 27, 2016 as the record date for determining those shareholders of the Company who will be entitled to receive copies of this notice and accompanying proxy statement. However, all shareholders of record on August 24, 2016, the date of the 2016 annual general meeting, will be entitled to vote at the 2016 annual general meeting.

Quorum. Representation of at least 33-1/3% of all outstanding ordinary shares of the Company is required to constitute a quorum to transact business at a general meeting of our shareholders.

Proxies. A shareholder entitled to attend and vote at the 2016 annual general meeting is entitled to appoint a proxy to attend and vote on his or her behalf. A proxy need not also be a shareholder. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope. A proxy card must be received by Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 not less than 48 hours before the time appointed for holding the 2016 annual general meeting. You may revoke your proxy at any time prior to the time it is voted. Shareholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

Availability of Proxy Materials on the Internet. We are pleased to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to some or all of their shareholders on the Internet. In accordance with Singapore law, our registered shareholders (shareholders who own our ordinary shares in their own name through our transfer agent, Computershare Investor Services, LLC) will not be able to vote their shares over the Internet, but we will be providing this service to our beneficial holders (shareholders whose ordinary shares are held by a brokerage firm, a bank or other nominee). We believe these rules will allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual general meeting of shareholders.

Disclosure Regarding Share Purchase Mandate Funds. Only funds legally available for purchasing or acquiring our issued ordinary shares in accordance with our Constitution and the applicable laws of Singapore will be used for the purchase or acquisition by us of our own issued ordinary shares pursuant to the proposed renewal of the Share Purchase Mandate referred to in this notice. We intend to use our internal sources of funds and/or borrowed funds to finance the purchase or acquisition of our issued ordinary shares. The amount of financing required for us to purchase or acquire our issued ordinary shares, and the impact on our financial position, cannot be ascertained as of the date of this notice, as these will depend on the number of ordinary shares purchased or acquired and the price at which such ordinary shares are purchased or acquired and whether the ordinary shares purchased or acquired are held in treasury or cancelled. Our net tangible assets and the consolidated net tangible assets of the Company and its subsidiaries will be reduced by the purchase price of any ordinary shares purchased or acquired and cancelled. We do not anticipate that the purchase or acquisition of our ordinary shares in accordance with the Share Purchase Mandate would have a material impact on our financial condition and cash flows.

Personal Data Privacy. By submitting an instrument appointing a proxy(ies) and/or representative(s) to attend, speak and vote at the 2016 annual general meeting and/or any adjournment thereof, a shareholder of the Company (i) consents to the collection, use and disclosure of the shareholder’s personal data by us (or our agents or service providers) for the purpose of the processing, administration and analysis by us (or our agents or service providers) of proxies and representatives appointed for the 2016 annual general meeting (including any adjournment thereof) and the preparation and compilation of the attendance lists, minutes and other documents relating to the 2016 annual general meeting (including any adjournment thereof), and in order for us (or our agents or service providers) to comply with any applicable laws, listing rules, take-over rules, regulations and/or guidelines (collectively, the “Purposes”), (ii) warrants that where the shareholder discloses the personal data of the shareholder’s proxy(ies) and/or representative(s) to us (or our agents or service providers), the shareholder has obtained the prior consent of such proxy(ies) and/or representative(s) for the collection, use and disclosure by us (or our agents or service providers) of the personal data of such proxy(ies) and/or representative(s) for the Purposes, and (iii) agrees that the shareholder will indemnify us in respect of any penalties, liabilities, claims, demands, losses and damages as a result of the shareholder’s breach of warranty.

By order of the Board of Directors,

Tay Hong Chin Regina
Company Secretary
Singapore
[July 11], 2016

v

You should read the entire proxy statement
carefully prior to returning your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual General Meeting of Shareholders to Be Held on August 24, 2016. The accompanying proxy statement and our annual report to shareholders are available on our website at http://investors.flextronics.com/investor-relations/financials/proxy-materials.

ELECTRONIC DELIVERY OF OUR SHAREHOLDER COMMUNICATIONS

We strongly encourage our shareholders to conserve natural resources, as well as significantly reduce our printing and mailing costs, by signing up to receive your shareholder communications via e-mail. With electronic delivery, we will notify you when the annual report and the proxy statement are available on the Internet. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery:

1.  If you are a registered holder (that is, you hold your Flextronics ordinary shares in your own name through our transfer agent, Computershare Investor Services, LLC), visit: www.computershare-na.com/green to enroll. Select the Investor Centre link and then LOGIN. Select MY PROFILE and then UPDATE your Communication preference.

2.  If you are a beneficial holder (that is, your shares are held by a brokerage firm, a bank or other nominee), the voting instruction form provided by most banks or brokers will contain instructions for enrolling in electronic delivery.

Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call our Investor Relations department at (408) 576-7985.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2016 ANNUAL GENERAL MEETING OF SHAREHOLDERS

We have elected to provide access to our proxy materials to (i) our registered shareholders by mailing them a full set of proxy materials, including a proxy card, unless the shareholder previously consented to electronic delivery, and (ii) our beneficial holders by notifying them of the availability of our proxy materials on the Internet. For beneficial holders and registered shareholders who previously consented to electronic delivery, instructions on how to request a printed copy of our proxy materials may be found in the Notice of Availability of Proxy Materials on the Internet.

PRELIMINARY COPY

FLEXTRONICS INTERNATIONAL LTD.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. For more complete information regarding the Company’s 2016 fiscal year performance, please review the Company’s 2016 Annual Report.

2016 Annual General Meeting of Shareholders

Time and Date: 9:00 a.m. Pacific time, August 24, 2016

Place: 847 Gibraltar Drive, Milpitas, CA 95035, U.S.A.

Record Date: June 27, 2016

Voting: All shareholders as of the meeting date are entitled to vote. Each ordinary share is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Voting Matters at the Annual General Meeting

Proposal Number	Matter	Board Vote Recommendation	Page Reference
Proposal No. 1	Re-election of the following directors: H. Raymond Bingham and Willy C. Shih	FOR each Director Nominee	[4]
Proposal No. 2	Re-appointment of Lawrence A. Zimmerman as a director	FOR	[4]
Proposal No. 3	Re-appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending March 31, 2017	FOR	[16]
Proposal No. 4	General authorization to allot and issue ordinary shares	FOR	[19]
Proposal No. 5	Advisory vote on executive compensation	FOR	[20]
Proposal No. 6	Authorization to repurchase ordinary shares	FOR	[24]
Proposal No. 7	Special Resolution to approve name change	FOR	[28]
Proposal No. 8	Special Resolution to approve adoption of new Constitution	FOR	[29]

How to Cast Your Vote

If you are a beneficial holder who holds your shares through a bank, broker or other nominee:

Vote In Person: If you choose to vote in person at the meeting, you must request a “legal proxy.” To do so, please follow the instructions from your bank, broker or other nominee at www.proxyvote.com. You may also request a paper copy of the materials, which will contain the appropriate instructions.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the Notice of Availability of Proxy Materials on the Internet) available and follow the instructions.

Vote By Mail: You can vote by mail by returning the proxy card or, if you do not have a proxy card, by requesting a paper copy of the materials.

If you are a registered holder who holds your shares directly through our transfer agent, Computershare Investor Services, LLC, you may vote in person at the meeting or you may vote by returning the proxy card (or, if you do not have a proxy card, by requesting a paper copy of the materials). In accordance with Singapore law, our registered shareholders will not be able to vote their shares over the Internet.

Board Nominees (page 4)

The following table provides summary information about each Director nominee standing for re-election or re-appointment to the Board.

Name	Director Since	Independent (Yes/No)	Committee Memberships	Other Public Company Boards
H. Raymond Bingham	2005	Yes	N	Cypress Semiconductor Corporation, Oracle Corporation and TriNet Group, Inc.
Willy C. Shih	2008	Yes	C	—
Lawrence A. Zimmerman	2012	Yes	A,N	Delphi Automotive PLC

A = Audit Committee

C = Compensation Committee

N = Nominating and Corporate Governance Committee

Fiscal Year 2016 Highlights (pages 31-32)

Business Overview

Headquartered in Singapore, Flex is a globally-recognized leading provider of innovative design, engineering, manufacturing, and supply chain services and solutions that span from Sketch to scaleTM; from conceptual sketch to full-scale production. We are a leading end-to-end supply chain solutions company that delivers innovative design, engineering, manufacturing and logistics services to a range of industries and end-markets, including data networking, telecom, enterprise computing and storage, industrial, capital equipment, appliances, automation, medical, automotive, aerospace and defense, energy, mobile, computing and other product categories.  We design, build, ship and service complete packaged consumer electronic and industrial products for original equipment manufacturers (“OEMs”) through our activities in the following segments:

•                  High Reliability Solutions (“HRS”), which is comprised of our medical business including consumer health, digital health, disposables, drug delivery, diagnostics, life sciences and imaging equipment; our automotive business, including vehicle electronics, connectivity, and clean technologies; and our defense and aerospace businesses, focused on commercial aviation, defense and military;

•                  Consumer Technologies Group (“CTG”), which includes our mobile devices business, including smart phones; our consumer electronics business, including connected living, wearable electronics including digital sport, game consoles, and connectivity devices; and our high-volume computing business, including various supply chain solutions for notebook personal computing (“PC”), tablets, and printers; in addition, our CTG group is expanding its business relationships to include supply chain optimization for non-electronics products such as shoes and clothing;

•                  Industrial and Emerging Industries (“IEI”), which is comprised of semiconductor and capital equipment, office solutions, household industrial and lifestyle, industrial automation and kiosks, energy and metering, and lighting; and

•                  Communications & Enterprise Compute (“CEC”), formerly referred to as Integrated Network Solutions, which includes radio access base stations, remote radio heads, and small cells for wireless infrastructure; optical, routing, broadcasting, and switching products for the data and video networks; server and storage platforms for both enterprise and cloud based deployments; next generation storage and security appliance products; and rack level solutions, converged infrastructure and software defined product solutions.

We provide our advanced design, manufacturing and supply chain services through a network of over 100 facilities in approximately 30 countries across four continents. We have established this extensive network of design and manufacturing facilities in the world’s major consumer electronics and industrial products markets (Asia, the Americas and Europe) in order to serve the outsourcing needs of both multinational and regional OEMs. Our services increase our customers’ competitiveness by delivering improved product quality, increased flexibility, leading manufacturability, improved performance, faster time-to-market and competitive costs. Our OEM customers leverage our services to meet their requirements throughout their products’ entire life cycles.

Business Transformation and Performance Highlights

In fiscal year 2016, we continued to reorganize and rebalance our business portfolio in order to align with our customers’ needs and requirements in an effort to optimize operating results. In particular, we continued to move our long- term portfolio towards a mix of businesses which possess longer product life cycles and higher margins, such as our IEI and HRS businesses. Concurrently, we are also shifting away from customer solutions that have more short-term volatility and lower margins. This business transformation positions us to meet specific customers’ supply chain solutions needs across all of the markets we serve, yield margin improvement, earn a return on our invested capital above the weighted-average cost of that capital, and take advantage of the long-term, future growth prospects for outsourcing of advanced manufacturing capabilities, design and engineering services, and after-market services. Another aspect of our business transformation strategy has been to make targeted investments in technologies and businesses that are complementary to our core business but that represent high growth opportunities with attractive profit margins. The shift away from certain parts of our business limited our short-term top-line growth and created negative year-over-year comparisons on some financial metrics, though it places us in a better position to capitalize on long-term revenue growth and enhanced returns on investment and cash flow.

We delivered solid results in fiscal year 2016 in the face of significant external and internal challenges, though final performance was somewhat below our targeted objectives. Several macro-economic factors such as ongoing growth challenges in Europe, a slowdown in Chinese growth, and a high degree of uncertainty about interest rate and stimulus policies acted as a brake on overall global manufacturing activity and created volatility in global stock prices. Internally, we continued on our business transformation journey during fiscal year 2016 through which we are reorganizing and rebalancing our business portfolio. As a result of an improved cost structure and our strategic business transformation, we delivered solid operating results in fiscal year 2016 and executed on key

x

strategic priorities, including acquisitions of NEXTracker, Mirrors Controls International and Wink to expand our innovative offerings, though some results represent year-over-year declines due to our business transformation activities. Highlights include:

•                  Gross profit totaled $1.6 billion, an increase of 4.1% compared to the prior year.

•                  Gross margin increased to 6.6% of net sales in fiscal year 2016, compared with 5.9% of net sales in fiscal year 2015.

•                  We generated operating cash flows of $1.1 billion during the year. The strong cash flow generated from our operations enabled us to return value to shareholders with the repurchase of $420.3 million of our shares paid in fiscal year 2016.

•                  We maintained strong sustainable free cash flow.

•                  We had some less favorable year-over-year financial result comparisons due to our business transformation, though these actions are positioning the company for enhanced future results.

•                  We reported net sales of $24.4 billion, a decrease of 6.6% compared to the prior year.

•                  Diluted earnings per share for the year were $0.79, a decrease of 22.5%.

With the results noted above, our stock price declined 4.9% from $12.68 at the end of fiscal year 2015 to $12.06 at the end of fiscal year 2016. While we are disappointed in the overall decrease in absolute value, we believe we have delivered solid long-term shareholder value creation despite the challenging business environment during fiscal year 2016. Flex’s total shareholder return (TSR) from fiscal year 2014 through the end of fiscal year 2016 (3-year return) was an annualized 22.0%, or above the 80th percentile of our peer group. This represents an annualized return that is nearly 10% ahead of the S&P 500 over the same period, demonstrating strong absolute and relative shareholder value creation over a multi-year time period.

Executive Compensation (pages 52-61)

Pay and Performance Alignment For Fiscal Year 2016

As noted above, we delivered solid operating and shareholder results during fiscal year 2016, though final performance was somewhat below our targeted levels. Our compensation philosophy is to reward above-target performance when achieved, and pay zero or below target when favorable results are not delivered. In line with our fiscal year 2016 performance, our named executive officers (NEOs) earned short-term incentive awards that recognize our solid financial performance, as well as the fact that we did not fully achieve our targeted performance goals. Highlights include the following:

•                  Maintained the CEO’s base salary with no increase, positioned approximately at the peer median.

•                  Provided modest base salary increases to other NEOs, though overall salary positioning continued to be approximately at our peer group median.

•                  The CEO earned a below-target short-term incentive payout of 81.3% of target, and the average payouts for our other NEOs were also below the targeted level at 92.6% of target.

•                  Paid out the long-term performance share unit cycles during fiscal year 2016 at 138% and 129% of target in May 2015 and June 2015, respectively, based upon results that were above target over the multi-year performance cycle from fiscal year 2012 through fiscal year 2016.

•                  Funded our named executive officers’ deferred compensation plans with a value that averaged about 37.5% of our named executive officers’ respective base salaries based on fiscal year 2015 results.

•                  Continued to use fiscal year 2016 long-term incentive grants that balance relative TSR performance share units (PSUs) with a long-term incentive plan (LTIP) that measures cumulative free cash flow (FCF) over a multi-year period (from fiscal year 2016 through fiscal year 2018).

•                  Elementum:  Granted modest profit interest unit value awards to certain executives who have been making significant contributions to the Elementum business.

FLEXTRONICS INTERNATIONAL LTD.

PROXY STATEMENT

FOR THE 2016 ANNUAL GENERAL MEETING OF
SHAREHOLDERS

To Be Held on August 24, 2016
9:00 a.m. (Pacific time)

Annual general meeting to be held at our offices
847 Gibraltar Drive
Milpitas, CA 95035, U.S.A.

PART I—INFORMATION ABOUT THE MEETING

We are furnishing this proxy statement in connection with the solicitation by our Board of Directors of proxies to be voted at the 2016 annual general meeting of our shareholders, or at any adjournments thereof, for the purposes set forth in the notice of annual general meeting that accompanies this proxy statement. Unless the context requires otherwise, references in this proxy statement to “Flex,” “the Company,” “we,” “us,” “our” and similar terms mean Flextronics International Ltd. and its subsidiaries.

Proxy Mailing. This proxy statement and the enclosed proxy card were first mailed on or about [July 11], 2016 to shareholders of record as of June 27, 2016.

Costs of Solicitation. The entire cost of soliciting proxies will be borne by us. Following the original mailing of the proxies and other soliciting materials, our directors, officers and employees may also solicit proxies by mail, telephone, e-mail, fax or in person. These directors, officers and employees will not receive additional compensation for those activities, but they may be reimbursed for any reasonable out-of-pocket expenses. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our ordinary shares forward copies of the proxy and other soliciting materials to persons for whom they hold ordinary shares and request authority for the exercise of proxies. In these cases, we will reimburse such holders for their reasonable expenses if they ask that we do so. We have retained Georgeson Inc., an independent proxy solicitation firm, to assist in soliciting proxies at an estimated fee of $12,000, plus reimbursement of reasonable expenses.

Registered Office. The mailing address of our registered office is No. 2 Changi South Lane, Singapore 486123.

VOTING RIGHTS AND SOLICITATION OF PROXIES

The close of business on June 27, 2016 is the record date for shareholders entitled to notice of our 2016 annual general meeting. All of the ordinary shares issued and outstanding on August 24, 2016, the date of the annual general meeting, are entitled to be voted at the annual general meeting, and shareholders of record on August 24, 2016 and entitled to vote at such meeting will, on a poll, have one vote for each ordinary share so held on the matters to be voted upon. As of June 27, 2016, we had [                    ] ordinary shares issued and outstanding.

Proxies. Ordinary shares represented by proxies in the form accompanying this proxy statement that are properly executed and returned to us will be voted at the 2016 annual general meeting in accordance with our shareholders’ instructions.

If your ordinary shares are held through a broker, a bank, or other nominee, which is sometimes referred to as holding shares in “street name,” you have the right to instruct your broker, bank or other nominee on how to vote the shares in your account. Your broker, bank or other nominee will send you a voting instruction form for you to use to direct how your shares should be voted.

Quorum and Required Vote. Representation at the 2016 annual general meeting of at least 33-1/3% of all of our issued and outstanding ordinary shares is required to constitute a quorum to transact business at the annual general meeting.

•                  The affirmative vote by a show of hands of at least a majority of the shareholders present and voting, or, if a poll is demanded by the chair or by holders of at least 10% of the total number of our paid-up shares in accordance with our Constitution, a simple majority of the shares voting, is required at the 2016 annual general meeting, to re-elect the directors nominated pursuant to Proposal No. 1, to re-appoint the director nominated pursuant to Proposal No. 2, to re-appoint Deloitte & Touche LLP as our independent auditors pursuant to Proposal No. 3, to approve the ordinary resolution to allot and issue ordinary shares contained in Proposal No. 4, to approve the non-binding, advisory resolution contained in Proposal No. 5,  and to approve the ordinary resolution to renew the Share Purchase Mandate contained in Proposal No. 6.

•                  The affirmative vote by a show of hands of at least three-fourths of the shareholders present and voting, or, if a poll is demanded in the manner previously described, at least three-fourths of the shares voting at the 2016 annual general meeting, is required to approve the change of our name from Flextronics International Ltd. to Flex Ltd. pursuant to Proposal No. 7, and to approve and adopt our new Constitution pursuant to Proposal No. 8.

•                  Consistent with the Company’s historical practice, the chair of the 2016 annual general meeting will demand a poll in order to enable the ordinary shares represented in person or by proxy to be counted for voting purposes.

Under the Companies Act (Chapter 50) of Singapore, which we refer to as the “Singapore Companies Act” or the “Companies Act,” and our Constitution, the shareholders may by passing an ordinary resolution requiring the simple majority of affirmative votes of shareholders present and voting at an annual general meeting, remove an incumbent director and appoint another person as director to replace the removed director.

Abstentions and Broker Non-Votes. Abstentions and “broker non-votes” are considered present and entitled to vote at the 2016 annual general meeting for purposes of determining a quorum. A “broker non-vote” occurs when a broker, a bank or other nominee who holds shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee has not received directions from the beneficial owner and does not have discretionary power to vote on that particular proposal. If a broker, bank or other nominee indicates on the proxy card that it does not have discretionary authority to vote as to a particular matter, those shares, along with any abstentions, will not be counted in the tabulation of the votes cast on the proposal being presented to shareholders.

If you are a beneficial owner, your broker, bank or other nominee has authority to vote your shares for or against the re-appointment of our independent auditors and for or against the approval of the general authorization for our directors to allot and issue ordinary shares, even if the broker does not receive voting instructions from you. Your broker, bank or other nominee, however, does not have the discretion to vote your shares on any other proposals included in this proxy statement without receiving voting instructions from you. It is very important that you instruct your broker, bank or other nominee how to vote on these proposals. If you do not complete the voting instructions, your shares will not be considered in the election of directors or any other proposal included in this proxy statement other than the re-appointment of our independent auditors and the approval of the general authorization for our directors to allot and issue ordinary shares.

If you are a registered shareholder, in the absence of contrary instructions, shares represented by proxies submitted by you will be voted at the 2016 annual general meeting: “FOR” the Board nominees in Proposal Nos. 1 and 2; and “FOR” Proposal Nos. 3 through 8. Our management does not know of any matters to be presented at the 2016 annual general meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement. If other matters should properly be put before the meeting, the proxy holders will vote on such matters in accordance with their best judgment.

Any shareholder of record has the right to revoke his or her proxy at any time prior to voting at the 2016 annual general meeting by:

•  submitting a subsequently dated proxy; or

•  by attending the meeting and voting in person.

If you are a beneficial holder who holds your ordinary shares through a broker, a bank or other nominee and you wish to change or revoke your voting instructions, you will need to contact the broker, the bank or other nominee who holds your shares and follow their instructions. If you are a beneficial holder and not the shareholder of record, you may not vote your shares in person at the 2016 annual general meeting unless you obtain a legal proxy from the record holder giving you the right to vote the shares.

Singapore Financial Statements; Monetary Amounts. We have prepared, in accordance with Singapore law, Singapore statutory financial statements, which are included with the annual report which will be delivered to our shareholders prior to the date of the 2016 annual general meeting. Except as otherwise stated herein, all monetary amounts in this proxy statement have been presented in U.S. dollars.

Part II — PROPOSALS TO BE CONSIDERED AT THE

2016 ANNUAL GENERAL MEETING OF SHAREHOLDERS

PROPOSAL NOS. 1 AND 2:

RE-ELECTION AND RE-APPOINTMENT OF DIRECTORS

Article 95 of our existing Constitution requires that at each annual general meeting one-third of the directors (or, if their number is not a multiple of three, then the number nearest to but not more than one-third of the directors), are required to retire from office. The directors required to retire in each year are those who have been in office the longest since their last re-election or appointment. As between persons who became or were last re-elected directors on the same day, those required to retire are (unless they otherwise agree among themselves) determined by lot. Under Article 91 of our existing Constitution, any director holding office as a Chief Executive Officer shall not be subject to retirement by rotation, unless the Board of Directors determines otherwise, or be taken into account in determining the number of directors required to retire by rotation. As a result, Mr. McNamara, our Chief Executive Officer and also being one of our directors, is not subject to retirement by rotation or taken into account in determining the number of directors required to retire by rotation. Under Article 101 of our existing Constitution, any director appointed by the Board to fill a vacancy or as an additional director shall not be taken into account in determining the number of directors required to retire by rotation. No directors were appointed as additional directors or appointed to fill a vacancy since our 2015 annual general meeting.

Retiring directors are eligible for re-election. Mr. H. Raymond Bingham and Dr. Willy C. Shih are the members of our Board of Directors who will retire by rotation at our 2016 annual general meeting. Mr. Bingham and Dr. Shih are each eligible for re-election and have been nominated to stand for re-election at the 2016 annual general meeting. If either nominee fails to receive the affirmative vote of a majority of the shares present and voting on the resolution to approve his re-election (that is, if the number of shares voted “FOR” the director nominee does not exceed the number of votes cast “AGAINST” that nominee), he will not be re-elected to the Board and the number of incumbent Directors comprising the Board of Directors will be reduced accordingly. Abstentions, if any, will have no effect.

Under Section 153(6) of the Companies Act which was in force during our 2015 annual general meeting, a person of or over the age of 70 years could be appointed or re-appointed as a director of a public company and could only hold office until the next annual general meeting. Mr. Lawrence A. Zimmerman, who reached the age of 70 years prior to the date of the 2015 annual general meeting, was re-appointed as a director of the Company at the 2015 annual general meeting pursuant to Section 153(6) of the Companies Act (which was then in force). Mr. Zimmerman will cease to hold office at the 2016 annual general meeting unless re-appointed by our shareholders. Mr. Zimmerman is eligible for re-appointment and will be seeking re-appointment as a director of the Company at the 2016 annual general meeting without limitation in tenure, save for prevailing laws, applicable listing rules and the Company’s existing Constitution.

The proxy holders intend to vote all proxies received by them in the accompanying form of proxy card for the nominees for directors listed below under “Nominees to our Board of Directors.” In the event that any nominee is unable or declines to serve as a director at the time of the 2016 annual general meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors of the Company, in accordance with Article 100 of our existing Constitution, to fill the vacancy.

As of the date of this proxy statement, our Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

Qualifications of Directors and Nominees

Our Nominating and Corporate Governance Committee is responsible for assessing the composition and performance of the Board of Directors and Committees of the Board of Directors and for recruiting, evaluating and recommending candidates to be presented for appointment or election to serve as members of the Board of Directors. In evaluating our Board of Directors, our Nominating and Corporate Governance Committee has considered that our directors, including our nominees for election as directors, have experience as officers, directors and private equity investors of large, complex technology companies. In these positions, they have also gained experience in core management skills that are important to their service on our Board of Directors, such as international business, supply chain management, strategic and financial planning, compliance, risk management, intellectual property matters and leadership development. Our directors also have experience serving on the boards of directors and board committees of other public companies, which provides them with an understanding of current corporate governance practices and trends and executive compensation matters. Our Nominating and Corporate Governance Committee also believes that our directors have other key attributes that are important to an effective board, including the highest professional and personal ethics and values, a broad diversity of business experience and expertise, an understanding of our business and industry, a high level of education, broad-based business acumen, and the ability to think strategically.

In addition to the qualifications described above, the Nominating and Corporate Governance Committee also considered the specific experience described in the biographical details that follow in determining whether each individual nominee or director should serve on our Board of Directors.

The following biographical details for the nominees to our Board of Directors and our directors not standing for re-election are as of June 27, 2016.

Nominees to our Board of Directors

H. Raymond Bingham (age 70)—Mr. Bingham has served as our non-executive Chairman of the Board since January 2008 and as a member of our Board of Directors since October 2005. He is an Advisory Director of Riverwood Capital Management, LP, a private equity firm that invests in high growth technology companies in need of financial and intellectual capital on a global scale. Previously, he was an Advisory Director of General Atlantic LLC, from 2011 to 2015, and from 2006 to 2010 was a Managing Director. Prior to that, Mr. Bingham served in various positions with Cadence Design Systems, Inc., a supplier of electronic design automation software and services, from 1997 through 2005, most recently as its Executive Chairman from May 2004 to July 2005, director from November 1997 to April 2004, President and Chief Executive Officer from April 1999 to May 2004, and Executive Vice President and Chief Financial Officer from April 1993 to April 1999. Mr. Bingham serves on the board of directors of Oracle Corporation and as chairman of the board of Cypress Semiconductor Corporation and of the board of TriNet Group, Inc. Mr. Bingham previously served on the boards of Dice Holdings, Inc., Fusion-io, Inc. and Spansion, Inc. In 2009, Mr. Bingham was awarded the Outstanding Directors Award by the Financial Times and the Outstanding Directors Exchange. He helped found and serves as a director of the Silicon Valley Educational Foundation and is a board member of the National Parks Conservation Association. In 2015, Mr. Bingham became a trustee of the United States Olympic Committee.

Mr. Bingham’s distinguished career and his extensive executive leadership experience, serving as a chief executive officer, chief financial officer and director of large international corporations provides the Board with the critical perspective of someone familiar with all facets of an international enterprise.

Willy C. Shih, Ph.D. (age 65)—Dr. Shih has served as a member of our Board of Directors since January 2008. Dr. Shih is currently a Professor of Management Practice at the Harvard Business School, a position he has held since January 2007. Dr. Shih’s broad industry career experience includes significant accomplishments for globally recognized organizations such as Kodak, IBM, Silicon Graphics and Thomson. From August 2005 to September 2006, Dr. Shih served as Executive Vice President of Thomson, a provider of digital video technologies. He was an intellectual property consultant from February to August 2005, and from 1997 to 2005 served as Senior Vice President of Eastman Kodak Company. Dr. Shih holds a Ph.D. in Chemistry from the University of California, Berkeley and S.B. degrees in Chemistry and Life Sciences from the Massachusetts Institute of Technology. Dr. Shih previously served on the board of directors of Atheros Communications, Inc.

Dr. Shih’s broad experience in the technology industry and with international corporations, as well as his current role at a premier educational institution, provide the Board with key perspectives relating to the Company’s operations and ongoing initiatives. In addition, Dr. Shih’s experience in teaching and consulting provide him with significant insight into strategic alternatives that are available to technology companies.

Lawrence A. Zimmerman (age 73)—Mr. Zimmerman has served as a member of our Board of Directors since October 2012. Mr. Zimmerman has extensive experience in corporate finance and accounting, having previously served at Xerox Corporation as Vice Chairman and Chief Financial Officer from 2009 to 2011 and as Executive Vice President and Chief Financial Officer from 2002 to 2009. Prior to that, he spent 32 years with IBM, holding various senior finance positions, including Corporate Controller. Mr. Zimmerman currently serves as a director of Delphi Automotive PLC, and previously served as a director of Stanley Black & Decker, Inc. from 2005 to 2011, Brunswick Corporation from 2006 to 2015 and Computer Sciences Corporation from 2012 to 2014.

Mr. Zimmerman’s distinguished career and his extensive experience in corporate finance and accounting, serving as a chief financial officer and corporate controller of large international corporations, provides the Board with the critical perspective of someone familiar with all facets of corporate finance and accounting.

Directors Not Standing for Re-election

Michael D. Capellas (age 61)—Mr. Capellas has served as a member of our Board of Directors since March 2014. He has served as Principal at Capellas Strategic Partners since June 2013. He served as the Chairman of the Board of VCE Company, LLC (“VCE”) from January 2011 until November 2012 and as VCE’s Chief Executive Officer from May 2010 to September 2011. VCE is a joint venture between EMC Corporation and Cisco with investments from VMware, Inc. and Intel Corporation. Mr. Capellas was the Chairman and Chief Executive Officer of First Data Corporation from September 2007 to March 2010. From October 2006 to July 2007, Mr. Capellas served as a Senior Advisor at Silver Lake Partners. From November 2002 to January 2006, he served as Chief Executive Officer of MCI, Inc. (“MCI”), previously WorldCom, Inc. From March 2004 to January 2006, he also served as that company’s President. From November 2002 to March 2004, he was also Chairman of the Board of WorldCom, and he continued to serve as a member of the board of directors of MCI until January 2006. Mr. Capellas left MCI as planned in early January 2006 upon its acquisition by Verizon Communications Inc. Previously, Mr. Capellas was President of Hewlett-Packard Company from May 2002 to November 2002. Before the merger of Hewlett-Packard and Compaq Computer Corporation in May 2002, Mr. Capellas held various positions including President and Chief Executive Officer of Compaq, a position he had held since July 1999, and Chairman of the Board of Compaq, a position he had held since September 2000. Mr. Capellas held earlier positions as Chief Information Officer and Chief Operating Officer of Compaq. Mr. Capellas currently serves as a director of Cisco Systems, Inc and Mulesoft.

Mr. Capellas brings experience in executive roles and a background of leading global organizations in the technology industry. Through this experience, he has developed expertise in several valued areas including strategic product development, business development, and finance.

Michael M. McNamara (age 59)—Mr. McNamara has served as a member of our Board of Directors since October 2005, and as our Chief Executive Officer since January 1, 2006. Prior to his appointment as Chief Executive Officer, Mr. McNamara served as our Chief Operating Officer from January 2002 until January 2006, as President, Americas Operations from April 1997 through December 2001, and as Vice President, North American Operations from April 1994 to April 1997. Mr. McNamara also serves on the board of Workday, Inc. and is on the Advisory Board of Tsinghua University School of Economics and Management. Mr. McNamara previously served on the boards of Delphi Automotive LLP and MEMC Electronic Materials, Inc.

Mr. McNamara’s long service with the Company, extensive leadership and management experience in international operations and his service on other public company boards provide invaluable perspective to the Board. In addition, as the only management representative on our Board, Mr. McNamara provides management perspective in Board discussions about the business and strategic direction of the Company.

Marc A. Onetto (age 65)— Mr. Onetto has served as a member of our Board of Directors since January 8, 2014. Since 2013, Mr. Onetto has provided executive leadership consulting through his company “Leadership from the Mind and the Heart LLC.” Mr. Onetto was the Senior Vice President of Worldwide Operations and Customer Service for Amazon.com from 2006 to 2013. Previously, Mr. Onetto was Executive Vice President of Worldwide Operations for Solectron Corporation, which was acquired by Flex in 2007, from June 2003 to June 2006. He joined Solectron after a 15-year career with General Electric where his last position was Vice President of GE Corporate’s European operations. From 1992 to 2002, Mr. Onetto held several senior leadership positions at GE Medical Systems as head of its global supply chain and operations, global quality, and global Component Division. Prior to GE, Mr. Onetto served 12 years with Exxon Corporation in supply operations, information systems and finance. Mr. Onetto also serves on the board of Essilor International and on the Business Board of Advisors of the Tepper School of Business at Carnegie-Mellon University.

Mr. Onetto is a seasoned supply chain expert and pioneer and has extensive experience as an officer of large, complex technology companies. This experience and his significant understanding of the Company’s business and industry enable him to bring valuable insight to the Board in these areas.

Daniel H. Schulman (age 58)—Mr. Schulman has served as a member of our Board of Directors since June 2009. Since September 2014, Mr. Schulman has served as the President and CEO of PayPal, Inc., a subsidiary of eBay, Inc. Previously, Mr. Schulman served as group president of the Enterprise Growth Group at American Express. Prior to that, Mr. Schulman served as the President of Sprint’s Prepaid Group from November 2009 and, from 2001, was Chief Executive Officer and Director for Virgin Mobile USA, a wireless service provider. Mr. Schulman also served as the President, and then Chief Executive Officer, of Priceline.com from June 1999 to May 2001. Prior to joining Priceline, Mr. Schulman served more than 18 years at AT&T. Mr. Schulman is Chairman of the board of directors of Symantec Corporation and a member of its compensation and nominating and governance committees. Mr. Schulman also served on the board of governors of Rutgers University and currently is a board member of Autism Speaks.

Mr. Schulman has extensive senior management experience as a chief executive officer and governance expertise as a director, and he possesses the knowledge and expertise necessary to contribute an important viewpoint on a wide variety of governance and operational issues. Mr. Schulman’s experience in the wireless and telecommunications sectors is particularly valuable to us as we continually enhance the competitive positioning of our segment offerings, such as those in infrastructure and mobile.

Lay Koon Tan (age 57)—Mr. Tan has served as a member of our Board of Directors since March 2012. He previously served as the President and Chief Executive Officer and a member of the Board of Directors of STATS ChipPAC Ltd. from August 2004 to November 2015 and of its predecessor, ST Assembly Test Services Ltd., since June 2002. Mr. Tan joined ST Assembly Test Services Ltd. in May 2000 as its Chief Financial Officer, and in August 2004, he led the formation of STATS ChipPAC Ltd. with the acquisition of ChipPAC, Inc., becoming the combined company’s founding President and Chief Executive Officer. Prior to joining ST Assembly Test Services Ltd., Mr. Tan was an investment banker with Salomon Smith Barney, the global investment banking unit of Citigroup Inc. Before that, he held various senior positions in government and financial institutions in Singapore. Mr. Tan graduated with a Bachelor of Engineering (First Class Honors) from the University of Adelaide, Australia as a Colombo Plan Scholar. He also has a Master of Business Administration (Distinction) from the Wharton School, University of Pennsylvania where he was elected a Palmer scholar.

Mr. Tan’s extensive background in financial and investment matters provides a critical perspective to the Board in these areas, and his executive leadership experience, serving as a chief executive officer and chief financial officer of large international technology-related corporations, enables him to provide the Board with invaluable operational insight.

William D. Watkins (age 63)—Mr. Watkins has served as a member of our Board of Directors since April 2009. Mr. Watkins was appointed Chief Executive Officer of Imergy Power Systems, Inc., a leading innovator in cost-effective energy storage products in September 2013 and appointed Chairman of the Board in January 2015. He previously served as Chairman of the Board of Bridgelux, Inc. from February 2013 to December 2013 and as its Chief Executive Officer from January 2010 to February 2013. He previously served as Seagate Technology’s Chief Executive Officer from 2004 through January 2009, and as Seagate’s President and Chief Operating Officer from 2000 until 2004. During that time, he was responsible for Seagate’s hard disc drive operations, including recording heads, media and other components, and related R&D and product development organizations. Mr. Watkins joined Seagate in 1996 with the company’s merger with Conner Peripherals. Mr. Watkins currently serves on the board of directors of Maxim Integrated Products, Inc.

Mr. Watkins’s operational expertise and broad experience in the technology industry and with international corporations, particularly with product development companies, provides critical insight and perspective relating to the Company’s customer base.

The Board recommends a vote “FOR”

(i) the re-election of each of Mr. H Raymond Bingham and Dr. Willy C. Shih and

(ii) for the re-appointment of Mr. Lawrence A. Zimmerman

to our Board of Directors.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees (including our principal executive officer, our principal financial officer and our principal accounting officer). The Code of Business Conduct and Ethics is available on the Corporate Governance page of the Investor Relations section of our website at www.flextronics.com. In accordance with SEC rules, we intend to disclose on the Corporate Governance page of our website any amendment (other than technical, administrative or other non-substantive amendments) to, or any material waiver from, a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions.

Shareholder Communications with our Board of Directors

Our shareholders may communicate with our Board of Directors by sending an e-mail to Board@flextronics.com. All e-mails received will be sent to the Chairman of the Board and our Chief Financial Officer and/or Senior Vice President, Finance. The e-mail correspondence is regularly reviewed and summaries are provided to the full Board.

Board of Directors

Our Constitution gives our Board of Directors general powers to manage our business. The Board oversees and provides policy guidance on our strategic and business planning processes, oversees the conduct of our business by senior management and is principally responsible for the succession planning for our key executives, including our Chief Executive Officer.

Our Board of Directors held a total of ten meetings during fiscal year 2016. During the period for which each current director was a director or a committee member, each director attended at least 75% of the aggregate of the total number of meetings of our Board in fiscal year 2016 together with the total number of meetings held by all committees of our Board on which he served. During fiscal year 2016, our non-employee directors met at regularly scheduled executive sessions without management participation.

Our Board has adopted a policy that encourages each director to attend the annual general meeting, but attendance is not required. All nine directors attended the Company’s 2015 annual general meeting.

Director Independence

To assist our Board of Directors in determining the independence of our directors, the Board has adopted Director Independence Guidelines that incorporate the definition of “independence” adopted by The NASDAQ Stock Market LLC, which we refer to as Nasdaq in this proxy statement. Our Board has determined that each of the Company’s directors, other than Mr. McNamara, is an independent director as defined by the applicable rules of Nasdaq and our Director Independence Guidelines. Under the Nasdaq definition and our Director Independence Guidelines, a director is independent only if the Board determines that the director does not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, under the Nasdaq definition and our Director Independence Guidelines, a director will not be independent if the director has certain disqualifying relationships. In evaluating independence, the Board broadly considers all relevant facts and circumstances. As part of its director independence assessment, the Board considered certain relationships Messrs. Bingham and Schulman have with Flex other than through their memberships on the Board and its committees.  Mr. Bingham serves as a board member, and Flex employs Mr. Bingham’s adult son in an entry-level human resources position.  Mr. Schulman serves as a board member, and his brother-in-law provides immaterial consulting services periodically to Flex and one of its wholly-owned subsidiaries.  The Board determined that these relationships and transactions for Messrs. Bingham and Schulman do not conflict with the elements of independence set forth in the Nasdaq listing rules or our Director Independence Guidelines.  Our Director Independence Guidelines are included in our Guidelines with Regard to Certain Governance Matters, a copy of which is available on the Corporate Governance page of our website at www.flextronics.com.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors currently consists of nine directors, each of whom, other than Mr. McNamara, is independent under the Company’s Director Independence Guidelines and the applicable rules of Nasdaq. Mr. McNamara has served as our Chief Executive Officer, or CEO, since January 1, 2006, and as a member of our Board of Directors since October 2005. Mr. Bingham, who is an independent director, has served as our Chairman of the Board since January 2008. The Board has separated the roles of Chairman and CEO since 2003.

Our Board of Directors believes that the most effective Board leadership structure for the Company at the present time is for the roles of CEO and Chairman of the Board to be separated, and for the Chairman of the Board to be an independent director. Under this structure, our CEO is generally responsible for setting the strategic direction for the Company and for providing the day-to-day leadership over the Company’s operations, while the Chairman of the Board provides guidance to the CEO, sets the agenda for meetings of the Board and presides over Board meetings. Our Board of Directors believes that having an independent Chairman set the agenda and establish the priorities and procedures for the work of the Board provides a greater role for the independent directors in the oversight of the Company, and also provides the continuity of leadership necessary for the Board to fulfill its responsibilities. This leadership structure is supplemented by the fact that all of our directors, other than Mr. McNamara, are independent and all of the committees of the Board are composed solely of, and chaired by, independent directors. In addition, our non-employee directors meet at regularly scheduled executive sessions without management participation. The Board retains the authority to modify this leadership structure as and when appropriate to best address the Company’s unique circumstances at any given time and to serve the best interests of our shareholders.

Our Board of Directors’ role in risk oversight involves both the full Board of Directors and its committees. The Audit Committee is charged with the primary role in carrying out risk oversight responsibilities on behalf of the Board. Pursuant to its charter, the Audit Committee reviews the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major risk exposures and the steps that have been taken to monitor and mitigate such exposures. The Company’s enterprise risk management process is designed to identify risks that could affect the Company’s achievement of business goals and strategies, to assess the likelihood and potential impact of significant risks to the Company’s business, and to prioritize risk control and mitigation. Our Chief Financial Officer, our General Counsel and our Chief Ethics and Compliance Officer periodically report on the Company’s risk management policies and practices to relevant Board committees and to the full Board. The Audit Committee reviews the Company’s major financial risk exposures as well as major operational, compliance, reputational and strategic risks, including steps to monitor, manage and mitigate those risks. In addition, each of the other Board committees is responsible for oversight of risk management practices for categories of risks relevant to their functions. For example, the Compensation Committee has oversight responsibility for the Company’s overall compensation structure, including review of its compensation practices, with a view to assessing associated risk. See “Compensation Risk Assessment.” The Board as a group is regularly updated on specific risks in the course of its review of corporate strategy, business plans and reports to the Board by its respective committees. The Board believes that its leadership structure supports its risk oversight function by providing a greater role for the independent directors in the oversight of the Company.

Board Committees

The standing committees of our Board of Directors are the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The table below provides current membership for each of these committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
H. Raymond Bingham			X*
Michael D. Capellas		X
Marc A. Onetto	X
Daniel H. Schulman		X*	X
Willy C. Shih, Ph.D.		X
Lay Koon Tan	X
William D. Watkins	X
Lawrence A. Zimmerman	X*		X

*Committee Chair

Audit Committee

The Audit Committee of the Board of Directors is currently composed of Messrs. Marc A. Onetto, Lay Koon Tan, William D. Watkins and Lawrence A. Zimmerman, each of whom the Board has determined to be independent and to meet the financial experience requirements under both the rules of the SEC and the listing standards of the NASDAQ Global Select Market. The Board has also determined that each of Messrs. Tan, Watkins and Zimmerman is an “audit committee financial expert” within the meaning of the rules of the SEC and is “financially sophisticated” within the meaning of the rules of Nasdaq. The Audit Committee held eight meetings during fiscal year 2016 and regularly meets in executive sessions without management present. The committee’s principal functions are to:

•      monitor and evaluate periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our financial and senior management, and our independent auditors;

•      be directly responsible for the appointment, compensation and oversight of the work of our independent auditors (including resolution of any disagreements between our management and the auditors regarding financial reporting); and

•      facilitate communication among our independent auditors, our financial and senior management and our Board.

Our Board has adopted an Audit Committee Charter that is available on the Corporate Governance page of the Investor Relations section of our website at www.flextronics.com.

Compensation Committee

Responsibilities and Meetings

The Compensation Committee of our Board of Directors is responsible for reviewing and approving the goals and objectives relating to, and recommending to our Board the compensation of, our Chief Executive Officer and all other executive officers. The committee also oversees management’s decisions concerning the performance and compensation of other officers, administers the Company’s equity compensation plans and regularly evaluates the effectiveness of our overall executive compensation program. The Compensation Committee is currently composed of Messrs. Capellas and Schulman and Dr. Shih, each of whom our Board has determined to be an independent director under applicable listing standards of Nasdaq. The committee held six meetings during fiscal year 2016 and regularly meets in executive sessions without management present. The specific powers and responsibilities of the Compensation Committee are set forth in more detail in the Compensation Committee Charter, which is available on the Corporate Governance page of the Investor Relations section of our website at www.flextronics.com.

Delegation of Authority

When appropriate, our Compensation Committee may form, and delegate authority to, subcommittees. In addition, in accordance with the Company’s equity compensation plans, the Compensation Committee’s charter allows the committee to delegate to our Chief Executive Officer its authority to grant share options to employees of the Company who are not directors or executive officers.

Compensation Processes and Procedures

The Compensation Committee evaluates our compensation programs and makes recommendations to our Board regarding compensation to be paid or awarded to our executive officers. As part of its process, the Compensation Committee meets with our Chief Executive Officer, Chief Financial Officer, and members of our human resources department to obtain recommendations with respect to the structure of our compensation programs, as well as an assessment of the performance of individual executives and recommendations on compensation for individual executives. In addition, the Compensation Committee has the authority to retain and terminate any third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisors. In connection with our 2016 fiscal year compensation review, the Compensation Committee engaged Mercer Human Resources Consulting, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (referred to in this proxy statement as Mercer) as its independent adviser for certain executive compensation matters. Mercer was retained by the Compensation Committee to provide an independent review of the Company’s executive compensation programs, including an analysis of both the competitive market and the design of the programs. More specifically, Mercer furnished the Compensation Committee with reports on peer company practices relating to the following matters: short and long-term compensation program design; annual share utilization and shareowner dilution levels resulting from equity plans; and executive share ownership and retention values. As part of its reports to the Compensation Committee, Mercer evaluated our peer companies, and provided competitive compensation data and analysis relating to the compensation of our Chief Executive Officer and our other executives and senior officers. Mercer also assisted the Compensation Committee with its risk assessment of our compensation programs.

The Compensation Committee relied on input from Mercer in evaluating management’s recommendations and arriving at the Compensation Committee’s recommendations to the Board with respect to the elements of compensation discussed below under “Compensation Discussion and Analysis” for fiscal year 2016 compensation. The Compensation Committee expects that it will continue to retain a compensation consultant on future executive compensation matters.

Relationship with Compensation Consultant

In addition to serving as compensation consultant to the Compensation Committee in fiscal year 2016 with respect to the compensation of our executive officers and non-employee directors, Mercer and its affiliates have provided other services to our management. Mercer’s fees in connection with providing consulting services with respect to the compensation of our executive officers and non-employee directors in fiscal year 2016 were approximately $306,000.

During our 2016 fiscal year, Marsh & McLennan Companies, Inc. (the parent company of Mercer) and its affiliates, which we refer to collectively as Marsh, were retained by the Company to provide services unrelated to executive and director compensation matters. These services included Directors’ and Officers’, Errors and Omissions and Product Recall insurance brokerage services, business continuity consulting services and captive feasibility analysis. The decision to engage Marsh for these other services was made by management. Although aware of such other services, our Compensation Committee did not review or approve such other services provided by Marsh, which services were approved by management in the ordinary course of business. The aggregate fees paid for those other services in fiscal year 2016 were approximately [    ].

Our Compensation Committee has determined that the provision by Marsh of services unrelated to executive and director compensation matters in fiscal year 2016 was compatible with maintaining the objectivity of Mercer in its role as compensation consultant to the committee and that the consulting advice it received from Mercer was not influenced by Marsh’s other relationships with the Company. The Compensation Committee is sensitive to the concern that the services provided by Marsh, and the related fees, could impair the objectivity and independence of Mercer, and the committee believes that it is important that objectivity be maintained. However, the committee also recognizes that the services provided by Marsh are valuable to the Company and that it could be inefficient and not in the Company’s interest to use a separate firm to provide those services at this time. In addition, the Compensation Committee has confirmed that Mercer and Marsh maintain appropriate safeguards to assure that the consulting services provided by Mercer are not influenced by the Company’s business relationship with Marsh. Specifically, Mercer provided to the Compensation Committee an annual update on Mercer’s and Marsh’s financial relationship with the Company and assurances that members of Mercer who perform consulting services for the Compensation Committee have a reporting relationship and compensation determined separately from Marsh’s other lines of business and from its other work for the Company.

Mercer also represented to the Compensation Committee that there are no personal or business relationships between the Mercer account manager and any member of the committee or a named executive officer beyond the Flex relationship. Further, the Mercer account manager does not directly own any Flex shares (although some of his investments controlled solely by independent, third-party managers may own Flex shares by way of indexed funds). Based on the above and other factors, including the factors set forth under Rule 10C-1 under the Exchange Act, the committee assessed the independence of Mercer and concluded that no conflict of interest exists that would prevent Mercer from independently representing the committee.

Compensation Committee Interlocks and Insider Participation

During our 2016 fiscal year, Messrs. Capellas and Schulman and Dr. Shih served as members of the Compensation Committee.  None of our executive officers served on the Compensation Committee during our 2016 fiscal year. None of our directors has interlocking or other relationships with other boards, compensation committees or our executive officers that require disclosure under Item 407(e)(4) of SEC Regulation S-K.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is currently composed of Messrs. Bingham, Schulman and Zimmerman, each of whom our Board has determined to be an independent director under the applicable listing standards of Nasdaq. The Nominating and Corporate Governance Committee held eight meetings during fiscal year 2016 and regularly meets in executive sessions without management present. The committee recruits, evaluates and recommends candidates for appointment or election as members of our Board. The committee is also responsible for shaping and overseeing the application of the Company’s corporate governance policies and procedures, including recommending corporate governance guidelines to the Board. In addition, the committee oversees the Board’s annual self-evaluation process and any Board communications with shareholders. In addition, the Nominating and Corporate Governance Committee reviews and makes recommendations to our Board for the compensation of our non-employee directors. Our Board has adopted a Nominating and Corporate Governance Committee Charter that is available on the Corporate Governance page of the Investor Relations section of our website at www.flextronics.com.

The goal of the Nominating and Corporate Governance Committee is to ensure that our Board possesses a variety of perspectives and skills derived from high-quality business and professional experience. Although the Board does not have a formal policy on diversity, the Nominating and Corporate Governance Committee seeks to achieve a balance and diversity of knowledge, experience and capability on our Board, while maintaining a sense of collegiality and cooperation that is conducive to a productive working relationship within the Board and between the Board and management. In addition, the committee seeks nominees with the highest professional and personal ethics and values, an understanding of our business and industry, a high level of education, broad-based business acumen, and the ability to think strategically. Although the committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees.

The Nominating and Corporate Governance Committee generally recruits, evaluates and recommends nominees for our Board based upon recommendations by our directors and management or third-party search firms (which the Company retains from time to time to help identify potential candidates). The committee will also consider recommendations submitted by our shareholders. The committee does not have different standards for evaluating nominees depending on whether they are proposed by our directors and management or by our shareholders. Shareholders can recommend qualified candidates for our Board to the Nominating and Corporate Governance Committee by submitting recommendations to our corporate secretary at Flextronics International Ltd., 2 Changi South Lane, Singapore 486123. Submissions that are received and meet the criteria outlined above will be forwarded to the Nominating and Corporate Governance Committee for review and consideration. Shareholder recommendations for our 2017 annual general meeting should be made not later than March 13, 2017 to ensure adequate time for meaningful consideration by the Nominating and Corporate Governance Committee. To date, we have not received any such recommendations from our shareholders.

The Nominating and Corporate Governance Committee also reviews and makes recommendations to our Board for the compensation of our non-employee directors. To assist the Nominating and Corporate Governance Committee in its periodic review of director compensation, our management provides director compensation data compiled from the annual reports and proxy statements of companies in our peer comparison group. In addition, the Nominating and Corporate Governance Committee retained Mercer to assist the committee in its review of our non-employee director compensation program. This review was conducted to establish whether the compensation paid to our non-employee directors was competitive when compared to the practices of our peer group of companies. The Nominating and Corporate Governance Committee reviewed, among other things, the existing cash compensation of our non-employee directors, the grant date fair value of restricted share unit awards, and the aggregate number of our ordinary shares held by each of our non-employee directors. The Nominating and Corporate Governance Committee, with the assistance of Mercer, has also taken into consideration compensation trends for outside directors and the implementation of our share ownership guidelines for non-employee directors. The current compensation payable to our non-employee directors and our Chairman of the Board is discussed in the section below captioned “Non-Management Directors’ Compensation for Fiscal Year 2016.”

Director Share Ownership Guidelines

At the recommendation of the Compensation Committee, our Board of Directors adopted share ownership guidelines for our non-employee directors in July 2009 in connection with its review of our non-employee directors’ compensation. The ownership guidelines encourage our non-employee directors to hold a minimum number of our ordinary shares equivalent to $340,000 in value. The guidelines encourage our non-employee directors to reach this goal within five years of the date that the Board approved the guidelines or the date of their election to our Board of Directors, whichever is later, and to hold at least such minimum value in shares for as long as he or she serves on our Board. All of our non-employee directors have already met the minimum requirements of the share ownership guidelines or are on target to be in compliance with the requirements of the guidelines by the deadline.

NON-MANAGEMENT DIRECTORS’ COMPENSATION FOR FISCAL YEAR 2016

The key objective of our non-employee directors’ compensation program is to attract and retain highly qualified directors with the necessary skills, experience and character to oversee our management. By using a combination of cash and equity-based compensation, the compensation program is designed to recognize the time commitment, expertise and potential liability relating to active Board service, while aligning the interests of our Board of Directors with the long-term interests of our shareholders. In accordance with the policy of our Board of Directors, we do not pay management directors for Board service in addition to their regular employee compensation. For a discussion of the compensation paid to our only management director, Mr. McNamara, for services provided as our CEO, see the sections of this proxy statement entitled “Compensation Discussion and Analysis” and “Executive Compensation.”

In addition to the compensation provided to our non-employee directors, which is detailed below, each non-employee director is reimbursed for any reasonable out-of-pocket expenses incurred in connection with attending in-person meetings of the Board of Directors and Board committees, as well as for any fees incurred in attending continuing education courses for directors.

Fiscal Year 2016 Annual Cash Compensation

Under the Singapore Companies Act, we may only provide cash compensation to our non-employee directors for services rendered in their capacity as directors with the prior approval of our shareholders at a general meeting. Our shareholders approved the current cash compensation arrangements for our non-employee directors at our 2009, 2011, and 2014 annual general meetings. The current arrangements include the following compensation:

•      annual cash compensation of $85,000, payable quarterly in arrears to each non-employee director for services rendered as a director;

•      additional annual cash compensation of $100,000, payable quarterly in arrears to the Chairman of the Board of Directors for services rendered as Chairman of the Board (in addition to the regular cash compensation payable to a member of the Board for services rendered as a director and for service on any Board committee, including service as Chairman of any Board committee);

•      additional annual cash compensation of $50,000, payable quarterly in arrears to the Chairman of the Audit Committee for services rendered as Chairman of the Audit Committee and for participation on the committee;

•      additional annual cash compensation of $15,000, payable quarterly in arrears to each other member who serves on the Audit Committee for participation on the committee;

•      additional annual cash compensation of $50,000, payable quarterly in arrears to the Chairman of the Compensation Committee for services rendered as Chairman of the Compensation Committee and for participation on the committee;

•      additional annual cash compensation of $15,000, payable quarterly in arrears to each other member who serves on the Compensation Committee for participation on the committee;

•      additional annual cash compensation of $15,000, payable quarterly in arrears to the Chairman of the Nominating and Corporate Governance Committee for services rendered as Chairman of the Nominating and Corporate Governance Committee and for participation on the committee;

•      additional annual cash compensation of $8,000, payable quarterly in arrears to each other member who serves on the Nominating and Corporate Governance Committee for participation on the committee; and

•      additional annual cash compensation of $5,000 payable quarterly in arrears to each of our non-employee directors for participation on each standing committee other than the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee (of which there are currently none).

Non-employee directors do not receive any non-equity incentive compensation, or participate in any pension plan or deferred compensation plan.

At our 2013 annual general meeting of shareholders, our shareholders approved a change in the structure of our non-employee director compensation program that allows our non-employee directors to receive their compensation in the form of Company shares, cash, or a combination thereof at the election of each director. Each non-employee director can elect to receive his or her annual retainer and committee compensation, or any portion thereof, in the form of fully-vested, unrestricted shares of the Company. A director making such election will receive shares having an aggregate value equal to the portion of compensation elected to be received in shares, valued at the closing price of our shares on the date the compensation would otherwise be paid in cash.

Fiscal Year 2016 Equity Compensation

Yearly Restricted Share Unit Awards

Under the terms of the discretionary restricted share unit grant provisions of our 2010 Equity Incentive Plan, which we refer to as the 2010 Plan, each non-employee director is eligible to receive grants of restricted share unit awards at the discretion of our Board of Directors. In accordance with the compensation program recommended by the Nominating and Corporate Governance Committee and approved by the Board, each non-employee director receives, following each annual general meeting of the Company, a yearly restricted share unit award consisting of such number of shares having an aggregate fair market value of $175,000 (increased from $150,000 in fiscal year 2015) on the date of grant. These yearly restricted share unit awards vest in full on the date immediately prior to the date of the next year’s annual general meeting. During fiscal year 2016, each non-employee director received a restricted share unit award covering 16,309 ordinary shares under this program.

Initial Awards

Upon initially becoming a director of the company, each non-employee director receives a pro-rated share of the yearly restricted share unit award granted to our directors, which is discussed above. The pro-rated award vests on the date immediately prior to the date of our next annual general meeting and is based on the amount of time that the director serves on the Board until such date. No director received a restricted share unit award under this program in fiscal year 2016.

Discretionary Grants

Under the terms of the discretionary option grant provisions of the 2010 Plan, non-employee directors are eligible to receive share options granted at the discretion of the Compensation Committee. No director received share options pursuant to the discretionary grant program during fiscal year 2016.

Compensation for the Non-Employee Chairman of the Board

Our non-executive Chairman is entitled to receive, following each annual general meeting of the Company, (i) the $100,000 in additional annual cash compensation described above, payable quarterly in arrears, and (ii) an additional yearly restricted share unit award that consists of such number of shares having an aggregate fair market value of $100,000 on the date of grant, which vests on the date immediately prior to the date of the next year’s annual general meeting. Following the 2015 annual general meeting, our non-executive Chairman of the Board received a restricted share unit award covering 9,319 ordinary shares under the equity portion of this program. Our Chairman of the Board is also eligible to receive all other compensation payable to our non-employee directors for his service as a member of the Board.

In addition, our Chairman of the Board is entitled to receive the regular cash compensation payable to a member of the Board for service on any Board committees, including service as chairman of any Board committees. Our non-executive Chairman of the Board currently serves as the Chairman of the Nominating and Corporate Governance Committee.

While Company aircraft are generally used for Company business only, our Chairman of the Board may be permitted to use Company aircraft for personal travel, provided that Company aircraft are not needed for business purposes at such time. In such cases, Mr. Bingham is required to reimburse the Company for the incremental costs related to his use of the aircraft. We calculate the incremental cost to the Company for use of the Company aircraft by using an hourly rate for each flight hour, which rate is based on the variable operational costs of each flight.

Director Summary Compensation in Fiscal Year 2016

The following table sets forth the fiscal year 2016 compensation for our non-employee directors.

Name	Fees Earned or Paid in Cash ($)(1)	Share Awards ($)(2)	Options Awards ($)	Total ($)
H. Raymond Bingham	$200,000	$274,989	—	$474,989
Michael D. Capellas(3)	—	$274,976	—	$274,976
Marc A. Onetto	$100,000	$174,996	—	$274,996
Daniel H. Schulman	$143,000	$174,996	—	$317,996
Willy C. Shih, Ph.D.	$100,000	$174,996	—	$274,996
Lay Koon Tan(3)(4)	—	$322,586	—	$322,586
William D. Watkins	$100,000	$174,996	—	$274,996
Lawrence A. Zimmerman	$143,000	$174,996	—	$317,996

(1)         This column represents the amount of cash compensation earned in fiscal year 2016 for Board and committee service.

(2)         This column represents the grant date fair value of restricted share unit awards granted in fiscal year 2016 in accordance with FASB ASC Topic 718 (except in the case of Mr. Tan, as explained in footnotes 3 and 4 below). The grant date fair value of restricted share unit awards is the closing price of our ordinary shares on the date of grant. For additional information regarding the assumptions made in calculating the amounts reflected in this column, see Note 3 to our audited consolidated financial statements for the fiscal year ended March 31, 2016, “Share-Based Compensation,” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016.

(3)         In lieu of their cash compensation, Messrs. Capellas and Tan both elected to receive fully vested ordinary shares of the Company under the director share election program for Board and Committee fees earned beginning with the date following the 2015 annual general meeting. During fiscal year 2016, both Messrs. Capellas and Tan each received 9,137 ordinary shares under the share election program, the value of which is reflected in the table above under “Share Awards.”

(4)         Mr. Tan incurred U.S. Federal and California State taxes in addition to local taxes as a result of serving on our Board of Directors. The Company agreed to compensate Mr. Tan in connection with his double taxation by issuing on a tax grossed-up basis fully vested ordinary shares of the Company. Mr. Tan received 4,543 ordinary shares on January 29, 2016, with an aggregate grant date fair value of $47,611. The value of these shares is included in the table above under “Share Awards.”

The table below shows the aggregate number of ordinary shares underlying share options and unvested restricted share units held by our non-employee directors as of the 2016 fiscal year-end:

Name	Number of Ordinary Shares Underlying Outstanding Share Options (#)	Number of Ordinary Shares Underlying Outstanding Restricted Share Units (#)
H. Raymond Bingham	—	25,628
Michael D. Capellas	—	16,309
Marc A. Onetto	—	16,309
Daniel H. Schulman	—	16,309
Willy C. Shih, Ph.D.	25,000	16,309
Lay Koon Tan	—	16,309
William D. Watkins	—	16,309
Lawrence A. Zimmerman	—	16,309

Change of Control and Termination Provisions

Dr. Shih has outstanding share options that were issued under the terms of our 2001 Equity Incentive Plan, which we refer to as our 2001 Plan, and all of our non-employee directors have outstanding restricted share unit awards granted under the terms of the 2010 Plan. Equity awards to our directors are currently granted under the 2010 Plan, the adoption of which was approved by our shareholders at our 2010 annual general meeting. Under the terms of the 2001 Plan, if a director ceases to provide services to the Company for any reason other than death, cause (as defined in the 2001 Plan) or disability (as defined in the 2001 Plan), then the director may exercise any options which have vested by the date of such termination within three months of the termination date or such other period not exceeding five years or the term of the option, as determined by the Compensation Committee. If a director ceases to provide services to the Company because of death or disability, then the director may exercise any options which have vested by the date of such termination within 12 months of the termination date or such other period not exceeding five years or the term of the option, as determined by the Compensation Committee. All share options held by a director who is terminated for cause expire on the termination date, unless otherwise determined by the Compensation Committee.

In the event of a dissolution or liquidation of the Company or if we are acquired by merger or asset sale or in the event of other change of control events, the treatment of outstanding restricted share units granted under the 2010 Plan is as described in the section entitled “Potential Payments upon Termination or Change in Control.”

PROPOSAL NO. 3:

RE-APPOINTMENT OF INDEPENDENT AUDITORS FOR FISCAL YEAR 2017 AND
AUTHORIZATION OF OUR BOARD TO FIX THEIR REMUNERATION

Our Audit Committee has approved, subject to shareholder approval, the re-appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm to audit our financial statements and records for the fiscal year ending March 31, 2017, and to perform other appropriate services. In addition, pursuant to Section 205(16) of the Companies Act, our Board of Directors is requesting that the shareholders authorize the directors, upon the recommendation of the Audit Committee, to fix the auditors’ remuneration for services rendered through the 2017 annual general meeting. We expect that a representative from Deloitte & Touche LLP will be present at the 2016 annual general meeting. This representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

Set forth below are the aggregate fees billed by our principal accounting firm, Deloitte & Touche LLP, a member firm of Deloitte Touche Tohmatsu, and its respective affiliates for services performed during fiscal years 2016 and 2015. All audit and permissible non-audit services reflected in the fees below were pre-approved by the Audit Committee in accordance with established procedures.

	Fiscal Year
	2016	2015
	(in millions)
Audit Fees	$9.0	$9.1
Audit-Related Fees	0.2	0.3
Tax Fees	1.0	1.3
All Other Fees	—	—
Total	$10.2	$10.7

Audit Fees consist of fees for professional services rendered by our independent registered public accounting firm for the audit of our annual consolidated financial statements included in our Annual Report on Form 10-K (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and the review of our consolidated financial statements included in our Quarterly Reports on Form 10-Q. These fees include fees for services that are normally incurred in connection with statutory and regulatory filings or engagements, such as comfort letters, statutory audits, consents and the review of documents filed with the SEC.

Audit-Related Fees consist of fees for assurance and related services by our independent registered public accounting firm that are reasonably related to the performance of the audit and not included in Audit Fees.

Tax Fees consist of fees for professional services rendered by our independent registered public accounting firm for tax compliance, tax advice, and tax planning services, including assistance regarding federal, state and international tax compliance, return preparation, tax audits and customs and duties.

All Other Fees consist of fees for professional services rendered by our independent registered public accounting firm for permissible non-audit services, if any. We did not incur fees under this category in fiscal years 2016 and 2015.

Audit Committee Pre-Approval Policy

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Our Audit Committee has determined that the provision of non-audit services under appropriate circumstances may be compatible with maintaining the independence of Deloitte & Touche LLP, and that all such services provided by Deloitte & Touche LLP to us in the past were compatible with maintaining such independence. The Audit Committee is sensitive to the concern that some non-audit services, and related fees, could impair independence and the Audit Committee believes it important that independence be maintained. However, the Audit Committee also recognizes that in some areas, services that are identified by the relevant regulations as “tax fees” or “other fees” are sufficiently related to the audit work performed by Deloitte & Touche LLP that it would be highly inefficient and unnecessarily expensive to use a separate firm to perform those non-audit services. The Audit Committee intends to evaluate each such circumstance on its own merits, and to approve the performance of non-audit services where it believes efficiency can be obtained without meaningfully compromising independence.

The Board recommends a vote “FOR” the re-appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2017 and authorization of the Board, upon the recommendation of the Audit Committee, to fix their remuneration.

AUDIT COMMITTEE REPORT

The information contained under this “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended, which we refer to as the Securities Act, or under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

The Audit Committee assists our Board of Directors in overseeing financial accounting and reporting processes and systems of internal controls. The Audit Committee also evaluates the performance and independence of our independent registered public accounting firm. The Audit Committee operates under a written charter, a copy of which is available on the Corporate Governance page of the Investor Relations section of our website at www.flextronics.com. Under the written charter, the Audit Committee must consist of at least three directors, all of whom must be “independent” as defined by the Exchange Act and the rules of the SEC and Nasdaq. The members of the Audit Committee during fiscal year 2016 were Messrs. Tan, Watkins, Zimmerman and Onetto, each of whom is an independent director.

Our financial and senior management supervise our systems of internal controls and the financial reporting process. Our independent auditors perform an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and express an opinion on these consolidated financial statements. In addition, our independent auditors express their own opinion on the effectiveness of our internal control over financial reporting. The Audit Committee monitors these processes.

The Audit Committee has reviewed and discussed with both the management of the Company and our independent auditors our audited consolidated financial statements for the fiscal year ended March 31, 2016, as well as management’s assessment and our independent auditors’ evaluation of the effectiveness of our internal control over financial reporting as of March 31, 2016. Our management represented to the Audit Committee that our audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee also discussed with our independent auditors the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee also has discussed with our independent auditors the firm’s independence from Company management and the Company, and reviewed the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has also considered whether the provision of non-audit services by our independent auditors is compatible with maintaining the independence of the auditors. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. All audit and permissible non-audit services performed by our independent auditors during fiscal years 2016 and 2015 were pre-approved by the Audit Committee in accordance with established procedures.

Based on the Audit Committee’s discussions with the management of the Company and our independent auditors and based on the Audit Committee’s review of our audited consolidated financial statements together with the reports of our independent auditors on the consolidated financial statements and the representations of our management with regard to these consolidated financial statements, the Audit Committee recommended to the Company’s Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016, which was filed with the SEC on May 20, 2016.

Submitted by the Audit Committee of the Board of Directors:

Lawrence A. Zimmerman
Marc A. Onetto
Lay Koon Tan
William D. Watkins

PROPOSAL NO. 4:

ORDINARY RESOLUTION TO AUTHORIZE
ORDINARY SHARE ISSUANCES

We are incorporated in the Republic of Singapore. Under Singapore law, our directors may only issue ordinary shares and make or grant offers, agreements or options that might or would require the issuance of ordinary shares, with the prior approval from our shareholders. We are submitting this proposal because we are required to do so under the laws of Singapore before we can issue any ordinary shares in connection with our equity compensation plans, possible future strategic transactions, or public and private offerings.

If this proposal is approved, the authorization would be effective from the date of the 2016 annual general meeting until the earlier of (i) the conclusion of the 2017 annual general meeting or (ii) the expiration of the period within which the 2017 annual general meeting is required by law to be held.  The 2017 annual general meeting is required to be held 15 months after the date of the 2016 annual general meeting or six months after the date of our 2017 fiscal year end, whichever is earlier, (except that Singapore law allows for a one-time application for an extension of up to a maximum of two months to be made with the Singapore Accounting and Corporate Regulatory Authority).

Our Board believes that it is advisable and in the best interests of our shareholders for our shareholders to authorize our directors to issue ordinary shares and to make or grant offers, agreements or options that might or would require the issuance of ordinary shares. In the past, the Board has issued shares or made agreements that would require the issuance of new ordinary shares in the following situations:

•        in connection with strategic transactions and acquisitions;

•        pursuant to public and private offerings of our ordinary shares as well as instruments convertible into our ordinary shares; and

•        in connection with our equity compensation plans and arrangements.

If this proposal is not approved, we would not be permitted to issue any new ordinary shares, including shares issuable pursuant to compensatory equity awards (other than shares issuable on exercise or settlement of outstanding options, restricted share units and other instruments convertible into or exercisable for ordinary shares, which were previously granted when the previous shareholder approved share issue mandates were in force). If we are unable to rely upon equity as a component of compensation, we would have to review our compensation practices, and would likely have to substantially increase cash compensation to retain key personnel.

Notwithstanding this general authorization to issue our ordinary shares, we will be required to seek shareholder approval with respect to future issuances of ordinary shares where required under the rules of Nasdaq, such as where the Company proposes to issue ordinary shares that will result in a change in control of the Company or in connection with a private offering involving the issuance of ordinary shares representing 20% or more of our outstanding ordinary shares at a price less than the greater of book or market value.

Our Board expects that we will continue to issue ordinary shares and grant options and restricted share unit awards in the future under circumstances similar to those in the past. As of the date of this proxy statement, other than issuances of ordinary shares or agreements that would require the issuance of new ordinary shares in connection with our equity compensation plans and arrangements, we have no specific plans, agreements or commitments to issue any ordinary shares for which approval of this proposal is required. Nevertheless, our Board believes that it is advisable and in the best interests of our shareholders for our shareholders to provide this general authorization in order to avoid the delay and expense of obtaining shareholder approval at a later date and to provide us with greater flexibility to pursue strategic transactions and acquisitions and raise additional capital through public and private offerings of our ordinary shares as well as instruments convertible into our ordinary shares.

If this proposal is approved, our directors would be authorized to issue, during the period described above, ordinary shares subject only to applicable Singapore laws and the rules of Nasdaq. The issuance of a large number of ordinary shares could be dilutive to existing shareholders or reduce the trading price of our ordinary shares on the NASDAQ Global Select Market.

We are not submitting this proposal in response to a threatened takeover. In the event of a hostile attempt to acquire control of the Company, we could seek to impede the attempt by issuing ordinary shares, which may dilute the voting power of our existing shareholders. This could also have the effect of impeding the efforts of our shareholders to remove an incumbent director and replace him with a new director of their choice. These potential effects could limit the opportunity for our shareholders to dispose of their ordinary shares at the premium that may be available in takeover attempts.

The Board recommends a vote “FOR” the resolution
to authorize ordinary share issuances.

PROPOSAL NO. 5:

NON-BINDING, ADVISORY RESOLUTION
ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking our shareholders to approve, in a non-binding, advisory vote, the compensation of our named executive officers (NEOs) as reported in this proxy statement in the Compensation Discussion and Analysis and in the compensation tables and accompanying narrative disclosure under “Executive Compensation.” Our named executive officers are identified in the Compensation Discussion and Analysis and include our chief executive officer, our chief financial officer and the three other most highly compensated executive officers serving at the end of our 2016 fiscal year.

As a general matter, our Compensation Committee continually seeks to have a compensation philosophy that emphasizes paying for performance.  Key aspects of the philosophy are to:

•                  Emphasize at-risk compensation;

•                  Establish market-based, responsible target pay;

•                  Balance performance-based metrics and measurement time frames; and

•                  Place emphasis on long-term performance.

The Compensation Committee periodically assesses our compensation programs to ensure that they are appropriately aligned with our business strategy and are achieving their objectives. The Compensation Committee regularly reviews our compensation programs and peer company data and best practices in the executive compensation area. In past years, the Compensation Committee has recommended and our Board has approved changes in our compensation policies and practices in order to align with best practices. Overall, the Compensation Committee has sought to weight a higher percentage of our executives’ total direct compensation to performance-based and long-term components.

Performance Highlights For Fiscal Year 2016

We delivered solid results in fiscal year 2016 in the face of significant external and internal challenges, though final performance was somewhat below our targeted objectives. Several macro-economic factors such as ongoing growth challenges in Europe, a slowdown in Chinese growth, and a high degree of uncertainty about interest rate and stimulus policies acted as a brake on overall global manufacturing activity and created volatility in global stock prices. Internally, we continued on our business transformation journey during fiscal year 2016 through which we are reorganizing and rebalancing our business portfolio. As a result of an improved cost structure and our strategic business transformation, we delivered solid operating results in fiscal year 2016 and executed on key strategic priorities, including acquisitions of NEXTracker Inc., Mirror Controls International and Wink Labs, Inc. to expand our innovative offerings, though some results represent year-over-year declines due to our business transformation activities. Highlights include:

•                  Gross profit totaled $1.6 billion, an increase of 4.1% compared to the prior year.

•                  Gross margin increased to 6.6% of net sales in fiscal year 2016, compared with 5.9% of net sales in fiscal year 2015.

•                  We generated operating cash flows of $1.1 billion during the year. The strong cash flow generated from our operations enabled us to return value to shareholders with the repurchase of $420.3 million of our shares paid in fiscal year 2016.

•                  We maintained strong sustainable free cash flow.

•                  We had some less favorable year-over-year financial result comparisons due to our business transformation, though these actions are positioning the company for enhanced future results.

•                  We reported net sales of $24.4 billion, a decrease of 6.6% compared to the prior year.

•                  Diluted earnings per share for the year were $0.79, a decrease of 22.5%.

With the results noted above, our stock price declined 4.9% from $12.68 at the end of fiscal year 2015 to $12.06 at the end of fiscal year 2016. While we are disappointed in the overall decrease in absolute value, we believe we have delivered solid long-term shareholder value creation despite the challenging business environment during fiscal year 2016. Flex’s total shareholder return (TSR) from fiscal year 2014 through the end of fiscal year 2016 (3-year return) was an annualized 21.3%, or above the 80th percentile of our peer group. This represents an annualized return that is nearly 10% ahead of the S&P 500 over the same period, demonstrating strong absolute and relative shareholder value creation over a multi-year time period.

Pay and Performance Alignment For Fiscal Year 2016

As noted above, we delivered solid operating and shareholder results during fiscal year 2016, though final performance was somewhat below our targeted levels. Our compensation philosophy is to reward above-target performance when achieved, and pay zero or below target when favorable results are not delivered. In line with our fiscal year 2016 performance, our named executive officers earned short-term incentive awards that recognize our solid financial performance, as well as the fact that we did not fully achieve our targeted performance goals. Highlights include the following:

•                  Maintained the CEO’s base salary with no increase, positioned approximately at the peer median.

•                  Provided modest base salary increases to other NEOs, though overall salary positioning continued to be approximately at our peer group median.

•                  The CEO earned a below-target short-term incentive payout of 81.3% of target, and the average payouts for our other NEOs were also below the targeted level at 92.6% of target.

•                  Paid out the long-term performance share unit cycles during fiscal year 2016 at 138% and 129% of target in May 2015 and June 2015, respectively, based upon results that were above target over the multi-year performance cycle from fiscal year 2012 through fiscal year 2016.

•                  Funded the named executive officers’ deferred compensation plans with a value that averaged about 37.5% of our named executive officer’s respective base salaries based on fiscal year 2015 results.

•                  Continued to use fiscal year 2016 long-term incentive grants that balance relative TSR performance share units (PSUs) with a long-term incentive plan (LTIP) that measures cumulative free cash flow (FCF) over a multi-year period (from fiscal year 2016 through fiscal year 2018).

•                  Elementum:  Granted modest profits interest unit value awards to certain executives who have been making significant contributions to Elementum business (see details in the Fiscal Year 2016 Compensation section below).

Prior Say on Pay Advisory Vote Results, Shareholder Engagement, and Pay Program Changes

We provided shareholders with a “say on pay” advisory vote on executive compensation at our 2015 Annual General Meeting held on August 20, 2015. The advisory vote received the support of 94% of the votes cast at the General Meeting. We believe the level of support at our 2015 Annual General Meeting reflects ongoing institutional shareholder outreach efforts and the continuing efforts to align our executive compensation with shareholder interests. We plan to hold a “say on pay” advisory vote on an annual basis. Based on the favorable prior say on pay results, shareholder feedback on existing programs, and our review of the alignment of the pay program design with business results, we continued the structure of our fiscal year 2015 compensation programs in fiscal year 2016.

We urge shareholders to carefully read the Compensation Discussion and Analysis section of this proxy statement to review the correlation between the compensation of our named executive officers and our performance. The Compensation Discussion and Analysis also describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. We also encourage you to read the Summary Compensation Table and the other related compensation tables and narrative that follow the Compensation Discussion and Analysis, which provide detailed information on the compensation of our named executive officers.

While the vote on this resolution is advisory and not binding on the Company, each of the Compensation Committee and the Board values the opinions of our shareholders and will consider the outcome of the vote on this resolution when making decisions regarding future executive compensation arrangements. As previously disclosed, we plan to hold the say on pay advisory vote on an annual basis. The next shareholder advisory vote on executive compensation will occur at the Company’s 2017 annual general meeting of shareholders.

The Board recommends a vote “FOR” the approval of
the non-binding, advisory resolution on executive compensation.

PROPOSAL NO. 6

ORDINARY RESOLUTION TO RENEW

THE SHARE PURCHASE MANDATE

Our purchases or acquisitions of our ordinary shares must be made in accordance with, and in the manner prescribed by, the Singapore Companies Act, the applicable listing rules of Nasdaq and such other laws and regulations as may apply from time to time.

Singapore law requires that we obtain shareholder approval of a “general and unconditional share purchase mandate” given to our directors if we wish to purchase or otherwise acquire our ordinary shares. This general and unconditional mandate is referred to in this proxy statement as the Share Purchase Mandate, and it allows our directors to exercise all of the Company’s powers to purchase or otherwise acquire our issued ordinary shares on the terms of the Share Purchase Mandate.

Although our shareholders approved a renewal of the Share Purchase Mandate at the extraordinary general meeting of shareholders held in 2015, the Share Purchase Mandate renewed at the extraordinary general meeting will expire on the date of the 2016 annual general meeting. Accordingly, we are submitting this proposal to seek approval from our shareholders at the annual general meeting for another renewal of the Share Purchase Mandate. Pursuant to the Singapore Companies Act, share repurchases under our share repurchase plans were subject to an aggregate limit of 20% of our issued ordinary shares outstanding as of the date of the extraordinary general meeting held on August 20, 2015. On August 20, 2015 and December 14, 2015, the Board, in two respective tranches, authorized the repurchase of up to an aggregate of $500 million of ordinary shares of the Company. Until the 2016 annual general meeting, any repurchases would be made under the Share Purchase Mandate renewed at the extraordinary general meeting held in 2015. Commencing on the date of the 2016 annual general meeting, any repurchases may only be made if the shareholders approve the renewal of the Share Purchase Mandate at the annual general meeting. The share purchase program does not obligate the Company to repurchase any specific number of shares and may be suspended or terminated at any time without prior notice.

If renewed by shareholders at the annual general meeting, the authority conferred by the Share Purchase Mandate will, unless varied or revoked by our shareholders at a general meeting, continue in force until the earlier of the date of the 2017 annual general meeting or the date by which the 2017 annual general meeting is required by law to be held. The 2017 annual general meeting is required to be held 15 months after the date of the 2016 annual general meeting or six months after the date of our 2017 fiscal year end, whichever is earlier (except that Singapore law allows for a one-time application for an extension of up to a maximum of two months to be made with the Singapore Accounting and Corporate Regulatory Authority).

The authority and limitations placed on our share purchases or acquisitions under the proposed Share Purchase Mandate, if renewed at the annual general meeting, are summarized below.

Limit on Allowed Purchases

We may only purchase or acquire ordinary shares that are issued and fully paid up. The prevailing limitation under the Singapore Companies Act that is currently in force does not permit us to purchase or acquire more than 20% of the total number of our issued ordinary shares outstanding at the date of the annual general meeting. Any of our ordinary shares which are held as treasury shares will be disregarded for purposes of computing this 20% limitation.

We are seeking approval for our Board of Directors to authorize the purchase or acquisition of our issued ordinary shares not exceeding 20% of our total number of issued ordinary shares outstanding as of the date of the passing of this proposal (excluding any ordinary shares which are held as treasury shares as at that date).

Purely for illustrative purposes, on the basis of [                   ] issued ordinary shares outstanding as of June 27, 2016, and assuming no additional ordinary shares are issued or repurchased on or prior to the date of the annual general meeting, based on the prevailing 20% limit, we would be able to purchase not more than [# of shares that is 20%] issued ordinary shares pursuant to the proposed renewal of the Share Purchase Mandate.

During fiscal year 2016, we repurchased approximately 37.3 million shares for an aggregate purchase value of approximately $412.8 million under the Share Purchase Mandate and retired all of these shares. As of June 27, 2016, we had [                         ] shares outstanding.

Duration of Share Purchase Mandate

Purchases or acquisitions of ordinary shares may be made, at any time and from time to time, on and from the date of approval of the Share Purchase Mandate up to the earlier of:

• the date on which our next annual general meeting is held or required by law to be held; or

• the date on which the authority conferred by the Share Purchase Mandate is revoked or varied by our shareholders at a general meeting.

Manner of Purchases or Acquisitions of Ordinary Shares

Purchases or acquisitions of ordinary shares may be made by way of:

•  market purchases on the NASDAQ Global Select Market or any other stock exchange on which our ordinary shares may for the time being be listed and quoted, through one or more duly licensed dealers appointed by us for that purpose; and/or

•  off-market purchases (if effected other than on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted), in accordance with an equal access scheme as prescribed by the Singapore Companies Act.

If we decide to purchase or acquire our ordinary shares in accordance with an equal access scheme, our directors may impose any terms and conditions as they see fit and as are in our interests, so long as the terms are consistent with the Share Purchase Mandate, the applicable rules of Nasdaq, the provisions of the Singapore Companies Act and other applicable laws. In addition, an equal access scheme must satisfy all of the following conditions:

•  offers for the purchase or acquisition of ordinary shares must be made to every person who holds ordinary shares to purchase or acquire the same percentage of their ordinary shares;

•  all of those persons must be given a reasonable opportunity to accept the offers made; and

•  the terms of all of the offers must be the same (except differences in consideration that result from offers relating to ordinary shares with different accrued dividend entitlements and differences in the offers solely to ensure that each person is left with a whole number of ordinary shares).

Purchase Price

The maximum purchase price (excluding brokerage commission, applicable goods and services tax and other related expenses of the purchase or acquisition) to be paid for each ordinary share will be determined by our directors. The maximum purchase price to be paid for the ordinary shares as determined by our directors must not exceed:

•  in the case of a market purchase, the highest independent bid or the last independent transaction price, whichever is higher, of our ordinary shares quoted or reported on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted, or shall not exceed any volume weighted average price, or other price determined under any pricing mechanism, permitted under SEC Rule 10b-18, at the time the purchase is effected; and

•  in the case of an off-market purchase pursuant to an equal access scheme, 150% of the “Prior Day Close Price” of our ordinary shares, which means the closing price of an ordinary share as quoted on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted, on the day immediately preceding the date on which we announce our intention to make an offer for the purchase or acquisition of our ordinary shares from holders of our ordinary shares, stating therein the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase.

Treasury Shares

Under the Singapore Companies Act, ordinary shares purchased or acquired by us may be held as treasury shares. Some of the provisions on treasury shares under the Singapore Companies Act are summarized below.

Maximum Holdings. The number of ordinary shares held as treasury shares may not at any time exceed 10% of the total number of issued ordinary shares.

Voting and Other Rights. We may not exercise any right in respect of treasury shares, including any right to attend or vote at meetings and, for the purposes of the Singapore Companies Act, we shall be treated as having no right to vote and the treasury shares shall be treated as having no voting rights. In addition, no dividend may be paid, and no other distribution of our assets may be made, to the Company in respect of treasury shares, other than the allotment of ordinary shares as fully paid bonus shares. A subdivision or consolidation of any treasury share into treasury shares of a greater or smaller amount is also allowed so long as the total value of the treasury shares after the subdivision or consolidation is the same as before the subdivision or consolidation, respectively.

Disposal and Cancellation. Where ordinary shares are held as treasury shares, we may at any time:

•  sell the treasury shares for cash;

•  transfer the treasury shares for the purposes of or pursuant to any share scheme, whether for employees, directors or other persons;

•  transfer the treasury shares as consideration for the acquisition of shares in or assets of another company or assets of a person;

•  cancel the treasury shares; or

•  sell, transfer or otherwise use the treasury shares for such other purposes as may be prescribed by the Minister for Finance of Singapore.

Sources of Funds

Only funds legally available for purchasing or acquiring ordinary shares in accordance with our Constitution and the applicable laws of Singapore shall be used. We intend to use our internal sources of funds and/or borrowed funds to finance any purchase or acquisition of our ordinary shares. Our directors do not propose to exercise the Share Purchase Mandate in a manner and to such an extent that would materially affect our working capital requirements.

The Singapore Companies Act permits us to purchase or acquire our ordinary shares out of our capital and/or profits. Acquisitions or purchases made out of capital are permissible only so long as we are solvent for the purposes of Section 76F(4) of the Singapore Companies Act. A company is solvent if, at the date of the payment made in consideration of the purchase or acquisition (which shall include any expenses — including brokerage or commission) the following conditions are satisfied: (a) there is no ground on which the company could be found unable to pay its debts; (b) if it is not intended to commence winding up of the company, the company will be able to pay its debts as they fall due during the period of 12 months immediately after the date of the payment; and (c) the value of the company’s assets is not less than the value of its liabilities (including contingent liabilities) and will not, after the proposed purchase or acquisition, become less than the value of its liabilities (including contingent liabilities).

Status of Purchased or Acquired Ordinary Shares

Any ordinary share that we purchase or acquire will be deemed cancelled immediately on purchase or acquisition, and all rights and privileges attached to such ordinary share will expire on cancellation (unless such ordinary share is held by us as a treasury share). The total number of issued shares will be diminished by the number of ordinary shares purchased or acquired by us and which are not held by us as treasury shares.

We will cancel and destroy certificates in respect of purchased or acquired ordinary shares as soon as reasonably practicable following settlement of any purchase or acquisition of such ordinary shares.

Financial Effects

Our net tangible assets and the consolidated net tangible assets of our subsidiaries will be reduced by the purchase price (including any expenses) of any ordinary shares purchased or acquired and cancelled or held as treasury shares. We do not anticipate that the purchase or acquisition of our ordinary shares in accordance with the Share Purchase Mandate would have a material impact on our consolidated financial condition and cash flows.

The financial effects on us and our group (including our subsidiaries) arising from purchases or acquisitions of ordinary shares which may be made pursuant to the Share Purchase Mandate will depend on, among other things, whether the ordinary shares are purchased or acquired out of our profits and/or capital, the number of ordinary shares purchased or acquired, the price paid for the ordinary shares and whether the ordinary shares purchased or acquired are held in treasury or cancelled.

Under the Singapore Companies Act, purchases or acquisitions of ordinary shares by us may be made out of profits and/or our capital so long as the Company is solvent.

Our purchases or acquisitions of our ordinary shares may be made out of our profits and/or our capital. Where the consideration (including any expenses) paid by us for the purchase or acquisition of ordinary shares is made out of our profits, such consideration (including any expenses such as brokerage or commission) will correspondingly reduce the amount available for the distribution of cash dividends by us. Where the consideration that we pay for the purchase or acquisition of ordinary shares is made out of our capital, the amount available for the distribution of cash dividends by us will not be reduced. To date, we have not declared any cash dividends on our ordinary shares.

Rationale for the Share Purchase Mandate

We believe that a renewal of the Share Purchase Mandate at the annual general meeting will benefit our shareholders by providing our directors with appropriate flexibility to repurchase ordinary shares if the directors believe that such repurchases would be in the best interests of our shareholders. Our decision to repurchase our ordinary shares from time to time will depend on our continuing assessment of then-current market conditions, our need to use available cash to finance acquisitions and other strategic transactions, the level of our debt and the terms and availability of financing.

Take-Over Implications

If, as a result of our purchase or acquisition of our issued ordinary shares, a shareholder’s proportionate interest in the Company’s voting capital increases, such increase will be treated as an acquisition for the purposes of The Singapore Code on Take-overs and Mergers. If such increase results in a change of effective control, or, as a result of such increase, a shareholder or a group of shareholders acting in concert obtains or consolidates effective control of the Company, such shareholder or group of shareholders acting in concert with a director could become obliged to make a take-over offer for the Company under Rule 14 of The Singapore Code on Take-overs and Mergers.

The circumstances under which shareholders (including directors and persons acting in concert with them respectively) will incur an obligation to make a take-over offer are set forth in Rule 14 of The Singapore Code on Take-overs and Mergers, Appendix 2. The effect of Appendix 2 is that, unless exempted, shareholders will incur an obligation to make a take-over offer under Rule 14 if, as a result of the Company purchasing or acquiring our issued ordinary shares, the voting rights of such shareholders would increase to 30% or more, or if such shareholders hold between 30% and 50% of our voting rights, the voting rights of such shareholders would increase by more than 1% in any period of six months. Shareholders who are in doubt as to their obligations, if any, to make a mandatory take-over offer under The Singapore Code on Take-overs and Mergers as a result of any share purchase by us should consult the Securities Industry Council of Singapore and/or their professional advisers at the earliest opportunity.

The Board recommends a vote “FOR” the resolution
to approve the proposed renewal of the Share Purchase Mandate.

PROPOSAL NO. 7

SPECIAL RESOLUTION TO APPROVE NAME CHANGE FROM FLEXTRONICS INTERNATIONAL LTD. TO FLEX LTD.

Background

Our shareholders are being asked to approve the change of the Company’s name from Flextronics International Ltd. to Flex Ltd.

Over the past few years, we have seen an increased level of diversification by many companies, primarily in the technology sector.  The objective of our business model is to allow us to be flexible and redeploy and reposition our assets and resources as necessary to meet specific customer’s supply chain solutions needs across all of the markets we serve and earn a return on our invested capital above the weighted average cost of that capital.

During the past few years, we have made significant efforts to evolve our long-term portfolio towards a higher mix of businesses which possess longer product life cycles and higher margins such as reflected in our IEI and HRS businesses. During the last two fiscal years, we launched several programs broadly across our portfolio of services and in some instances we deployed certain new technologies.

As such, we introduced our new brand and website to help us more efficiently manage our business opportunities and explain our new product and service offerings. We shortened our brand name from Flextronics to “Flex” to signify that our business continues to evolve past the boundaries and confines of electronics alone.  With the expansion and diversification of our business and product and service offerings, the Board believes that the proposed change of name will more appropriately reflect the new corporate image and reflect the Company’s strategy and future development.

Contingent upon obtaining the approval from (i) the Registrar of Companies (the Accounting and Corporate Regulatory Authority of Singapore); and (ii) our shareholders, the Company shall adopt Flex Ltd. as its new name with effect from the date upon which this resolution is filed with the Accounting and Corporate Regulatory Authority of Singapore.  Accordingly, if Proposal Nos. 7 and 8 are approved by our shareholders, the name “Flex Ltd.” will be substituted for “Flextronics International Ltd.” wherever the latter name appears in the new Constitution of the Company.

Shareholders should note that notwithstanding the proposed change of name, the Company will not recall any existing share certificates of the Company from shareholders and the rights of shareholders holding certificated shares under currently outstanding share certificates and the number of shares represented by those certificates shall remain unchanged.  No further action is required on the part of our shareholders in respect of their existing share certificates.

The Board recommends a vote “FOR”

the special resolution to approve the name change from Flextronics International Ltd. to Flex Ltd.

PROPOSAL NO. 8

SPECIAL RESOLUTION TO APPROVE ADOPTION OF NEW CONSTITUTION

Background

Our shareholders are being asked to approve the adoption of a new constitution (the “New Constitution”).

The Singapore Companies Act (Amendment) Act 2014 (the “Amendment Act”), which became effective in phases on July 1, 2015 and January 3, 2016, introduced key changes to the Singapore Companies Act (the “Companies Act”).  If approved, the New Constitution will amend the Memorandum and Articles of Association of the Company which were in force immediately before January 3, 2016 and which were statutorily merged into a single document known as the Constitution (the “Existing Constitution”) by operation of the Amendment Act without any action being taken by the Company. The New Constitution will incorporate amendments to take into account the changes to the Companies Act introduced pursuant to the Amendment Act and address the personal data protection regime in Singapore (which came into force in 2012).

Key changes introduced by the Amendment Act included, among other things:

•                  the merging of the memorandum and articles of association of a company into one document called the “Constitution”;

•                  reducing the threshold of eligibility to demand a poll from 10% to 5% of the total voting rights of the shareholders having the right to vote at the meeting or of the total sum paid on all the shares conferring that right; and

•                  facilitating the electronic transmission of notices and documents.

Our proposed New Constitution contains articles and provisions which need to be expressly incorporated as a result of certain changes made pursuant to the Amendment Act in order for the Company and our shareholders to benefit from certain changes such as putting in place a framework to facilitate the electronic dissemination of notices and documents. The changes to the Amendment Act aim to reduce regulatory burden on companies and provide for greater business flexibility.  In addition, we are proposing that our shareholders approve the adoption of the New Constitution to modernize and streamline certain provisions to be more consistent with the Companies Act, as amended. Finally, the proposed New Constitution includes the re-wording of a number of provisions in order to improve clarity and readability.

The full text of the New Constitution is set forth as Annex A to this proxy statement. The following description of the proposed changes from our Existing Constitution reflected in the New Constitution is only a summary and is qualified in its entirety by reference to the complete text of the proposed changes, which is shown in Annex A to this proxy statement. You are urged to read the text of Annex A in its entirety.

Proposal

The following information summarizes the material modifications to our Existing Constitution relating to (i) the changes made by the Amendment Act and (ii) other modifications consisting of a more general nature.

Changes Relating to the Amendment Act

The proposed changes to our Existing Constitution relating to the changes made by the Amendment Act include:

•                  modification of Article 2 of the Existing Constitution (Interpretation) (Article 1 of the New Constitution) to:

•                  clarify that “registered address” or “address”, in relation to any “Member”, means his physical address for the service or delivery of notices or documents personally or by post, except where otherwise specified in the Constitution;

•                  revise the definition of “writing”, “written” and “in writing” to clarify that these expressions include any representation or reproduction of words, symbols or other information which may be displayed in visible form, whether physical or electronic. This would facilitate, for example, a proxy instrument being in either physical or electronic form; and

•                  provide a new provision stating that “current address” and “electronic communication” shall have the meanings ascribed to them respectively in the Companies Act to allow for the facilitation of electronic communication;

•                  modification of Article 7 of the Existing Constitution (Articles 9 and 10 of the New Constitution) to provide that new shares may be issued for no consideration in line with new Section 68 of the Companies Act, which clarifies the position that a company having a share capital may issue shares for no consideration;

•                  modification of Article 17 of the Existing Constitution (Article 19 of the New Constitution) to remove the requirement to disclose the amount paid on the shares in the share certificate pursuant to the Amendment Act;

•                  modifications of Article 48 of the Existing Constitution (Article 48 of the New Constitution) to allow the Company (i) to convert its share capital or any class of shares from one currency to another currency in line with the Amendment Act, which sets out procedures for such re-denomination, and (ii) to convert one class of shares into another class of shares in line with the Amendment Act, which sets out procedures for such conversions;

•                  modifications of Article 58 of the Existing Constitution (Article 58 of the New Constitution), which relates to the routine business that is transacted at an annual general meeting, to:

•                  substitute the references to “balance sheet” with “financial statements”, and references to “reports of the Directors” with “Directors’ statement”, for consistency with the updated terminology in the Companies Act; and

•                  expand the routine business items to include, in addition to the re-appointment of the retiring auditor, the appointment of a new auditor;

•                  modification of Article 64 of the Existing Constitution (Article 64 of the New Constitution), which relates to the method of voting at a general meeting, to reduce the threshold for eligibility to demand a poll from 10% to 5% of the total voting rights of the shareholders having the right to vote at the meeting or of the total sum paid up on all the shares conferring that right. The Amendment Act has reduced the threshold for eligibility to demand a poll from 10% to 5% of the total voting rights of the shareholders having the right to vote at the meeting or of the total sum paid up on all the shares conferring that right. The modification to Article 64 is therefore to ensure that the New Constitution does not conflict with the requirements of Section 178(1)(b) of the Companies Act, as amended pursuant to the Amendment Act, as otherwise, any conflict with the requirements of the amended section 178(1)(b) would render this article void. The effect of this change is to lower the bar for entitling shareholders to demand a poll.  This change should not have any substantive effect as the Company’s historical practice is that the chairman of the meeting demands a poll in order to enable the ordinary shares represented in person by proxy to be counted for voting purposes;”

•                  addition of Article 87(C) of the New Constitution to provide that the provisions of Article 87, which relate to the power of directors to hold office of profit and to contract with the Company, and the disclosure obligations under Section 156 of the Companies Act in respect of transactions or proposed transactions with the Company or of any office held or property possessed by a director, will, where applicable, apply with the requisite modifications to the Chief Executive Officer;

•                  modification of Article 94(iv) of the Existing Constitution (Article 93(d) of the New Constitution) to additionally provide that a director shall cease to hold office if he shall have a bankruptcy order made against him or if he shall make any arrangement or composition with his creditors generally;

•                  modification of Article 97 of the Existing Constitution (Article 96 of the New Constitution) to remove the event of a director attaining any applicable retiring age as an exception to a deemed re-election to office, following the repeal of Section 153 of the Companies Act which previously prohibited the appointment of a person of or above 70 years of age as a director of a public company or a subsidiary of a public company unless his appointment or re-appointment is passed by ordinary resolution at an annual general meeting of the Company;

•                  modification of Article 112 of the Existing Constitution (Article 111 of the New Constitution) to clarify that the business of the Company is to be managed by or, additionally, under the direction or supervision of, the directors;

•                  modification of Articles 118, 140 and 141 of the Existing Constitution (Articles 117, 138 and 139 of the New Constitution) to update/substitute the references to the Company’s “accounts”, “profit and loss account(s)” and Directors’ “reports” with references to “financial statements” and Directors’ “statements”, for consistency with the updated terminology in the Companies Act;

•                  modification of Article 136 of the Existing Constitution (Article 134 of the New Constitution) to reflect that the Company is no longer required to keep a register of directors, managers, secretaries and auditors;

•                  modification of Article 145 of the Existing Constitution (Article 143 of the New Constitution) to facilitate the electronic transmission of notices and documents, following the introduction of simplified procedures for such electronic transmission, while including certain safeguards for the use of the deemed and implied consent regimes. There is deemed consent if the constitution (a) provides for the use of electronic communications and specifies the mode of electronic communications, and (b) specifies that shareholders will be given an opportunity to elect, within a specified period of time, whether to receive electronic or physical copies of such notices and documents, and the shareholder fails to make an election within the specified period of time. There is implied consent if the constitution (a) provides for the use of electronic communications and specifies the mode of electronic communications, and (b) specifies that shareholders agree to receive such notices or documents by way of electronic communications and do not have a right to elect to receive physical copies of such notices and documents.

In particular:

(i)                                     article 143(B) provides that notices and documents may be sent to shareholders using electronic communications either to a shareholder’s current address (which may be an email address) or by making it available on a website;

(ii)                                  article 143(C) provides that for these purposes, a shareholder is deemed to have agreed to receive such notice or document by way of electronic communications and shall not have a right to elect to receive a physical copy of such notice or document (this is the implied consent regime permitted under the new section 387C); and

(iii)                               article 143(D) provides that the directors may in their discretion, nonetheless give a shareholder an opportunity to elect to opt out of receiving such notice or document by way of electronic communications, and a shareholder is deemed to have consented to receive such notice or document by way of electronic communications if he was given such an opportunity but failed to opt out within the specified time (this is the deemed consent regime permitted under the new section 387C);

Notwithstanding the foregoing, if the Company has a registered class of security under Section 12 of the United States Securities Exchange Act of 1934, as amended, any manner of furnishing notices and documents using electronic communications must comply with applicable rules of the United States Securities and Exchange Commission, including Rule 14a-16 under the United States Securities Exchange Act of 1934.

Article 143(E) additionally provides for when service is effected in the case of notices or documents sent by electronic communications. In particular, where a notice or document is made available on a website, it is deemed served on the date on which the notice or document is first made available on the website, unless otherwise provided under the Companies Act and/or other applicable regulations or procedures. Further, under article 143(F), in the case of service on a website, the Company must give separate notice of the publication of the notice or document on that website and the manner in which the notice or document may be accessed by (1) sending such separate notice to shareholders personally or by post, and/or (2) sending such separate notice to shareholders’ current addresses (which may be email addresses).

Under new regulation 89D of the Companies Regulations, notices or documents relating to take-over offers and rights issues are excluded from the application of section 387C and therefore cannot be transmitted by electronic means pursuant to section 387C;

•                  modification of Article 155 of the Existing Constitution (Article 152 of the New Constitution) to expand the indemnification of directors to permit the Company to indemnify a director against losses “to be incurred” by him in the execution of his duties. This is in line with new sections 163A and 163B of the Companies Act, which permit a company to lend, on specified terms, funds to a director for meeting expenditures incurred “or to be incurred” by him in defending court proceedings or regulatory investigations; and

•                  addition of Article 154 of the New Constitution to conform with Singapore law requirements and to specify the purposes for which the Company and/or its agents and service providers would collect, use and disclose personal data of shareholders and their appointed proxies or representatives to comply with the Personal Data Protection Act 2012, which came into force in Singapore in 2012.

Other Substantive Changes

Other proposed changes to our Existing Constitution include:

•                  Deletion of the existing objects clauses from the Existing Constitution and substituting them with a general provision in Article 4 of the New Constitution providing that the Company has full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and with full rights, powers and privileges to do so, subject to the law and the provisions of the Constitution;

•                  modifications of Articles 2, 17, 43, 113(a) and 117 of the Existing Constitution (Articles 1, 19, 45, 112(A) and 116 of the New Constitution) to (i) revise the definition of “Seal” to clarify that “Seal” refers to the common seal of the Company or in the appropriate cases the duplicate seal only and does not include the official seal of the Company and (ii) make consequential amendments to terminology accordingly;

•                  modification of Article 17 of the Existing Constitution (Article 19 of the New Constitution) to clarify that the affixation of the official seal shall bear the autographic or facsimile signature of any person authorized by the directors. The authorization will be exercised by the directors in a manner consistent with Section 41(7) of the Companies Act;

•                  modification of Articles 20(c), 72, 80 and 94(v) of the Existing Constitution (Articles 22(C), 72, 80 and 93(e) of the New Constitution) to substitute the references to insane persons and persons of unsound mind with references to persons who are mentally disordered and incapable of managing himself or his affairs, following the enactment of the Singapore Mental Health (Care and Treatment) Act, Cap. 178A, which repealed and replaced the Singapore Mental Disorders and Treatment Act;

•                  modification of Article 64 of the Existing Constitution (Article 64 of the New Constitution) to remove the prohibition on demanding a poll on the election of the chairman of the meeting or on a question of adjournment;

•                  modification of Article 70 of the Existing Constitution (Article 70 of the New Constitution) to clarify that where a shareholder is represented by two proxies, only one of the two proxies as determined by that shareholder or, failing such determination, by the chairman of the meeting (or by a person authorized by him) in his sole discretion, shall be entitled to vote on a show of hands;

•                  modification of Articles 76 and 78 of the Existing Constitution (Articles 76 and 78 of the New Constitution) to facilitate the appointment of proxies through electronic means online, and to accommodate the deposit by shareholders and receipt by the Company of electronic proxy instructions by shareholders who elect to use the electronic appointment process Article 76 provides that a shareholder can elect to signify his approval for the appointment of a proxy via electronic communication through such method and in such manner as may be approved by the directors, in lieu of the present requirement of signing, or where applicable, the affixation of the corporate shareholder’s common seal. Article 78, which relates to the deposit of proxies, has new provisions which authorize the directors to prescribe and determine the manner of receipt by the Company of the instrument appointing a proxy through digital means;

•                  modification of Article 78 of the Existing Constitution (Article 78(A) of the New Constitution) to clarify that although an instrument appointing a proxy or the power of attorney or other authority is, in default, not treated as valid for not being deposited in the manner prescribed in Article 78, the directors can nonetheless determine such instruments to be valid;

•                  modification of Article 79 of the Existing Constitution (Article 79 of the New Constitution) to provide that the instrument appointing a proxy, in the prescribed form or such other form as the directors may accept, shall be deemed to include the right to move an amendment to any resolution in addition to demanding or joining in demanding a poll and to speak at the meeting;

•                  modification of Article 81 of the Existing Constitution (Article 81 of the New Constitution) to clarify that any corporation that is a shareholder of the Company and that authorizes any person as its representative at any meeting of the Company, shall for the purposes of the Constitution be deemed to be present in person at any such meeting if the person so authorized is present thereat; and

•                  modification of Article 117(b) of the Existing Constitution (Article 116(C) of the New Constitution) to clarify that the affixation of an official seal of the Company need not comply with the signatory requirements prescribed by Article 116(B) and need only comply with the execution formalities under the Companies Act.

Please also see the summary on Article 145 of the Existing Constitution under the heading “Changes Relating to the Amendment Act” for more information on the changes to facilitate the electronic transmission of notices and documents.

The Board recommends a vote “FOR”

the approval of the adoption of the Company’s New Constitution.

PART III—ADDITIONAL INFORMATION

EXECUTIVE OFFICERS

The names, ages and positions of our executive officers as of June 27, 2016 are as follows:

Name	Age	Position
Michael M. McNamara	59	Chief Executive Officer
Christopher Collier	48	Chief Financial Officer
Francois P. Barbier	57	President, Global Operations and Components
Jonathan S. Hoak(1)	67	Executive Vice President and General Counsel
Paul Humphries	61	President, High Reliability Solutions
David Bennett	46	Chief Accounting Officer

(1)   On June 20, 2016, Mr. Hoak notified the Company that he intends to retire from his current role of Executive Vice President and General Counsel effective June 30, 2016.

Michael M. McNamara. Mr. McNamara has served as a member of our Board of Directors since October 2005, and as our Chief Executive Officer since January 1, 2006. Prior to his appointment as Chief Executive Officer, Mr. McNamara served as our Chief Operating Officer from January 2002 until January 2006, as President, Americas Operations from April 1997 through December 2001, and as Vice President, North American Operations from April 1994 to April 1997. Mr. McNamara also serves on the board of Workday, Inc. and is on the Advisory Board of Tsinghua University School of Economics and Management. Mr. McNamara previously served on the boards of Delphi Automotive LLP and MEMC Electronic Materials, Inc.

Christopher Collier. Mr. Collier has served as our Chief Financial Officer since May 3, 2013. He served as our Senior Vice President, Finance from December 2004 to May 2013 and our Principal Accounting Officer from May 2007 to July 2013. Prior to his appointment as Senior Vice President, Finance in 2004, Mr. Collier served as Vice President, Finance and Corporate Controller since he joined us in April 2000. Mr. Collier is a certified public accountant and he received a B.S. in Accounting from State University of New York at Buffalo.

Francois P. Barbier.  Mr. Barbier has served as our President, Global Operations and Components since February 2012. Prior to holding this position, Mr. Barbier served as our President, Global Operations since June 2008. Prior to his appointment as President, Global Operations, Mr. Barbier was President of Special Business Solutions and has held a number of executive management roles in Flex Europe. Prior to joining Flex in 2001, Mr. Barbier was Vice President of Alcatel Mobile Phone Division. Mr. Barbier holds an Engineering degree in Production from Couffignal School in Strasbourg.

Jonathan S. Hoak. Mr. Hoak has served as our Executive Vice President and General Counsel since January 31, 2011. Prior to joining Flex, Mr. Hoak was vice president and chief ethics and compliance officer at Hewlett-Packard Company from October 2006 to January 2011. Prior to his service at HP, Mr. Hoak was senior vice president and general counsel for NCR Corporation from December 1993 until May 2006. Mr. Hoak was previously general attorney for AT&T’s Federal Systems Division and was also a partner at the law firm of Sidley & Austin. Mr. Hoak has a Juris Doctor from Drake University and undergraduate degree from the University of Colorado.

Paul Humphries. Mr. Humphries has served as our President, High Reliability Solutions since April 2011. From April 2012 to November 2012 and April 2011 to September 2011, he served as our President, High Reliability Solutions and as our Executive Vice President of Human Resources. From April 2006 to April 2011, Mr. Humphries served as our Executive Vice President of Human Resources. Mr. Humphries holds a BA (Hons) in Applied Social Studies from Lanchester Polytechnic (now Coventry University) and post-graduate certification in human resource management from West Glamorgan Institute of Higher Education. Mr. Humphries serves as a director of Superior Industries International, Inc. and Chairman of the board of directors of the Silicon Valley Education Foundation.

David Bennett. Mr. Bennett has served as our Principal Accounting Officer since July 24, 2013. Mr. Bennett served as Vice President, Finance from 2009 and Corporate Controller from 2011. Prior to joining us in 2005, he was a Senior Manager at Deloitte and Touche LLP. Mr. Bennett is a certified public accountant and earned a B.S in Business and Administration with an emphasis in Accounting and Finance from the University of Colorado Boulder.

COMPENSATION COMMITTEE REPORT

The information contained under this “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act or under the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed with management the Compensation Discussion and Analysis that follows this report. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the 2016 annual general meeting of shareholders.

Submitted by the Compensation Committee of the Board of Directors:

Daniel H. Schulman
Michael D. Capellas
Willy C. Shih, Ph.D.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis (CD&A) section, we discuss the material elements of our compensation programs and policies, including our overall compensation philosophy, program objectives and how and why the Compensation Committee of our Board arrived at specific compensation policies and decisions involving our Named Executive Officers (NEOs). The fiscal year 2016 compensation of our NEOs is provided in the Summary Compensation Table and other compensation tables in this Proxy Statement.  These officers and their titles as of the end of fiscal year 2016 are:

Name	Position
Michael M. McNamara	Chief Executive Officer
Christopher Collier	Chief Financial Officer
Francois P. Barbier	President, Global Operations and Components
Jonathan S. Hoak(1)	Executive Vice President and General Counsel
Paul Humphries	President, High Reliability Solutions

(1)   On June 20, 2016, Mr. Hoak notified the Company that he intends to retire from his current role of Executive Vice President and General Counsel effective June 30, 2016.

This CD&A is organized into the following key sections:

•      Executive Summary;

•      Compensation Philosophy;

•      Compensation Setting Process and Decisions for Fiscal Year 2016; and

•      Fiscal Year 2016 Executive Compensation

Executive Summary

Business Overview

Flex is a leading end-to-end supply chain solutions company that delivers innovative design, engineering, manufacturing and logistics services to a range of industries and end-markets, including data networking, telecom, enterprise computing and storage, industrial, capital equipment, appliances, automation, medical, automotive, aerospace and defense, energy, mobile, computing and other product categories.

In fiscal year 2016, we continued to reorganize and rebalance our business portfolio in order to align with our customers’ needs and requirements as part of an effort to optimize operating results. In particular, we continued to move our long-term portfolio towards a mix of businesses which possess longer product life cycles and higher margins, such as our Industrial and Emerging Industries (IEI) and High Reliability Solutions (HRS) businesses. Concurrently, we are also shifting away from customer solutions that have more short-term volatility and lower margins. This business transformation positions us to meet specific customers’ supply chain solutions needs across all of the markets we serve, yield margin improvement, earn a return on our invested capital above the weighted-average cost of that capital, and take advantage of the long-term, future growth prospects for outsourcing of advanced manufacturing capabilities, design and engineering services, and after-market services. Another aspect of our business transformation strategy has been to make targeted investments in technologies and businesses that are complementary to our core business but that represent high growth opportunities with attractive profit margins. The shift away from certain parts of our business limited our short-term top-line growth and created negative year-over-year comparisons on some financial metrics, though it places us in a better position to capitalize on long-term revenue growth and enhanced returns on investment and cash flow.

Performance Highlights For Fiscal Year 2016

We delivered solid results in fiscal year 2016 in the face of significant external and internal challenges, though final performance was somewhat below our targeted objectives. Several macro-economic factors such as ongoing growth challenges in Europe, a slowdown in Chinese growth, and a high degree of uncertainty about interest rate and stimulus policies acted as a brake on overall global manufacturing activity and created volatility in global stock prices. Internally, we continued on our business transformation journey during FY16 through which we are reorganizing and rebalancing our business portfolio. As a result of an improved cost structure and our strategic business transformation, we delivered solid operating results in fiscal year 2016 and executed on key strategic priorities, including acquisitions of NEXTracker, Mirror Controls International and Wink Labs, Inc. to expand our innovative offerings, though some results represent year-over-year declines due to our business transformation activities. Highlights include:

•                  Gross profit totaled $1.6 billion, an increase of 4.1% compared to the prior year.

•                  Gross margin increased to 6.6% of net sales in fiscal year 2016, compared with 5.9% of net sales in fiscal year 2015.

•                  We generated operating cash flows of $1.1 billion during the year. The strong cash flow generated from our operations enabled us to return value to shareholders with the repurchase of $420.3 million of our shares paid in fiscal year 2016.

•                  We maintained strong sustainable free cash flow.

•                  We had some less favorable year-over-year financial result comparisons due to our business transformation, though these actions are positioning the Company for enhanced future results.

•                  We reported net sales of $24.4 billion, a decrease of 6.6% compared to the prior year.

•                  Diluted earnings per share for the year were $0.79, a decrease of 22.5%.

With the results noted above, our stock price declined 4.9% from $12.68 at the end of fiscal year 2015 to $12.06 at the end of fiscal year 2016. While we are disappointed in the overall decrease in absolute value, we believe we have delivered solid long-term shareholder value creation despite the challenging business environment during fiscal year 2016. Flex’s total shareholder return (TSR) from fiscal year 2014 through the end of fiscal year 2016 (3-year return) was an annualized 21.3%, or above the 80th percentile of our peer group. This represents an annualized return that is nearly 10% ahead of the S&P 500 over the same period, demonstrating strong absolute and relative shareholder value creation over a multi-year time period.

Pay and Performance Alignment For Fiscal Year 2016

As noted above, we delivered solid operating and shareholder results during fiscal year 2016, though final performance was somewhat below our targeted levels. Our compensation philosophy is to reward above-target performance when achieved, and pay zero or below target when favorable results are not delivered. In line with our fiscal year 2016 performance, Flex’s NEOs earned short-term incentive awards that recognize our solid financial performance, as well as the fact that we did not fully achieve our targeted performance goals. Highlights include the following:

•                  Maintained the CEO’s base salary with no increase, positioned approximately at the peer median.

•                  Provided modest base salary increases to other NEOs, though overall salary positioning continued to be approximately at our peer group median.

•                  The CEO earned a below-target short-term incentive payout of 81.3% of target, and the average payouts for our other NEOs were also below the targeted level at 92.6% of target.

•                  Paid out the long-term performance share unit cycles during fiscal year 2016 at 138% and 129% of target in May 2015 and June 2015, respectively, based upon results that were above target over the multi-year performance cycle from fiscal year 2012 through fiscal year 2016.

•                  Funded the NEO’s deferred compensation plans with a value that averaged about 37.5% of our NEOs’ respective base salaries based on fiscal year 2015 results.

•                  Continued to use fiscal year 2016 long-term incentive grants that balance relative TSR performance share units (PSUs) with a long-term incentive plan (LTIP) that measures cumulative free cash flow (FCF) over a multi-year period (from fiscal year 2016 through fiscal year 2018).

•                  Elementum:  Granted modest profit interest unit value awards to certain executives who have been making significant contributions to our Elementum business (see details in the Fiscal Year 2016 Compensation section below).

Prior Say on Pay Advisory Vote Results, Shareholder Engagement, and Pay Program Changes

We provided shareholders with a “say on pay” advisory vote on executive compensation at our 2015 Annual General Meeting held on August 20, 2015. The advisory vote received the support of 94% of the votes cast at the General Meeting. We believe the level of support at our 2015 Annual General Meeting reflects ongoing institutional shareholder outreach efforts and the continuing efforts to align our executive compensation with shareholder interests. We plan to hold a “say on pay” advisory vote on an annual basis. Based on the favorable prior say on pay results, shareholder feedback on existing programs, and our review of the alignment of the pay program design with business results, we continued the structure of our fiscal year 2015 compensation programs in fiscal year 2016.

Impact of Business Performance on Fiscal Year 2016 Executive Compensation

As noted above, for fiscal year 2016, we delivered solid operating results for certain objectives and did not meet targeted objectives on other goals, resulting in payment of our NEOs’ at-risk compensation below target levels. The Compensation Committee recognizes the challenges with the external environment and the transformation in Flex’s business strategy, though the Company did not achieve our targeted results against our operating plan. Consequently, the Committee believes that the actual compensation earned by our NEOs is appropriate and consistent with our pay-for-performance philosophy.  The table below describes the key elements of our executive compensation program and the key actions taken by the Compensation Committee with respect to the compensation of the NEOs for fiscal year 2016:

Pay Component	Description	Fiscal Year 2016 Considerations
Base Salary	• Annual fixed cash component based on individual performance, level of experience and expected future performance and contributions to the Company.	• Maintained the CEO’s base salary with no increase, which approximates peer median. • Provided modest increases for other NEOs, where overall salary positioning continued to approximate peer median.

Short-Term Cash Incentives

•                  Variable cash awards based on achievement of annual objectives based on pre-established financial performance goals related to the Company and business unit with 50% of the payouts based on achievement of quarterly targets and 50% based on achievement of annual targets.

•                  CEO payout earned was 81.3% of target, reflecting operating performance that did not fully meet objectives.

•                  Average payouts for our other NEOs was 92.6% of target, also reflecting result achievement below the targeted level.

Long-Term Incentive Programs	• Performance-based restricted share units which represent 25% (at target) of the total long-term	• The fiscal year 2016 long-term incentive grants provide a balance of

Pay Component	Description	Fiscal Year 2016 Considerations

incentive award are measured based upon the Company’s total shareholder return versus that of the S&P 500.

•                  Performance-based cash incentives (and, in the case of the CEO only, performance-based RSUs) which represent another 25% (at target) of the total long-term incentive award are measured based upon the Company’s performance against a pre-established three-year Free Cash Flow (FCF) target.

•                  Service-based restricted share units represent 50% of the total long-term incentive award and provide for vesting over a four-year period with 25% vesting each year.

•                  Profit interest unit awards in the Elementum business that require a sale or IPO of the business at a level above the grant date valuation in order to generate value

•                  Long-term cash incentives under our Deferred Compensation Plan.

performance-based awards and long-term shareholder alignment

•                  The relative TSR PSUs create strong pay-for-performance alignment by measuring direct shareholder outcomes, while the FCF long-term incentive plan (LTIP) incents management to deliver stable free cash flow in order to enhance shareholder value.

•                  Paid the second portion of the fiscal year 2012 PSU awards that vested in June 2015 at 129% of target based on TSR performance of 76% since the grant.

•                  Paid out the FY13-FY16 PSU awards that vested in May 2015 at 138% of target based on TSR performance of 73% since the grant date.

•                  Granted Elementum units with per-person values of $225,000 or less, with the grant value to be deducted from the fiscal year 2017 equity grants for all participants.

•                  Funded our Deferred Compensation Plan with a value that averaged about 37.5% of our NEOs’ respective base salaries based on fiscal year 2015 results.

Compensation Philosophy

Flex’s compensation philosophy is pay-for-performance.  Our pay programs are designed to align executives’ compensation with performance against the Company’s short-term and long-term performance objectives and the creation of shareholder value. A key objective of our compensation programs is to attract, retain and motivate superior executive talent who are key to the Company’s long-term success by paying for the achievement of meaningful Company objectives, balancing achievement incentives with the need to avoid excessive or inappropriate risk-taking, and maintaining an appropriate cost structure.  We actively manage our pay-for-performance philosophy through the following elements:

Element	Overview
Substantial Emphasis on At-Risk Compensation

•                  Programs are designed to link a substantial component of our executives’ compensation to the achievement of pre-determined performance goals that directly correlate to the enhancement of shareholder value.

•                  90% of our CEO’s target total direct compensation is either at risk or long-term, and an average of 83% of our other NEOs’ target total direct compensation is either at risk or long-term.

•                  100% of at risk or performance-based compensation is based on achievement of core metrics or is subject to market risk based on stock price performance, and is not based on individual performance.

Market-Based, Responsible Target Pay

•                  We regularly benchmark pay against a set of industry peers.

•                  Base salaries are generally positioned at approximately the market median for our NEOs to manage fixed costs and emphasize paying for performance.

•                  Overall target total direct compensation was positioned at approximately the 60th to 65th percentile for our NEOs in fiscal year 2016, subject to individual variances.

Balanced Performance Metrics and Measurement Time Frames

•                  With the rapid pace and dynamic nature of our business, it is necessary to actively measure short-term results across a range of metrics, though with progressively greater emphasis on long-term results for senior leaders.

•                  We measure both quarterly and annual results for revenue, adjusted operating profit (OP), return on invested capital (ROIC), and adjusted earnings per share (EPS) because we believe these reinforce the need to achieve strong top line results, deliver profitability, and manage capital efficiently.

Majority Focus on Long-Term Performance

•                  While measurement of short-term results maintains day-to-day focus, we believe that shareholder value is built over the long-term.

•                  As such, senior leaders are compensated through progressively greater emphasis on performance-based long-term incentives.

•                  75% of our CEO’s fiscal year 2016 target total direct compensation was through long-term incentives, of which 53% is linked to achievement of long-term operating and TSR performance goals.

•                  65% of our other NEOs’ target total pay is in long-term incentives, of which 53% is linked to achievement of long-term operating and TSR performance goals.

•                  We maintain share ownership guidelines to enforce alignment with shareholder results, and have recoupment policies in place.

Compensation Setting Process and Decisions for Fiscal Year 2016

Fiscal year 2016 Corporate Governance Highlights

The Compensation Committee regularly reviews our compensation programs, peer company data and corporate governance best practices in the executive compensation area. We have adopted corporate governance and compensation practices and policies that our Board believes help to advance our compensation goals and philosophy, including the following:

What we do

☒	Maintain a Completely Independent Compensation Committee and Review Process. Our Compensation Committee consists solely of independent directors who establish our compensation practices.
☒	Use a Pay-for-Performance Model. Our executive compensation focuses on corporate performance and a significant portion of executive compensation is at-risk and/or long-term.
☒

We target fixed compensation at our peer median and allow for greater levels of actual total direct compensation based on performance. We generally target base salary to approximate the 50th percentile of our peer group, and generally target our performance or variable annual and long-term incentive compensation to deliver total direct compensation generally between the 60th and 65th percentiles of our peer companies, subject to individual variances.

☒

We design our incentive plans to drive performance and mitigate risks. We have threshold levels of performance that must be met before any short-and long- cash incentives are paid or performance-based restricted share units vest, while pay-out levels are capped under both our short and long-term incentive plans. In addition, we use multiple performance metrics under our incentive plans to mitigate risk, so that executives are not excessively incented by any single metric. Non-GAAP adjustments under our annual incentive plan are generally predefined or subject to a case-by-case review and approval by the Compensation Committee to ensure that the non-GAAP adjustment effects on payout levels appropriately reflect Company performance.

☒

Maintain a Reasonable Share Burn Rate.  We continually balance the need to provide competitive equity awards with a strong commitment to limit dilution to shareholders.  During fiscal year 2016, we granted option equivalents, based on the Company’s fungible share ratio of 1.71:1, of just approximately 2.3% of shares outstanding.

☒

Maintain a Recoupment Policy.  Our Board is authorized to recoup compensation paid to an executive officer in the event of a material restatement of financial results where a covered officer engaged in fraud or misconduct that caused the need for the restatement.

☒	Retain an Independent Compensation Advisor. Our Committee has engaged an independent compensation consultant, Mercer, as its advisor to provide analysis, advice and guidance on executive compensation.
☒

Consider Shareholder Advisory Votes and Views. Our Committee considers the voting results of our advisory vote on executive compensation at each annual general meeting and we engage with our shareholders on compensation and governance efforts through outreach efforts.

☒

Maintain Equity Ownership Guidelines for Senior Officers and Directors. In fiscal year 2011, we adopted equity ownership guidelines for our senior officers and directors, under which senior officers and directors must accumulate and maintain equity in the Company, consistent with the terms of the guidelines.

What we don’t do

☒

We Do Not Provide Employment Agreements. None of our NEOs has an employment agreement, and none of our NEOs is guaranteed salary increases or bonuses for any year. Each of our NEOs serves at the will of the Company’s Board of Directors.

☒

We do not allow hedging or short sales of Company equity. Our directors and officers are prohibited from engaging in short sales or transactions in derivative securities, including hedging transactions.

☒	We do not permit pledging of Company equity. Our directors and officers are prohibited from pledging their equity as collateral for loans.
☒	We do not provide excessive or non-customary executive perquisites. Our perquisites represent a small part of the overall compensation program for the NEOs.
☒

We do not provide severance agreements. Our NEOs do not have severance agreements, whether or not in connection with a change in control. When an executive officer retires, resigns or is terminated, the Compensation Committee exercises its business judgment in approving an appropriate separation or severance arrangement in light of all relevant circumstances, including the individual’s term of employment, severance obligations under applicable law, past accomplishments, internal severance guidelines and reasons for separation from the Company.

☒	We do not have single trigger accelerated vesting of equity awards. Our equity awards do not have “single trigger” accelerated vesting upon a change in control.
☒	We do not maintain a supplemental executive retirement plan (SERP).
☒	Our 2010 Equity Incentive Plan prohibits “share recycling” and options/SAR repricing (including cash buyouts).
☒	We do not pay dividends or dividend equivalents on our unvested restricted share units.

Compensation Committee

The Compensation Committee periodically assesses our compensation programs to ensure that they are appropriately aligned with our business strategy and are achieving their objectives. The Compensation Committee also reviews market trends and changes in competitive practices. Based on its review and assessment, the Compensation Committee from time to time recommends changes in our compensation programs to our Board. The Compensation Committee is responsible for recommending to our Board the compensation of our Chief Executive Officer and all other executive officers. The Compensation Committee also oversees management’s decisions concerning the compensation of other Company officers, administers our equity compensation plans, and evaluates the effectiveness of our overall executive compensation programs.  Our committee also reviews the Company’s talent assessment and succession planning.

Independent Consultants and Advisors

The Compensation Committee has the authority to retain and terminate any independent, third-party compensation consultants and to obtain advice and assistance from internal and external legal, accounting and other advisors. For fiscal year 2016, the Compensation Committee engaged Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (referred to in this discussion as Mercer) in connection with its fiscal year 2016 compensation review, as its independent advisers for certain executive compensation matters. Mercer was retained by the Compensation Committee to provide an independent review of the Company’s executive compensation programs, including an analysis of both the competitive market and the design of the programs. More specifically, Mercer furnished the Compensation Committee with reports on peer company practices relating to the following matters: short and long-term compensation program design; annual share utilization and shareowner dilution levels resulting from equity plans; and executive share ownership and retention values. As part of its reports to the Compensation Committee, Mercer recommends our selected peer companies, and provides competitive compensation data and analysis relating to the compensation of our Chief Executive Officer and our other executives and senior officers. Mercer also assisted the Compensation Committee with its risk assessment of our compensation programs during fiscal year 2016.

Mercer is owned by Marsh & McLennan Companies, Inc., a multi-services global professional services firm providing advice and solutions in risk, strategy and human capital. For a discussion of amounts paid to Mercer for executive and director compensation consulting services and amounts paid to Marsh & McLennan Companies, Inc. and its affiliates for non-executive and non-director compensation consulting services, please see, “ Board Committees —Compensation Committee—Relationship with Compensation Consultants.” The Compensation Committee has determined that the provision by Marsh & McLennan Companies, Inc. of services unrelated to executive and director compensation matters in fiscal year 2016 was compatible with maintaining the objectivity of Mercer in its role as compensation consultant to the Compensation Committee and that the consulting advice it received from Mercer was not influenced by Marsh & McLennan Companies, Inc.’s other relationships with the Company. The Compensation Committee has retained Mercer as its independent compensation consultant for fiscal year 2017 and expects that it will continue to retain an independent compensation consultant on future executive compensation matters.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes recommendations to our Board on all compensation actions relating to our executive officers. As part of its process, the Compensation Committee meets with our Chief Executive Officer and other executives to obtain recommendations with respect to the structure of our compensation programs, as well as an assessment of the performance of individual executives and recommendations on compensation for individual executives. As discussed in greater detail below under “Fiscal Year 2016 Executive Compensation—Incentive Bonus Plan,” our Chief Executive Officer and other executives develop recommendations for performance measures and target payout opportunities under our incentive bonus plan based on management’s business forecast both at the Company and business unit levels, which are reviewed and approved by our Board.

Competitive Positioning

In arriving at its recommendations to our Board on the amounts and components of compensation for our Chief Executive Officer and other executive officers, the Compensation Committee considers competitive compensation data prepared by Mercer. The Compensation Committee reviews this data in the context of historical performance and our overall compensation programs and objectives. The Compensation Committee considered the following competitive compensation data for our NEOs:

•                  Mercer constructed a peer group consisting of 19 companies based on targeting firms with a high degree of complexity in business scale and scope, as well as similar revenues, numbers of employees, and returns on invested capital.

•                  The Compensation Committee also takes into account Mercer’s review of standardized surveys to check the Company’s compensation programs against other large high technology and durable goods manufacturing firms to gain an understanding of general compensation practices.

Each year, the peer companies are recommended by the Compensation Committee’s independent consultant and approved by the Compensation Committee. We made no changes to its fiscal year 2016 peer group relative to fiscal year 2015. The peer group for fiscal year 2016 compensation decisions consisted of the following companies:

Arrow Electronics, Inc.	Applied Materials, Inc.
Avnet, Inc.	Danaher Corporation
Eaton Corporation	Emerson Electric Co.
General Dynamics Corporation	Honeywell International Inc.
Illinois Tool Works Inc.	Jabil Circuit, Inc.
Johnson Controls, Inc.	Motorola Solutions, Inc.
Northrop Grumman Corporation	Raytheon Company
Seagate Technology	TE Connectivity
Tyco International Ltd	Western Digital Corporation
Xerox Corporation

Fiscal Year 2016 Executive Compensation

Total Direct Compensation

Total direct compensation is the sum of base salary, annual incentive bonus payouts and long-term incentive awards, but excludes performance-based contributions to our deferred compensation plan. For the table outlined below, the actual total direct compensation represents the actual bonus earned in each fiscal year plus the grant date fair value of the long-term incentive awards provided in each year (where actual long-term incentive values earned over time are subject to future performance conditions and share price movement). For fiscal year 2016, the actual total direct compensation for all NEOs is approximately 10% to 20% below that of the prior year.  This change reflects our alignment of pay and performance, where the fiscal year 2016 financial performance was solid in the context of market conditions, though it fell short of internal expectations.  Mr. McNamara’s total direct compensation decreased 10.8% from fiscal year 2015, due primarily to a significant decrease in the bonus earned due to performance that was below target.

	Mr. McNamara	Mr. Collier	Mr. Barbier	Mr. Hoak	Mr. Humphries
Actual Total Direct Compensation FY 2015	$13,433,729	$4,804,467	$4,630,931	$2,463,036	$4,932,670
Actual Total Direct Compensation FY 2016	$11,988,961	$3,926,554	$3,908,316	$2,243,382	$4,212,442
Percent change	-10.8%	-18.3%	-15.6%	-8.9%	-14.6%

Elements of Compensation

We allocate compensation among the following components for our NEOs:

•                  base salary;

•                  annual incentive bonus awards;

•                  long-term performance-based and service-based share incentive awards;

•                  long-term performance-based cash incentive awards;

•                  performance-based and service-based deferred compensation; and

•                  other benefits.

As discussed above, a key element of our compensation philosophy is that a significant portion of executive compensation is performance-based and therefore at-risk. A second key element of our compensation philosophy is that a significant portion of executive compensation is comprised of long-term components in order to align executive compensation with sustained, long-term performance and share price appreciation. Annual incentive compensation, performance-based restricted share units, performance-based cash-based incentives, and performance-funded contributions under our deferred compensation plan are compensation that is at-risk because their payouts depend entirely upon performance. Our performance-based compensation elements coupled with service-based restricted share units and our service-based deferred compensation plan contributions are designed to provide significant retention and alignment with long-term shareholder value enhancement, where our long-term incentive awards fully vest after periods of three or four years.

The following charts illustrate the mix of our compensation and show that for our Chief Executive Officer, 90% of total target direct compensation is either at-risk or long-term, and, overall for our other NEOs, 83% of total target direct compensation is either at-risk or long-term:

2016 Target Total Direct Compensation
CEO Pay Mix

2016 Target Total Direct Compensation
Average NEO Pay Mix (non-CEO)

Base Salary Levels

The following table sets forth the base salaries of our NEOs in fiscal years 2015 and 2016, as well as the percentage increase (if any) from the prior year:

Name and Title	Base Salary for Fiscal Year 2015	Base Salary for Fiscal Year 2016	Percentage Increase	Peer Group Percentile Approximation
Michael M. McNamara Chief Executive Officer	$1,250,000	$1,250,000	0%	50th
Christopher Collier Chief Financial Officer	$650,000	$675,000	3.8%	25th – 50th
Francois P. Barbier President, Global Operations and Components	$675,000	$695,000	3.0%	25th – 50th
Jonathan S. Hoak Executive Vice President and General Counsel	$525,000	$525,000	0%	25th – 50th
Paul Humphries President, High Reliability Solutions	$675,000	$695,000	3.0%	50th – 60th

For fiscal year 2016, we set our executives’ base salaries at levels which are competitive with our peer companies based on each individual executive’s role and the scope of his or her responsibilities, also taking into account the executive’s experience and the base salary levels of other executives within the Company. Adjustments were modest, reflecting the fact that no individual changed roles significantly or was fundamentally mis-aligned with market. The Compensation Committee typically reviews base salaries every fiscal year and adjusts base salaries to take into account competitive market data, individual performance and promotions or changes in responsibilities.  Overall salaries for our NEOs in fiscal year 2016 positioned our aggregate pay at approximately the median of our peer companies.

Incentive Bonus Plan

Our annual incentive payouts are based entirely on achievement of financial performance objectives and are linked to achievements of the following performance metrics:

•                  revenue growth targets;

•                  adjusted operating profit targets;

•                  return on invested capital targets; and

•                  adjusted earnings per share targets.

For fiscal year 2016, the Company’s performance level with respect to the above performance metrics exceeded targeted amounts for some metrics and fell below targeted amounts against others (see table below), and therefore, resulted in incentive payment amounts that were below target levels for all the NEOs, except for Mr. Humphries, in whose case performance levels exceeded targeted amounts for all metrics. The payout levels are as follows:

Name	Fiscal Year 2016 Annual Incentive Bonus as a Percentage of Target Bonus	Fiscal Year 2016 Annual Incentive Bonus Target (Potential Bonus as a percentage of Base Salary)	Fiscal Year 2016 Annual Incentive Actual Bonus
Mr. McNamara	81.3%	150%	$1,524,873
Mr. Collier	81.3%	110%	$603,850
Mr. Barbier	81.3%	110%	$621,742
Mr. Hoak	81.3%	80%	$341,572
Mr. Humphries	121.1%	110%	$925,868

Through our incentive bonus plan, we seek to provide pay for performance by linking incentive awards to Company and business unit performance. In designing the incentive bonus plan, our Chief Executive Officer and management team develop and recommend performance metrics and targets, which are reviewed and are subject to adjustment by the Compensation Committee and our Board. Performance metrics and payout levels are determined based on management’s business forecast both at the Company and business unit levels, as reviewed and approved by the Board. In fiscal year 2016, target levels for performance were set at approximately the levels included in our business forecast. Maximum payout levels were tied to “stretch” levels of performance. As part of the process of setting performance targets, the Compensation Committee reviewed analyst consensus estimates for fiscal year 2016 and confirmed that target performance measures were appropriately aligned with such estimates. Performance measures were based on quarterly and annual targets.

The following table summarizes the key features of our fiscal year 2016 incentive bonus plan:

Feature	Component	Objectives
Performance Targets	• Based on key Company and business unit financial metrics • Measured on annual and quarterly basis

•                  Aligns executive incentives with Company and business unit performance

•                  Rewards achievement of objectives over course of the year by splitting incentives over quarterly and annual performance objectives

•                  Takes into account executive’s responsibility, experience, and expected contributions

•                  Focused on achievement of business performance metrics that directly correlate to business and shareholder value creation

•                  Emphasizes pay for performance by linking individual compensation to Company and/or business unit performance

•                  Promotes accountability by tying payout to achievement of minimum performance threshold

• 50% based on achievement of quarterly objectives • 50% based on achievement of annual objectives
Performance Measures

•                  Revenue growth at the Company and business unit level

•                  Adjusted operating profit at the Company and business unit level

•                  Return on invested capital and adjusted earnings per share targets at the Company level

•                  Measurement level is based on each executive’s respective responsibilities, with substantial weighting on business unit financial metrics for business unit executives

•                  For Mr. Humphries, additional business unit performance measures were profit after interest percentage and new business wins

Bonus Payments

•                  Based entirely on achievement of financial performance objectives

•                  No individual performance component

•                  Target bonus opportunities set at percentage of base salary, based on executive’s level of responsibility

•                  Mr. McNamara’s target bonus set at 150% of base salary

•                  Mr. Collier’s target bonus set at 110% of base salary

•                  Target bonus for other NEOs set at a range between 80% and 110% of base salary

•                  Quarterly bonuses range from 0% of target to maximum of 200% of target

•                  Annual bonuses range from 50% of target to maximum of 300% of target

•                  No payout awarded for any measure where Company or business unit failed to achieve threshold level for such measure

The Compensation Committee recommended and our Board approved different performance metrics for our Chief Executive Officer, Chief Financial Officer and corporate officers as compared with business unit executives.

The incentive bonus plan award opportunities for each NEO are shown in the Grants of Plan-Based Awards in Fiscal Year 2016 table in “Executive Compensation.” In fiscal year 2016, the target incentive bonus awards were set at approximately the 60th percentile of our peer group for Mr. McNamara; at approximately the 75th percentile of our peer group for Mr. Collier; at between the 60th and 75th percentile of our peer group for Mr. Barbier; between the 25th and 50th percentiles of our peer group for Mr. Hoak; and at approximately the 75th percentile of our peer group for Mr. Humphries.

Non-GAAP Adjustments

We used adjusted non-GAAP performance measures for our incentive bonus plan in fiscal year 2016. We used adjusted measures to eliminate the distorting effect of certain unusual income or expense items. The adjustments were intended to:

•  align award payout opportunities with the underlying growth of our business; and

•  avoid outcomes based on unusual items.

In calculating non-GAAP financial measures, we excluded certain items to facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such items are not, in the Compensation Committee’s view, related to the Company’s ongoing operational performance. The non-GAAP measures are used to evaluate more accurately the Company’s operating performance, for calculating return on investment, and for benchmarking performance against competitors. For fiscal year 2016, non-GAAP adjustments consisted of excluding after-tax stock-based compensation expense and intangible amortization. All adjustments are subject to approval by the Compensation Committee to ensure that payout levels are consistent with performance.

Incentive Awards for the CEO and CFO

Messrs. McNamara and Collier were each eligible for a bonus award based on achievement of quarterly and annual revenue growth, adjusted operating profit, ROIC and adjusted EPS targets. We refer to these performance measures as the “Company performance metrics.” The weightings for each of these performance measures was 25%. Mr. McNamara’s annual target bonus was 150% of base salary. Mr. McNamara’s target percentage of base salary remained the same as in fiscal year 2015 and resulted in total target cash approximately between the 50th and 60th percentiles of our peer companies.  Mr. Collier’s bonus target as a percentage of base salary was set at 110% and resulted in total target cash between the 50th and 60th percentiles of our peer companies.

The following table sets forth the payout level opportunities that were available for Messrs. McNamara and Collier as a percentage of the target award for each performance measure based on different levels of performance. Revenue targets represented year over year annual growth targets of (-2.5)% at the 50% payout level, 3.3% at the 100% payout level, 9.0% at the 200% payout level, and 10.9% at the 300% payout level.

No payout is made if the threshold performance level is not achieved.  Targets at the 300% level with respect to the annual bonus reflect sustained performance over the year that is considered to provide stretch targets. For performance levels between 50% and 300% presented in the table below, straight line interpolation was used to arrive at the payout level:

Payout (% Target)	50%	100%	200%	300%
Q1 Revenue (in millions)	$6,000	$6,330.1	$6,660.3	$6,770.3
Q1 Adjusted OP (in millions)	$161.9	$172.7	$183.5	$195.1
Q1 ROIC	20%	22%	25%	25.7%
Q1 Adjusted EPS	$0.23	$0.24	$0.25	$0.27

Q2 Revenue (in millions)	$6,070.8	$6,433.8	$6,796.8	$6,917.8
Q2 Adjusted OP (in millions)	$177.2	$189.0	$200.8	$213.5
Q2 ROIC	20%	22%	25%	25.7%
Q2 Adjusted EPS	$0.26	$0.27	$0.28	$0.30

Q3 Revenue (in millions)	$6,760.9	$7,167.8	$7,574.6	$7,710.2
Q3 Adjusted OP (in millions)	$212.2	$226.4	$240.5	$255.65
Q3 ROIC	20%	22%	25%	25.7%
Q3 Adjusted EPS	$0.30	$0.32	$0.34	$0.36

Q4 Revenue (in millions)	$6,668.2	$7,068.3	$7,468.4	$7,601.8
Q4 Adjusted OP (in millions)	$198.65	$211.9	$225.1	$239.3
Q4 ROIC	20%	22%	25%	25.7%

Payout (% Target)	50%	100%	200%	300%
Q4 Adjusted EPS	$0.29	$0.30	$0.33	$0.34

FY’16 Revenue (in millions)	$25,500.0	$27,000.0	$28,500.0	$29,000.0
FY’16 Adjusted OP (in millions)	$750.0	$800.0	$850.0	$903.5
FY’16 ROIC	20%	22%	25%	25.7%
FY’16 Adjusted EPS	$1.08	$1.13	$1.20	$1.27

The following table sets forth the actual quarterly and annual performance and the payout levels (as a percentage of the target award for the quarterly and annual periods) and payout amounts (as a percentage of base salary for the quarterly and annual periods) for Messrs. McNamara and Collier.

Period	Revenue (in millions)	Payout Level %	Adjusted OP (in millions)	Payout Level %	ROIC	Payout Level %	Adjusted EPS	Payout Level %	Total Payout Level %	CEO Actual Payout % (as a % of Base Salary)	CFO Actual Payout % (as a % of Base Salary)
Q1	$5,566	0%	$159	0%	22.9%	133.3%	$0.23	50%	45.8%	68.8%	50.4%
Q2	$6,317	83.9%	$196	161.7%	22.7%	123.3%	$0.27	100%	117.2%	175.9%	129%
Q3	$6,763	50.3%	$236	168.8%	22.4%	113.3%	$0.35	200%	133.1%	199.7%	146.4%
Q4	$5,773	0%	$200	56.1%	22.0%	97.5%	$0.29	50%	50.9%	76.3%	56%
FY’16 Annual Component	$24,419	0%	$792	91.8%	21.9%	97.5%	$1.14	114.3%	75.9%	113.8%	83.5%
FY’16 Total Payout	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	81.3%	122%	89.5%

Consistent with the Company’s pay for performance approach, the Company recognized the performance against its operating plan in fiscal year 2016 and consequently the short-term incentive compensation of our executives decreased this year over the prior year.

Payout levels (as a percentage of target) were in line with operational performance at 45.8% for the first quarter, 117.2% for the second quarter, 133.1% for the third quarter and 50.9% for the fourth quarter. For the annual component, the payout level (as a percentage of target) was 75.9%. The total annual bonus payout was 81.3% as a percentage of target, which represents 122% for Mr. McNamara and 89.5% for Mr. Collier as a percentage of base salary. Comparatively, in fiscal year 2015, incentive award payouts as a percentage of target were 169.6% of target for Messrs. McNamara and Collier.

Incentive Awards for NEOs other than the CEO and CFO

Mr. Barbier was eligible for a bonus award based on achievement of the quarterly and annual Company performance metrics, with the same weightings as Messrs. McNamara and Collier. Mr. Barbier’s annual target bonus was 110% of base salary and resulted in total target cash approximately between the 50th and 60th percentiles of our peer group.

Mr. Hoak was eligible for a bonus award based on achievement of the quarterly and annual Company performance metrics, with the same weightings as Messrs. McNamara and Collier. The annual target bonus was 80% of base salary and resulted in total target cash between the 25th and 50th percentiles of our peer group.

Mr. Humphries was eligible for a bonus based on achievement of the quarterly and annual Company performance metrics (i.e., the performance measures that applied to Messrs. McNamara and Collier), as well as the business unit performance metrics of revenue, adjusted operating profit, profit after interest percentage and new business wins for our High Reliability Solutions business group. Mr. Humphries’ annual target bonus was 110% of base salary and resulted in total target cash between the 60th and 75th percentiles of our peer group. Actual payout level opportunities ranged from 50% to 200% of target with respect to quarterly metrics and 50% to 300% of target for annual metrics. The weightings of the performance metrics for Mr. Humphries were 20% for the Company performance metrics and 80% for the business unit metrics. Certain business unit metrics were calculated on an adjusted non-GAAP basis consistent with the Company performance metrics. We treat the business unit performance measures as confidential. We set these measures at levels designed to motivate Mr. Humphries to achieve operating results at his business unit in alignment with our business strategy with payout opportunities at levels of difficulty consistent with our Company performance metrics.

The following table sets forth the actual quarterly, annual and total payout levels, both as a percentage of target and of eligible base salary, for Messrs. Barbier, Hoak, and Humphries:

Period	F. Barbier Payout (% Target)	F. Barbier Actual Payout % (as a % of Base Salary)	J. Hoak Payout (% of Target)	J. Hoak Actual Payout % (as a % of Base Salary)	P. Humphries Payout (% of Target)	P. Humphries Actual Payout % (as a % of Base Salary)
Q1	45.8%	50.4%	45.8%	36.7%	132.5%	145.7%
Q2	117.2%	129.0%	117.2%	93.8%	135.3%	148.8%
Q3	133.1%	146.4%	133.1%	106.5%	152.7%	168.0%
Q4	50.9%	56.0%	50.9%	40.7%	55.0%	60.5%
FY’16 Annual Component	75.9%	83.5%	75.9%	60.7%	123.3%	135.7%
FY’16 Total Payout	81.3%	89.5%	81.3%	65.1%	121.1%	133.2%

Bonuses under our annual incentive bonus plan are based upon the achievement of Company and business unit (in the cases of business unit executives) performance goals. Based on fiscal year 2016 operating performance, bonus payouts were at 81.3% of target for Messrs. Hoak and Barbier, and 121.1% of target for Mr. Humphries. Comparatively, in fiscal year 2015, bonus payouts as a percentage of target were 169.6% of target for Messrs. Hoak and Barbier, and 210.2% of target for Mr. Humphries.

The Compensation Committee believes that bonuses awarded under our incentive bonus plan appropriately reflected the achievement in the Company’s performance targets and appropriately rewarded the performance of the named executive officers.

Long-Term Share- and Cash-Based Incentive Compensation

Restricted Share Unit Awards

The Compensation Committee grants share- and cash-based long-term incentives to its senior executives as an incentive to maximize the Company’s long-term performance and shareholder value creation. These long-term incentives are designed to align the interests of the named executive officers with those of our shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner, with a direct stake in the business. These awards are also intended to promote executive retention, as unvested long-term share and cash incentives are generally forfeited if the executive voluntarily leaves the Company. Restricted share unit awards are structured as either performance-based awards, which vest only if pre-established performance measures are achieved, or service-based awards, which vest if the executive remains employed through the vesting period. Before the restricted share unit award vests, the executive has no ownership rights in our ordinary shares. The payouts are made in shares, so the value of the award goes up or down based on share price performance from the beginning of the grant, further aligning the interests of the executive with long-term shareholder value creation.

In fiscal year 2016, the Compensation Committee determined that long-term incentive awards for executives and other senior officers generally would be allocated 50% to service-based restricted share unit awards, 25% to performance-based restricted share unit (PSU) awards that are earned based upon relative TSR performance versus the S&P 500, and 25% to a long-term incentive plan that measures Flex’s cumulative free cash flow (FCF LTIP) over a three-year period from fiscal year 2016 to fiscal year 2018. For the FCF LTIP, the awards are payable in shares for the CEO, so 50% of his long-term compensation is in the form of performance-based equity grants. For the other NEOs, the FCF LTIP is payable in cash. The Compensation Committee believes that this allocation promotes retention, serves to link long-term compensation to the Company’s long-term performance and limits the dilutive effect of equity awards. Key features of our long-term incentive awards are as follows:

•      Performance-Based RSUs (PSUs):  The awards granted in fiscal year 2016 are earned based upon Flex’s percentile rank of total shareholder return (TSR) over a 3-year period against the S&P 500 constituents. The Compensation Committee believes that the relative total shareholder return metric used in the performance based awards is a widely accepted investor benchmark that appropriately aligns compensation with performance. The number of shares earned is dependent on the percentile rank achieved based on the table below:

S&P 500 TSR Percentile Rank	Shares Earned
>75th Percentile	200% of target
50th – 75th Percentile	Interpolate
50th Percentile	100% of target
30th – 50th Percentile	Interpolate
30th Percentile	25% of target
<30th Percentile	0% of target

•                            Free Cash Flow LTIP:  The 2016 grants are earned based on Flex’s performance against pre-established cumulative Free Cash Flow goals over the period from fiscal year 2016 through fiscal year 2018.  The Compensation Committee believes the three-year Free Cash Flow target is an important liquidity metric because it measures the amount of cash generated that is available to repay debt obligations, make investments, fund acquisitions, repurchase Company shares and to use for certain other activities. The Compensation Committee will assess goal achievement for the 2016 grant cycle and approve awards for the NEOs at the end of the performance cycle following the close of fiscal year 2018. Awards will be measured on a straight line sliding scale as follows:

% of Goal Achieved	<69%	69%	100%	136% and above
% of Target Paid	0%	50%	100%	200%

•                            Service-Vested RSUs:  Awards granted in fiscal year 2016 vest in four installments of 25% on each yearly anniversary of the grant date.

The performance-based awards provide that in the event of retirement, a pro-rata number of vested shares shall be issued upon the vesting of the performance-based award pursuant to the performance criteria, with the number of shares that vest determined by multiplying the full number of shares subject to the award by a fraction equal to (x) the number of complete months of continuous service as an employee from the grant date of the award to the date of retirement, divided by (y) the number of months from the grant date to the vesting/release date; provided, further, that if within twelve months of retirement, the executive officer violates the terms of a non-disclosure agreement with, or other confidentiality obligation owed to, the Company or any subsidiary or affiliate, then the award and all of the Company’s obligations and the executive officer’s rights under the award terminate. For purposes of the awards, “Retirement” means the executive officer’s voluntary termination of service after the executive officer has attained age sixty (60) and completed at least ten (10) years of service as an employee of the Company or any subsidiary or affiliate. At the current time, none of the executive officers would satisfy the retirement criteria.

The size of the total long-term incentive award to each executive officer generally is set at a level that is intended to create a meaningful opportunity for share ownership based upon the individual’s current position with the Company, but the Compensation Committee and Board also take into account (i) the individual’s potential for future responsibility and promotion over the term of the award, (ii) the individual’s performance in recent periods, and (iii) the number of restricted share unit awards and options held by the individual at the time of grant. In addition, the Compensation Committee and Board consider competitive equity award data, and determine award size consistent with the Compensation Committee’s and our Board’s objective of setting long-term incentive compensation at a competitive level in relation to our peer companies, subject to individual variances. The Compensation Committee and Board also consider annual share usage and overall shareholder dilution when determining the size of equity awards.

Elementum Profits Interest Units

We own substantially all of the equity in Elementum Holding Ltd (“Holdco”), which in turn is a significant shareholder of Elementum SCM (Cayman) Ltd (“Elementum”), along with other investors not affiliated with us.  Elementum is a privately-held software development company founded in 2012 by Flex and some of our former employees to address the enormous challenges facing global supply chains. Elementum develops SaaS-based supply chain management, or SCM, solutions to help companies deal with supply chain complexities through tools designed to control business processes, execute value chain transactions, and manage supplier relationships. Elementum is a separate organization from Flex with approximately 100 employees, though we currently indirectly hold a majority ownership interest. Flex’s CEO, Mike McNamara, is the Chairman of the Board of Elementum, and he and Christopher Collier, Flex’s Chief Financial Officer, and François Barbier, Flex’s President, Global Operations and Components provide active contributions to Elementum. Prior to 2015, Messrs. McNamara, Collier and Barbier had not received any direct financial interest in Elementum or Holdco in connection with their service to Elementum and Holdco. At its founding, we reserved 3.8% of Flex’s interest in Holdco as “profits interest,” which are rights to receive a specified percentage of the appreciation that Flex realizes from its holdings in Holdco.

We believe that our investment in Elementum represents a significant value creation opportunity for shareholders. Profits interest unit grants are intended to provide incentives for Flex recipients to drive Elementum’s success.  Because the growth and success of Elementum could have positive implications for Flex as a whole, we believe that it is important to leverage the experience and expertise of our own officers to support Elementum’s success.  We also believe that our overall compensation plans provide a strong incentive to maximize overall Flex results across the breadth of our business lines and geographies.  On October 15, 2015, Mr. McNamara received a 1.302% profits interest in Holdco at a grant date value of $218,305.  Mr. Barbier received a 0.243% profit interests in Holdco at a grant date value of $40,750. Mr. Collier received a 0.097% profits interest in Holdco at a grant date value of $16,600.  Each award will vest 25% at the end of each year for four years, with the value only recognized upon an Elementum liquidity event.

The Elementum profits interest grants made on October 15, 2015 were one-time, discretionary grants and the value of these grants will be deducted from the Flex equity grant that would otherwise have been issued to the recipient for the next fiscal year.  The primary purpose of the profits interest grants in Holdco is to provide the executives with a highly-focused compensation tool that is directly aligned with the goal of creating value within Elementum, and therefore, we believe, for Flex shareholders overall.  Various features of the incentive program are structured to provide alignment with Flex shareholders and have the appropriate governance controls, including:

•                  Recipients can only realize value from the profits interest if Flex also realizes value from our Elementum investment after the award of the profit interests

•                  If the recipient leaves Flex, he or she will only be eligible to realize value from the vested portion of the grant

•                  The awards are non-voting

•                  The Flex Board’s Nominating and Corporate Governance Committee will oversee a process to monitor and mitigate any potential conflicts of interest

Grants During Fiscal Year 2016

The number of performance-based and service-based restricted share unit awards as well as, in the case of Mr. McNamara, the FCF LTIP awards granted to him in fiscal year 2016, and the grant-date fair value of the restricted share unit awards and Elementum profits interest unit awards determined in accordance with ASC 718-10, are shown in the Grants of Plan-Based Awards in Fiscal Year 2016 table.

As part of the annual compensation review process, the Compensation Committee recommended and the Board approved the following performance-based and service-based restricted share unit awards to our named executive officers in fiscal year 2016. The figures represent the sum of the restricted share unit awards granted. The award is split 50-50 between performance-based awards (at target) and service-based awards for Mr. McNamara, who received 719,008 RSUs. The share-based awards for Messrs. Collier, Barbier, Humphries and Hoak are split 33-67 between performance-based awards (at target) and service-based awards. Mr. Collier received 154,957 RSUs and a target FCF LTIP award of $625,000; Mr. Barbier received 151,672 RSUs and a target FCF LTIP award of $611,750, Mr. Humphries received 151,672 RSUs and a target FCF LTIP award of $611,750, and Mr. Hoak received 80,578 RSUs and a target FCF LTIP award of $325,000.

Long Term Incentive Awards

	Performance-Based
Executive Officer	TSR-Based PSUs (Shares)	FCF-Based PSUs (Shares)	FCF Cash LTIP (Target Value)	Elementum (Grant Date Value)	Time-Based RSUs (Shares)
Michael M. McNamara	179,752	179,752	—	$218,305	359,504
Christropher Collier	51,652	—	$625,000	$16,300	103,305
Francois P. Barbier	50,557	—	$611,750	$40,750	101,115
Jonathan S. Hoak	26,859	—	$325,000	—	53,719
Paul Humphries	50,557	—	$611,750	—	101,115

Taking these programs into account, Mr. McNamara’s total target direct compensation for fiscal year 2016 is set at approximately the 60th percentile of our peer companies, and the aggregate total target direct compensation for our remaining NEOs is set at approximately the 55th percentile of our peer companies.

Earning of Prior Performance Award Grants

During fiscal year 2016, two portions of prior performance share unit awards completed the applicable performance cycle and were eligible for payouts.   The fiscal year 2012 PSU grant measured our TSR versus the S&P 500.  Based on our 76% TSR for the period between the grant date in June 2011 and the performance period end in June 2015, the final 50% of the fiscal year 2012 PSU award paid out at 129% of target. The fiscal year 2013 PSU grant also measured our TSR versus the S&P 500. Based on our 73% TSR for the period between the grant date in May 2012 and the performance period ending in May 2015, the fiscal year 2013 PSU award was paid out at 138% of target.

Responsible Share Granting Approach

Flex is committeed to maintaining a responsible share burn rate, as we know that this is a critical factor for our shareholders and has a direct impact on the value creation that they can participate in.  From a talent perspective, Flex is a technology-driven firm that needs talent that can meet the complex and rapidly evolving demands of its customers.  As such, Flex needs to provide equity awards that are competitive in the market for talent that is at capable of delivering innovative technology solutions with world class manufacturing and supply chain expertise. In order to ensure responsible equity usage, we:

•                  Target a broad-based equity strategy that generally aligns with the median of market

•                  Conduct regular market analyses to ensure alignment with market participation and award opportunity values

•                  Use an equity grant strategy that ensures that awards are focused on high performers and those that make a meaningful impact on Flex’s business results

•                  Include direct performance metrics on more senior level participants, and provide longer-term shareholder alignment for all equity participants with multi-year vesting schedules on restricted stock unit grants

•                  Analyze overall equity spend levels relative to peers and the broader market to ensure that total Company grant levels are appropriate from a market perspective

Through these mechanisms, we continually balance the need to provide competitive equity awards with a strong commitment to limit dilution to shareholders.  During fiscal year 2016, we granted non-adjusted shares of 1.4% of our average common shares outstanding.  When considering this grant rate from an option equivalent perspective, based on the Company’s fungible share ratio of 1.71:1, Flex granted  2.3% of shares outstanding.  Details of Flex’s grant history are outlined in more detail below:

	Service-Based Share Summary for Fiscal Year Ended March 31,
	2016		2015		2014
	Shares	Price	Shares	Price	Shares	Price
	Service-based		Service-based		Service-based
Unvested share bonus awards outstanding, beginning of fiscal year	14,108,169	$8.74	16,456,620	$6.98	17,524,319	$6.59
Granted	6,495,706	11.89	5,989,442	11.26	6,767,941	7.66
Vested	(6,522,628)	7.99	(6,594,344)	6.91	(5,481,153)	6.66
Forfeited	(913,471)	9.42	(1,743,549)	7.61	(2,354,487)	6.76
Unvested share bonus awards outstanding, end of fiscal year	13,167,776	$10.41	14,108,169	$8.74	16,456,620	$6.98

	Performance-Based Share Summary for Fiscal Year Ended March 31,
	2016		2015		2014
	Shares	Price	Shares	Price	Shares	Price
	Performance-based		Performance-based		Performance-based
Unvested share bonus awards outstanding, beginning of fiscal year	4,885,083	$9.76	5,391,500	$8.33	4,282,750	$7.65
Granted	1,124,016	13.97	973,683	14.81	2,211,000	9.34
Vested / Earned	(2,006,750)	7.77	(651,712)	7.60	(0)	0.00
Forfeited	(170,049)	11.01	(828,388)	7.84	(1,102,250)	7.72
Unvested share bonus awards outstanding, end of fiscal year	3,832,300	$11.99	4,885,083	$9.77	5,391,500	$8.33
Weighted-average ordinary shares outstanding	557,667,000		579,981,000		610,497,000
Gross Shares Granted	7,619,722		6,963,125		8,978,941
Gross Burn Rate	1.37%		1.20%		1.47%
Fungible Ratio	1.71		1.71		1.71
Fungible Option Equivalents Granted	13,029,725		11,906,944		15,353,989
Fungible Option Equivalent Burn Rate	2.34%		2.05%		2.51%

We believe that the equity grant philosophies and governance mechanisms in place allow us to balance the need to be competitive for overall talent while ensuring that shareholders experience a responsible level of dilution.

Administration of Equity Award Grants

Equity awards are not timed in relation to the release of material information. Our current policy provides that equity grants to non-executive new hires and follow on equity grants to non-executives are made on pre-determined dates five times a year.

Hedging and Pledging Policy

Under our insider trading policy, short-selling, trading in options or other derivatives on our shares or engaging in hedging transactions are prohibited.  Our insider trading policy also prohibits using our shares as collateral for margin accounts.

Long-Term Deferred Compensation Awards

Each of the NEOs participates in a deferred compensation plan or arrangement. These plans and arrangements are intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. The Compensation Committee’s general policy is to target long-term incentive compensation (which is deemed to include share-and cash-based compensation and target annual performance-based contributions to the deferred compensation plan, discussed below) at between the 60th and 65th percentiles of our peer companies, subject to individual variances. Our competitive positioning for long-term incentive compensation is determined in the context of historical performance and our overall compensation programs, including prior incentive awards. For fiscal year 2016, Mr. McNamara’s long-term incentive award was targeted at approximately the 60th percentile of our peer companies, and the other named executive officers’ long-term incentive awards generally were targeted to be within a range around the 60th percentile of our peer companies as well.

Under the Company’s 2010 Deferred Compensation Plan, which replaced both the prior long-term cash incentive awards program and our Senior Executive and Senior Management Deferred Compensation Plans, the Company in its discretion may make annual contributions in targeted amounts of up to an aggregate of 37.5% of each participant’s base salary (subject to offsets for non-U.S. executives’ pension and other benefits) to a non-qualified deferred compensation account, subject to approval by the Compensation Committee. The contributions are funded 50% based on a percent of base salary and 50% based on performance, using the same performance measures used under the incentive bonus plan. For performance below the threshold payout level under the incentive bonus plan, there will be no performance-based contribution; for performance between the threshold and target payout levels, the Compensation Committee may award a contribution ranging from 50% to 100% of the target performance-based contribution; and for performance above the target payout level, the Compensation Committee may award a contribution of up to 150% for the performance-based portion of the award. Initial contributions and any annual contributions, together with earnings, will cliff vest after four years provided that the participant remains employed by the Company. For purposes of benchmarking compensation, the Compensation Committee treats target cash awards as long-term incentive compensation. Deferred balances under the plan are deemed to be invested in hypothetical investments selected by the participant or the participant’s investment manager. Participants may elect to receive their vested compensation balances upon termination of employment either through a lump sum payment or in installments over a period of up to ten years. Participants also may elect in-service distributions through a lump sum payment or in installments over a period of up to five years. The deferred account balances are unfunded and unsecured obligations of the Company, receive no preferential standing, and are subject to the same risks as any of the Company’s other general obligations. We do not pay or guarantee above-market returns. The appreciation, if any, in the account balances of plan participants is due solely to the performance of the underlying investments selected by participants.

In addition, initial Company contributions under the 2010 Deferred Compensation Plan for new senior executive participants who did not participate in the prior plans are 50% of base salary and are not tied to Company performance. Thereafter, Company contributions are limited to 37.5%, as described above, of each participant’s base salary (subject to offsets for non-U.S. executives’ pension and other benefits).

For fiscal year 2016, Messrs. Collier, Hoak, Humphries and McNamara each received deferred cash awards with a value that averaged about 37.5% of their 2015 respective base salaries and Mr. Barbier received no deferred cash award.

Jon Hoak Separation Agreement

For a discussion of Mr. Hoak’s Separation Agreement, please see “Executive Compensation—Potential Payments Upon Termination or Change in Control—Jon Hoak Separation Agreement.”

Voluntary Contributions

Under the 2010 Deferred Compensation Plan, participating officers may defer up to 70% of their base salary and bonus, net of certain statutory and benefit deductions.

Additional Company Contributions

The Company may make a discretionary matching contribution in connection with voluntary deferrals to reflect limitations on our matching contributions under our 401(k) plan.

Additional Information

For additional information about (i) executive contributions to the NEOs’ deferral accounts, (ii) Company contributions to the deferral accounts, (iii) earnings on the deferral accounts, (iv) withdrawals under the deferral accounts, and (v) deferral account balances as of the end of fiscal year 2016, see the section entitled “Executive Compensation—Nonqualified Deferred Compensation in Fiscal Year 2016.”

Benefits

Executive Perquisites

Perquisites represent a small part of the overall compensation program for the named executive officers. In fiscal year 2016, we paid the premiums on long-term disability insurance for our named executive officers. We also reimbursed Mr. Barbier for costs associated with his international assignment, which are discussed below. In addition, we reimbursed Mr. Barbier for FICA and Medicare taxes due upon the partial vesting of his deferred bonuses during fiscal year 2016. These and certain other benefits are quantified under the “All Other Compensation” column in the Summary Compensation Table.

As discussed above, we have replaced our prior deferred compensation plans with our 2010 Deferred Compensation Plan. Under the prior plans, vested amounts were not paid until termination, while the new plan provides for distribution options, including in-service distributions. For amounts vesting under the prior plans, we will continue to reimburse the executives for FICA taxes since the executives will continue to be unable to access vested funds prior to retirement; however, the executives will continue to be responsible for the tax liability associated with the reimbursement. For amounts vesting under the new plan, the executives will be responsible for FICA taxes and the Company will not reimburse the executives for any taxes due upon vesting.

While Company aircraft are generally used for Company business only, our Chief Executive Officer and Chief Financial Officer and their spouses and guests may be permitted to use Company aircraft for personal travel, provided that Company aircraft are not needed for business purposes at such time. We calculate the incremental cost to the Company for use of the Company aircraft by using an hourly rate for each flight hour. The hourly rate is based on the variable operational costs of each flight, including but not necessarily limited to the following: fuel, maintenance, flight crew travel expense, catering, communications, and fees which include flight planning, ground handling and landing permits. On August 30, 2012, the Compensation Committee eliminated the gross-up that was previously provided under this policy. These benefits are quantified under the “All Other Compensation” column in the Summary Compensation Table.

Relocation Assignments

In connection with Mr. Barbier’s relocation assignment to the Company’s San Jose facility, originally effective August 30, 2010 and amended to provide a continuation of certain benefits as of March 5, 2013, we agreed to reimburse Mr. Barbier for certain relocation expenses incurred by Mr. Barbier, including a housing allowance of $6,000 per month and an auto allowance of up to $1,200 per month until June 30, 2016. These benefits are quantified under the “All Other Compensation” column in the Summary Compensation Table. For Mr. Barbier, the amount includes reimbursement of $151,221 for the incremental taxes due as a result of his relocation to the Company’s San Jose facility.

401(k) Plan; French Defined Contribution Pension Plan

Under our 401(k) Plan, all of our employees are eligible to receive matching contributions. Effective fiscal year 2011, we also instituted a new annual discretionary matching contribution. The amount of any discretionary annual contribution will be based on Company performance and other economic factors as determined at the end of the fiscal year. For fiscal year 2016, we elected not to make a discretionary contribution. We do not provide an excess 401(k) plan for our executive officers.

Mr. Barbier participates in defined contribution pension schemes mandated under French law. For fiscal year 2016, the Company made required contributions aggregating approximately $68,534.

Other Benefits

Executive officers are eligible to participate in all of the Company’s employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance, in each case on the same basis as other employees, subject to applicable law.

Termination and Change of Control Arrangements

The named executive officers are entitled to certain termination and change of control benefits under their deferred compensation plans and under certain of their equity awards. These benefits are described and quantified under the section entitled “Executive Compensation—Potential Payments Upon Termination or Change of Control.” The Compensation Committee had determined that a single trigger for acceleration of the executives’ deferred compensation accounts was appropriate under the Senior Executive Deferred Compensation Plan and the Senior Management Deferred Compensation Plan in order to provide certainty of vesting for benefits that represent the executives’ primary source of retirement benefits. No NEOs have unvested awards under the Senior Executive Deferred Compensation Plan or the Senior Management Deferred Compensation Plan.

Under our 2010 Deferred Compensation Plan, vesting of initial and annual awards will accelerate in cases of a change in control only if employment is terminated without cause or by the executive for good reason within two years of the change in control, i.e., “double trigger” accelerated vesting. Under the terms of certain of our equity incentive plans and the form of restricted share unit award agreement used for certain of our grants of restricted share unit awards to our employees (including our executives), in the event of a change of control, each outstanding stock option and each unvested restricted share unit award with such a provision will automatically accelerate, unless and to the extent such award is either to be assumed or replaced. Under the terms of certain of our equity plans, the Compensation Committee has the discretion to provide that certain awards may automatically accelerate upon an involuntary termination of service within a designated time period following a change of control, even if such awards are assumed or replaced. The Compensation Committee believes that these provisions provide our Board with appropriate flexibility to address the treatment of options and restricted share unit awards in a merger or similar transaction that is approved by our Board, while providing appropriate protections to our executives and other employees in transactions which are not approved by our Board.

Jon Hoak Separation Agreement

On June 20, 2016, Mr. Hoak notified the Company that he intends to retire from his current role of Executive Vice President and General Counsel effective June 30, 2016.  Mr. Hoak has agreed to provide transitional services through June 30, 2017.  In anticipation of such transitional services, Mr. Hoak entered into a Separation Agreement and Release (the “Agreement”) with the Company.  Pursuant to the Agreement, and in consideration for a general release, Mr. Hoak will receive the following from the Company: (1) a payment of Mr. Hoak’s quarterly bonus based on actual results for the Company’s first quarter of fiscal year 2017; (2) continued vesting and payout of restricted share units, performance share units and the long-term, performance-based cash incentive that are scheduled to vest or be paid (in accordance with actual performance) on or before June 30, 2017; (3) a separation payment of $1,050,000, to be paid on March 15, 2017; and (4) a payment of approximately $24,000 in connection with 18 months of COBRA insurance premiums to be paid on December 30, 2016.  All of Mr. Hoak’s unvested restricted share units, performance share units and long-term, performance-based cash incentives which do not vest on or prior to June 30, 2017 will terminate as of June 30, 2017, and except as described above, Mr. Hoak will not be eligible for an annual incentive bonus for fiscal 2017.

Executive Share Ownership Guidelines

In fiscal year 2011, to more closely align the interests of our management with those of our shareholders, our Board of Directors, upon the recommendation of the Compensation Committee, adopted share ownership guidelines for all of our executive officers and direct reports of the chief executive officer. The ownership guidelines provide for our executive officers to own a minimum number of our ordinary shares, which (i) for our CEO, is the number of shares having a value equal to at least four times his annual base salary though Mr. McNamara currently holds nearly 20 times his annual base salary, (ii) for our CFO, is the number of shares having a value equal to at least two and one-half times his annual base salary and (iii) for all of our other executive officers and CEO direct reports, is the number of shares having a value equal to at least one and one-half times his or her annual base salary. All ordinary shares and vested restricted share units held by our executives, as well as the value of fully-vested stock options (net of the value of taxes), count toward these goals. The guidelines provide for our executives to reach these goals within five years of the date that the Board approved the guidelines or the date they joined the Company, whichever is later, and to hold such a minimum number of shares for as long as he or she remains an officer. The Company has determined that the named executive officers are on target to be in compliance with the requirements under the guidelines by the deadline.

Executive Incentive Compensation Recoupment Policy

In May 2010, the Compensation Committee recommended and our Board adopted an Executive Incentive Compensation Recoupment Policy. The policy covers our executive officers and direct reports of our chief executive officer, and applies to bonuses or awards under the Company’s short and long-term incentive bonus plans, awards under our equity incentive plans, and contributions under our deferred compensation plans where the contributions are based on the achievement of financial results. In the event of a material restatement of financial results where a covered officer engaged in fraud or misconduct that caused the need for the restatement, the Board will have discretion to recoup incentive compensation of any covered officer if and to the extent the amount of compensation which was paid or which vested would have been lower if the financial results had been properly reported. In the case of equity awards that vested based on the achievement of financial results that were subsequently reduced, the Board also may seek to recover gains from the sale or disposition of vested shares (including shares purchased upon the exercise of options that vested based on the achievement of financial results). In addition, the Board will have discretion to cancel outstanding equity awards where the financial results which were later restated were considered in granting such awards. The Board only may seek recoupment in cases where the restatement occurs within 36 months of the publication of the audited financial statements that are restated.

COMPENSATION RISK ASSESSMENT

With the assistance of Mercer, the Compensation Committee reviewed our compensation policies and practices during fiscal year 2016 and determined that our compensation programs do not encourage excessive or inappropriate risk-taking. The Compensation Committee believes that the design and mix of our compensation programs appropriately encourage our executive and senior officers to focus on the creation of long-term shareholder value. In its review, the Compensation Committee noted the following features:

•                  The Company’s pay levels are generally aligned with market pay levels (i.e., not so low that management would pursue extreme risk to achieve significantly higher pay, nor too high to have excessive incentives to meet or exceed target payouts).

•                  The Company’s compensation programs utilize best practices designed to mitigate risk, including, but not limited to:

•                  a balanced mix of short-term cash and long-term equity pay;

•                  an incentive programs fund based on a mix of performance metrics and over varying time frames (not just short-term revenue or net income);

•                  a long-term incentive program that includes time and performance-vested awards, where the performance awards require favorable long-term shareholder results to deliver value;

•                  incentive programs that have payout caps and reasonable leverage;

•                  share ownership guidelines and anti-hedging/pledging policies that encourage long-term equity ownership;

•                  our Committee having the ability to exercise discretion over goals; and

•                  a Board-adopted, incentive compensation recoupment policy.

EXECUTIVE COMPENSATION

The following table sets forth the fiscal year 2014, 2015 and 2016 compensation for:

•      Michael M. McNamara, our chief executive officer;

•      Christopher Collier, our chief financial officer; and

•      Francois P. Barbier, Jonathan S. Hoak, and Paul Humphries.

The executive officers included in the Summary Compensation Table are referred to in this proxy statement as our named executive officers or NEOs. A detailed description of the plans and programs under which our named executive officers received the following compensation can be found in the section entitled “Compensation Discussion and Analysis” of this proxy statement. Additional information about these plans and programs is included in the additional tables and discussions which follow the Summary Compensation Table.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Share Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Michael M. McNamara	2016	$1,250,000	$481,055	$9,214,088	$1,524,874	$—	$55,782	$12,525,799
Chief Executive Officer	2015	$1,250,000	$528,965	$9,004,569	$3,179,160	$252,445	$89,901	$14,305,040
	2014	$1,250,000	$—	$7,686,00	$2,340,492	$2,124,917	$40,698	$13,442,107
Christopher Collier	2016	$675,000	$126,690	$2,022,704	$603,850	$—	$46,115	$3,474,359
Chief Financial Officer	2015	$650,000	$556,593	$2,284,397	$1,212,320	$38,559	$66,453	$4,808,322
	2014	$538,750	$385,986	$1,878,800	$686,544	$13,010	$21,625	$3,524,715
Francois P. Barbier	2016	$695,000	$64,242	$1,979,824	$621,742	$—	$350,526	$3,711,334
President, Global Operations and	2015	$675,000	$64,011	$2,094,046	$1,258,948	$—	$451,071	$4,543,076

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Share Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Components	2014	$625,000	$304,352	$2,989,000	$858,180	$28,763	$402,511	$5,207,806
Jonathan S. Hoak	2016	$525,000	$—	$1,051,811	$341,572	$—	$19,272	$1,937,654
Executive Vice President and	2015	$525,000	$—	$951,842	$712,132	$12,740	$23,467	$2,225,181
General Counsel	2014	$500,000	$—	$1,281,00	$499,305	$442	$27,702	$2,308,449
Paul Humphries	2016	$695,000	$167,550	$1,979,824	$925,868	$—	$23,636	$3,791,878
President, High Reliability	2015	$675,000	$163,949	$2,094,046	$1,560,686	$19,403	$22,901	$4,535,985
Solutions and Executive Vice President, Human Resource	2014	$625,000	$—	$2,989,000	$1,115,937	$69,205	$17,397	$4,816,539

(1)             Each of the above mentioned named executive officers, except Mr. Barbier, contributed a portion of his fiscal year 2016 salary to his 401(k) savings plan account. All amounts contributed are included under this column.

(2)             For fiscal year 2016, this column shows the unvested portion of Messrs. McNamara’s, Collier’s, Barbier’s and Humphries’ respective deferred compensation accounts that vested on July 1, 2015. For additional information about the Company’s deferred compensation arrangements, see the section entitled “Compensation Discussion and Analysis—Deferred Compensation” of this proxy statement and the discussion under the section entitled “Nonqualified Deferred Compensation in Fiscal Year 2016” of this proxy statement.

(3)             Share awards consist of service-based and performance-based restricted share unit awards. The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers. Instead, the amounts reflect the grant date fair value for grants made by us in fiscal years 2014, 2015 and 2016, calculated in accordance with FASB ASC Topic 718. The performance-based restricted share unit awards included in this column are at the target number of shares as follows for fiscal year 2016:  359,504 performance-based restricted share unit awards, or $4,864,089 for Mr. McNamara; 51,652 performance-based restricted share unit awards, or $772,714 for Mr. Collier; 50,557 performance-based restricted share unit awards, or $756,333 for Mr. Barbier; 26,859 performance-based restricted share unit awards, or $401,811 for Mr. Hoak; and 50,557 performance-based restricted share unit awards, or $756,333 for Mr. Humphries. If the maximum payout is earned, the value of the performance-based restricted share unit awards would be 200% of those amounts as follows for fiscal year 2016: $9,728,178 for Mr. McNamara; $1,545,428 for Mr. Collier; $1,512,666 for Mr. Barbier; $803,622 for Mr. Hoak; and $1,512,666 for Mr. Humphries.

For additional information regarding the assumptions made in calculating the amounts reflected in this column, see Note 3 to our audited consolidated financial statements, “Share-Based Compensation,” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016.

(4)             The amounts in this column represent incentive cash bonuses earned in fiscal year 2016. For additional information, see the section entitled “Compensation Discussion and Analysis—Fiscal Year 2016 Executive Compensation—Incentive Bonus Plan” of this proxy statement.

(5)             The amount in this column for fiscal year 2016 represents the above-market earnings on the vested portions of our NEOs nonqualified deferred compensation accounts in fiscal year 2016. None of our NEOs received above-market earnings on the vested portions of their deferred compensation accounts or participated in any defined benefit or actuarial pension plans in fiscal year 2016. Above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and earnings credited to the vested portion of the named executive officers’ deferred compensation accounts. See the Nonqualified Deferred Compensation in Fiscal Year 2016 table of this proxy statement for additional information.

(6)             The following table provides a breakdown of compensation included in the “All Other Compensation” column for fiscal year 2016:

Name	Pension/ Savings Plan Company Match Expenses/ Social Security ($)(1)	Medical/ Enhanced Long-Term Disability ($)(2)	Personal Aircraft Usage ($)(3)	Relocation/ Expatriate Assignment Expenses ($)(4)	Tax Reimbursements ($)(5)	Total ($)
Michael M. McNamara	$10,600	$12,642	$18,155	—	$14,385	$55,782
Christopher Collier	$10,850	$2,325	$29,464	—	$3,476	$46,115
Francois P. Barbier	$68,534	$30,566	—	$87,400	$164,026	$350,526
Jonathan S. Hoak	$9,625	$9,647	—	—	—	$19,272
Paul Humphries	$10,800	$10,560	—	—	$2,276	$23,636

(1)         The amounts in this column represent the Company’s regular employer matching contributions to the 401(k) saving plan accounts for Messrs. McNamara, Collier, Hoak and Humphries. In the case of Mr. Barbier, it represents Company contributions to the mandatory social security programs under applicable French law. Amounts for Mr. Barbier have been converted into dollars from Euros based on the average exchange rate for the 2016 fiscal year.

(2)         The amounts in this column represent the Company’s contribution to the executive long-term disability program which provides additional benefits beyond the basic employee long-term disability program.

(3)         The amounts in this column represent the aggregate incremental costs resulting from the personal use of the company aircraft. Costs include a portion of ongoing maintenance and repairs, aircraft fuel, satellite communications and travel expenses for the flight crew. It excludes non-variable costs which would have been incurred regardless of whether there was any personal use of aircraft.

(4)         These amounts represent the costs associated with Mr. Barbier’s relocation to the Company’s San Jose facility for housing allowances of $72,000 and vehicle allowances of $14,400 and relocation fees of $1,000.

(5)         For Mr. Barbier, the amount includes reimbursement of $151,221 for the incremental taxes due as a result of his relocation to the Company’s San Jose facility and $12,805 for the payment of Basic Social Security. For Messrs. McNamara, Collier and Humphries, these amounts represent the payment of taxes on their behalf with respect to Medicare, due to the vesting of deferred compensation on July 1, 2015. See the section entitled “Compensation Discussion and Analysis—Benefits—Executive Perquisites” of this proxy statement.

Grants of Plan-Based Awards in Fiscal Year 2016

The following table presents information about non-equity incentive plan awards and restricted share unit awards that we granted in our 2016 fiscal year to our named executive officers. We did not grant any stock options to our named executive officers during our 2016 fiscal year.

								All Other
								Share		Grant
								Awards:		Date
								Number of		Fair Value
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of		Of
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Stock or		Share
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units		Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)		($)(5)
Michael M. McNamara	—	$937,500	$1,875,000	$4,687,500	—	—	—	—		—
	6/10/2015	—	—	—	44,938	179,752	359,504	—		$2,689,090
	6/10/2015	—	—	—	89,876	179,752	359,504	—		$2,174,999
	6/10/2015	—	—	—	—	—	—	359,504	(3)	$4,349,998
	10/15/2015	—	—	—	—	—	—	1,339,297	(4)	$218,305

Christopher Collier	—	$371,250	$742,500	$1,856,250	—	—	—	—		—
	—	$312,500	$625,000	$1,250,000
	6/10/2015	—	—	—	12,913	51,652	103,304	—		$772,714
	6/10/2015	—	—	—	—	—	—	103,305	(3)	$1,249,991
	10/15/2015	—	—	—	—	—	—	100,000	(4)	$16,600

								All Other
								Share		Grant
								Awards:		Date
								Number of		Fair Value
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of		Of
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Stock or		Share
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units		Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)		($)(5)
Francois P. Barbier	—	$382,250	$764,500	$1,911,250	—	—	—	—		—
	—	$305,875	$611,750	$1,223,500
	6/10/2015	—	—	—	12,639	50,557	101,114	—		$756,333
	6/10/2015	—	—	—	—	—	—	101,115	(3)	$1,223,492
	10/15/2015	—	—	—	—	—	—	250,000	(4)	$40,750

Jonathan S. Hoak	—	$210,000	$420,000	$1,050,000	—	—	—	—		—
	—	$162,500	$325,000	$650,000
	6/10/2015	—	—	—	6,715	26,859	53,718	—		$401,811
	6/10/2015	—	—	—	—	—	—	53,719	(3)	$650,000

Paul Humphries	—	$382,250	$764,500	$1,911,250	—	—	—	—		—
	—	$305,875	$611,750	$1,223,500
	6/10/2015	—	—	—	12,639	50,557	101,114	—		$756,333
	6/10/2015	—	—	—	—	—	—	101,115	(3)	$1,223,492

(1)             These amounts show the range of possible payouts under our cash incentive programs for fiscal year 2016. For Mr. McNamara, the amounts correspond to the range of possible payouts under the incentive bonus plan. The maximum payment represents 250% of the target payment. The threshold payment represents 50% of target payout levels. For Messrs. Collier, Barbier, Hoak and Humphries, the amounts reflect the range of payouts possible under the incentive bonus plan and the Free Cash Flow LTIP awarded on April 1, 2015. The maximum payment represents 250% and 200% of the target payment for our incentive cash bonus program and FCF LTIP, respectively. The threshold payment represents 50% of target payout levels. For the annual incentive bonus plan, the amounts actually earned in fiscal year 2016 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table and broken down in footnote 4 thereof. For additional information, see the section entitled “Compensation Discussion and Analysis—Fiscal Year 2016 Executive Compensation—Incentive Bonus Plan” and “Compensation Discussion and Analysis—Fiscal Year 2016 Executive Compensation—Long-Term Share- and Cash-Based Incentive Compensation” of this proxy statement.

(2)             These columns show the range of estimated future vesting of performance-based restricted share unit awards granted in fiscal year 2016 under our 2010 Equity Incentive Plan. The restricted share unit awards cliff vest after three years, with vesting being based on percentile rank of the Company’s Total Shareholder Return (TSR) in the constituents of the S&P 500 Index. The maximum payment for each executive officer represents 200% of the target payment. The threshold payment for each named executive officer represents 25% of target payout levels. In addition, under our FCF LTIP, Mr. McNamara was granted 179,752 performance-based restricted share unit awards which cliff vest after three years, with vesting based on the cumulative three-year increase of free cash flow from operations of the Company. The maximum payment for Mr. McNamara represents 200% of the target payment. The threshold payment for Mr. McNamara represents 50% of target payout levels. For additional information, see the section entitled “Compensation Discussion and Analysis—Fiscal Year 2016 Executive Compensation—Long-Term Share- and Cash-Based Incentive Compensation” of this proxy statement.

(3)             These amounts show the number of service-based restricted share units granted in fiscal year 2016 under our 2010 Equity Incentive Plan. For each named executive officer, the restricted share units vest in four annual installments at a rate of 25% per year, provided that the executive continues to remain employed on the vesting dates. For additional information, see the section entitled “Compensation Discussion and Analysis—Long-Term Share-and-Cash Based Incentive Compensation—Grants During Fiscal Year 2016” of this proxy statement.

(4)             These amounts show the number of profits interest shares of Elementum granted in fiscal year 2016 under the Elementum Plan. For each named executive officer, the shares vest in four annual installments at a rate of 25% per year, provided that the executive continues to remain employed on the vesting dates, and the values are only recognized upon an Elementum liquidity event.

(5)             This column shows the grant-date fair value of service-based and performance-based restricted share unit awards, at the target level, under FASB ASC Topic 718 granted to our named executive officers in fiscal year 2016. The grant-date fair value is the amount that we will expense in our financial statements over the award’s vesting schedule. Expense will be reversed for awards that do not vest as a result of the named executive officers not meeting the requisite service requirement; however expense will not be reversed for awards that do not vest as a result of not achieving the performance requirement. For restricted share unit awards with service-based vesting, fair value is the closing price of our ordinary shares on the grant date. For restricted share unit awards where vesting is contingent on meeting a market condition, the grant-date fair value was calculated using a Monte Carlo simulation. Additional information on the valuation assumptions is included in Note 3 of our audited consolidated financial statements, “Share-Based Compensation,” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the named executive officers.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table presents information about outstanding options and share awards held by our named executive officers as of March 31, 2016. The table shows information about:

•      stock options,

•      service-based restricted share units, and

•      performance-based restricted share units.

The market value of the share awards is based on the closing price of our ordinary shares as of March 31, 2016, which was $12.06. Market values shown assume all performance criteria are met at the maximum payout level. For additional information on our equity incentive programs, see the section entitled “Compensation Discussion and Analysis—Long-Term Incentive Programs—Share-Based Compensation” of this proxy statement.

	Option Awards					Share Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)		($)	(#)(1)		($)
Michael M. McNamara	466,667	—	—	$11.23	04/17/2016	—		—	—		—
	—	—	—	—	—	2,310,274	(2)	$11,928,288	2,349,602	(3)	$28,336,200

Christopher Collier	—	—	—	—	—	360,908	(4)	$3,163,150	443,440	(5)	$5,347,886

Francois P. Barbier	—	—	—	—	—	558,710	(6)	$3,763,793	561,240	(7)	$6,768,554

Jonathan S. Hoak	150,000	—	—	$8.09	02/28/2018	—		—	—		—
	—	—	—	—	—	147,512	(8)	$1,778,995	253,776	(9)	$3,060,539

Paul Humphries	12,500	—	—	$5.57	08/11/2016	—		—	—		—
	2,752	—	—	$5.57	08/11/2016	—		—	—		—
	213,889	—	—	$5.57	08/11/2016	—		—	—		—
	2,539	—	—	$5.57	08/11/2016	—		—	—		—
	872	—	—	$5.57	08/11/2016	—		—	—		—
	392	—	—	$5.57	08/11/2016	—		—	—		—
	585	—	—	$5.57	08/11/2016	—		—	—		—
	19,960	—	—	$5.57	08/11/2016	—		—	—		—
	50,000	—	—	$5.57	08/11/2016	—		—	—		—
	—	—	—	—	—	304,960	(10)	$3,677,818	561,240	(11)	$6,768,554

(1)             This column includes performance-based restricted share unit awards granted in fiscal years 2014, 2015 and 2016 under our 2010 Equity Incentive Plan. For grants made in fiscal year 2014, 2015 and 2016, 100% of the restricted share unit awards vest after three years, if the performance criteria are met. Vesting of the performance-based awards for 2014 will depend on (a) the Company’s total shareholder return versus total shareholder return of the S&P 500 and (b) total shareholder return versus that of an extended EMS group.  Vesting of the performance-based awards for 2015 and 2016 will depend on the Company’s total shareholder return versus total shareholder return of the constituents of the S&P 500.

(2)             112,500 shares vest on May 17, 2016; 225,000 shares vest at a rate of 112,500 shares per year for two years, with the next vesting date on May 21, 2016; 273,973 shares vest at a rate of 91,324 shares per year for three years, with the first vesting date on June 26, 2016; 359,504 shares vest at a rate of 89,876 shares per year for four years, with the first vesting date on June 10, 2016; and 1,339,297 shares vest at a rate of 334,824 shares per year for four years, with the first vesting date on October 15, 2016.

(3)             900,000 shares vest on May 21, 2016 assuming a maximum payout of 200%; 730,594 shares vest on June 26, 2017 assuming a maximum payout of 200%; and 719,008 shares vest on June 10, 2018 assuming a maximum payout of 200%.

(4)             12,500 shares vest on May 17, 2016; 55,000 shares vest at a rate of 27,500 shares per year for two years, with the next vesting date on May 21, 2016; 90,103 shares vest at a rate of 30,034 shares per year for three years, with the first vesting date on June 26, 2016; 103,305 shares vest at a rate of 25,826 shares per year for four years, with the first vesting date on June 10, 2016; and 100,000 shares vest at a rate of 25,000 shares per year for four years, with the first vesting date on October 15, 2016..

(5)             220,000 shares vest on May 21, 2016 assuming a maximum payout of 200%; 120,136 shares vest on June 26, 2017 assuming a maximum payout of 200%; and 103,304 shares vest on June 10, 2018 assuming a maximum payout of 200%.

(6)             37,500 shares vest on May 17, 2016; 87,500 shares vest at a rate of 43,750 shares per year for two years, with the next vesting date on May 21, 2016; 82,595 shares vest at a rate of 27,531 shares per year for three years, with the first vesting date on June 26, 2016; 101,115 shares vest at a rate of 25,279 shares per year for four years, with the first vesting date on June 10, 2016; and 250,000 shares vest at a rate of 62,500 shares per year for four years with the first vesting date on October 15, 2016.

(7)             350,000 shares vest on May 21, 2016 assuming a maximum payout of 200%; 110,126 shares vest on June 26, 2016 assuming a maximum payout of 200%; and 101,114 shares vest on June 10, 2018 assuming a maximum payout of 200%.

(8)             18,750 shares vest on May 17, 2016; 37,500 shares vest at a rate of 18,750 shares per year for two years, with the next vesting date on May 21, 2016; 37,543 shares vest at a rate of 12,514 shares per year for three years, with the first vesting date on June 26, 2016; and 53,719 shares vest at a rate of 13,430 shares per year for four years, with the first vesting date on June 10, 2016.

(9)             150,000 shares vest on May 21, 2016 assuming a maximum payout of 200%; 50,058 shares vest on June 26, 2017 assuming a maximum payout of 200%; and 53,718 shares vest on June 10, 2018 assuming a maximum payout of 200%.

(10)        33,750 shares vest on May 17, 2016; 87,500 shares vest at a rate of 43,750 shares per year for two years, with the first vesting date on May 21, 2016; 82,595 shares vest at a rate of 27,531 shares per year for three years, with the first vesting date on June 26, 2016; and 101,115 shares vest at a rate of 25,279 shares per year for four years, with the first vesting date on June 10, 2016.

(11)        350,000 shares vest on May 21, 2016 assuming a maximum payout of 200%; 110,126 shares vest on June 26, 2017 assuming a maximum payout of 200%; and 101,114 shares vest on June 10, 2018 assuming a maximum payout of 200%.

Option Exercises and Shares Vested in Fiscal Year 2016

The following table presents information for each of our named executive officers on (1) stock option exercises during fiscal year 2016, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of share awards in the form of restricted share units during fiscal year 2016 and the value realized, in each case before payment of any applicable withholding tax and broker commissions.

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael M. McNamara	7,753,032	$41,499,680	1,355,324	$16,699,391
Christopher Collier	475,000	$2,118,283	191,284	$2,345,158
Francois P. Barbier	278,862	$1,924,492	451,631	$5,566,445
Jonathan S. Hoak	—	—	179,639	$2,223,868
Paul Humphries	150,000	$1,563,703	385,381	$4,754,334

(1)         The amounts in this column reflect the aggregate dollar amount realized upon exercise of the options determined by the difference between the market price of the underlying shares at exercise and the exercise price of the options.

(2)         The amounts in this column reflect the aggregate dollar amount realized upon the vesting of restricted share unit awards determined by multiplying the number of ordinary shares underlying such awards by the market value of the underlying shares on the vesting date.

Pension Benefits in Fiscal Year 2016

Our named executive officers do not receive any compensation in the form of pension benefits.

Nonqualified Deferred Compensation in Fiscal Year 2016

Each of our named executive officers participates in our 2010 Deferred Compensation Plan. Our deferred compensation program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. Beginning in fiscal year 2011, we replaced our existing deferred compensation plans with the 2010 Deferred Compensation Plan. Under the 2010 plan, participating officers may defer up to 70% of their base salary and bonus, net of certain statutory and benefit deductions. The Company may make a discretionary matching contribution for these deferrals to reflect limitations on our matching contribution under our 401(k) plan. During fiscal year 2015, the Compensation Committee approved a change to the funding of the deferred compensation program whereby 50% of the funding would be paid as a percent of base salary and 50% would be performance-based. This aligns to the distribution of performance and time-based elements in our other long-term compensation programs. Under this plan, we may make annual contributions, in amounts up to 37.5% of each participant’s base salary (subject to offsets for non-U.S. executives’ pension and other benefits), which will cliff vest after four years. Amounts credited to the deferral accounts are deemed to be invested in hypothetical investments selected by a participant or an investment manager on behalf of each participant. Participants in the 2010 Deferred Compensation Plan may receive their vested deferred compensation balances upon termination of employment at such time as is specified in their deferral agreements, which may include a lump sum payment or installment payments made over a period of years. Participants also may elect in-service distributions through a lump sum payment or in installments over a period of up to five years.

Prior to fiscal year 2011, Mr. McNamara participated in our senior executive deferred compensation plan, which we refer to as the senior executive plan. Participants in the senior executive plan received long-term deferred bonuses, which were subject to vesting requirements. In addition, a participant was able to defer up to 80% of his salary and up to 100% of his cash bonuses. The deferred compensation was credited to a deferral account established under the senior executive plan for recordkeeping purposes. Amounts credited to the deferral accounts are deemed to be invested in hypothetical investments selected by an investment manager on behalf of each participant. Participants in the senior executive plan may receive their vested deferred compensation balances upon termination of employment either through a lump sum payment or in installments over a period of up to 10 years.

Prior to fiscal year 2011, Messrs. Barbier, Collier and Humphries participated in the Company’s senior management deferred compensation plan (referred to as the senior management plan). Under the senior management plan, participants received deferred discretionary contributions, which were subject to vesting requirements. Deferred balances under the senior management plan are deemed to be invested in hypothetical investments selected by the participant or the participant’s investment manager. Participants in the senior management plan will receive their vested deferred compensation balances upon termination of employment through a lump sum payment on the later of January 15th of the year following termination and six months following termination. In addition, any unvested portions of the deferral accounts will become 100% vested if the executive’s employment is terminated as a result of his or her death.

Under each of the deferred compensation plans, we entered into trust agreements providing for the establishment of irrevocable trusts into which we are required to deposit cash or other assets as specified in the applicable deferral agreement, equal to the aggregate amount required to be credited to the participant’s deferral account, less any applicable taxes to be withheld. The deferred account balances of the participants in deferred compensation plans are unfunded and unsecured obligations of the Company, receive no preferential standing, and are subject to the same risks as any of our other general obligations.

For a discussion of the contributions granted to each of the named executive officers and their vesting terms, including vesting upon the executive’s termination or a change in control of the Company, see the sections entitled “Compensation Discussion and Analysis—Long-Term Deferred Compensation Awards” of this proxy statement and “Executive Compensation—Potential Payments Upon Termination or Change of Control” below.

The following table presents information for fiscal year 2016 about: (i) contributions to the named executive officers’ deferred compensation plan accounts by the executive; (ii) contributions to the NEOs’ deferred compensation plan accounts by the Company; (iii) aggregate earnings (or losses) on the deferred compensation plan accounts; (iv) aggregate withdrawals and distributions from the deferred compensation plan accounts; and (v) the deferred compensation plan account balances as of the end of the fiscal year. For fiscal year 2016, Messrs. McNamara, Collier, Hoak, and Humphries each received deferred compensation awards averaged about 37.5% of their 2015 respective base salaries.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings (Losses) in Last Fiscal Year ($)(3)	Aggregate Withdrawals / Distributions ($)(4)	Aggregate Balance at Fiscal Year-End ($)(5)
Michael M. McNamara	—	$468,750	$(751,372)	—	$16,426,701
Christopher Collier	$7,031	$243,750	$(56,824)	—	$2,101,234
Francois P. Barbier	—	—	$(15,343)	$128,483	$837,290
Jonathan S. Hoak	$404,150	$196,875	$(33,565)	—	$1,349,970
Paul Humphries	—	$253,125	$(77,261)	$96,842	$1,999,556

(1)         Reflects the salary payments deferred by our named executive officers during the fiscal year. These amounts are included in the Summary Compensation Table under the “Salary” column.

(2)         These amounts represent contributions under the 2010 deferred compensation plan. These awards cliff vest after four years. None of these awards have vested under this plan as of March 31, 2016. These amounts, including any earnings or losses thereon, will be reported under the “Bonus” column of the Summary Compensation Table upon vesting in future years if the executive continues to be a named executive officer. For additional information on these contributions and their vesting terms, including vesting upon the executive’s termination or change in control of the Company, see the sections entitled “Compensation Discussion and Analysis — Long-Term Deferred Compensation Awards” of this proxy statement and “Executive Compensation — Potential Payments Upon Termination or Change of Control.”

(3)         Reflects earnings (or losses) for each named executive officer on both the vested and unvested portions of the executive’s deferred compensation account(s). The above-market portion of the earnings on the vested portion of the executive’s deferred compensation account(s) is included under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table. Any earnings that vest in a given year are reported in the “Bonus” column in the Summary Compensation Table.

(4)         The amount in this column reflects distributions made to Messrs. Barbier and Humphries during the fiscal year 2016.

(5)         The amounts in this column have previously been reported in the Summary Compensation Table for this and prior fiscal years as follows: Michael M. McNamara—$16,426,701; Christopher Collier—$1,599,851; Francois P. Barbier—$993,430; Jonathan S. Hoak—$584,527; and Paul Humphries—$887,114. The amounts in this column include the following unvested balances related to the respective 2010 deferred compensation plan account of the named executive officers: Michael M. McNamara—$1,240,268; Christopher Collier—$452,909; Jonathan S. Hoak—$374,474; Paul Humphries—$461,925; and Francois P. Barbier—$0.

Potential Payments Upon Termination or Change in Control

As described in the section entitled “Compensation Discussion and Analysis” of this proxy statement, our named executive officers do not have employment or severance agreements with us. However, our named executive officers are entitled to certain termination and change in control benefits under each executive’s deferred compensation plan and under certain equity awards.

Acceleration of Vesting of Deferred Compensation

If the employment of any participant in the 2010 deferred compensation plan is involuntarily terminated by the Company without cause or is terminated by the executive with good reason within two years following a change in control (as defined in the 2010 deferred compensation plan), the entire unvested portion of the deferred compensation account of the named executive officer will vest.

Acceleration of Vesting of Equity Awards

The number of unvested equity awards held by each named executive officer as of March 31, 2016 is listed above in the Outstanding Equity Awards at 2016 Fiscal Year-End table. All unvested outstanding equity awards held by our named executive officers at the end of fiscal year 2016 were granted under the 2010 Plan, which provide certain benefits to plan participants in the event of the termination of such participant’s employment or a change in control of the Company. The terms of these benefits are described below.

Exercise of Stock Options Upon Termination; Treatment of Certain Awards Upon Retirement

Under the terms of the form of award agreement for options granted under the 2010 Plan, if a plan participant ceases to provide services to the Company for any reason other than death, cause (as defined in the plan) or disability (as defined in the plan), then the participant may exercise any options which have vested by the date of such termination within three months of the termination date or such other period not exceeding the term of the option, as determined by the Compensation Committee. If a participant ceases to provide services to the Company because of death or disability, then the participant may exercise any options which have vested by the date of such termination within 12 months of the termination date or such other period not exceeding the term of the option, as determined by the Compensation Committee. All stock options held by a plan participant who is terminated for cause expire on the termination date, unless otherwise determined by the Compensation Committee. In addition, subject to any waiver by the Compensation Committee, all unvested restricted share unit awards and unvested stock options held by a plan participant will be forfeited if the participant ceases to provide services to the Company for any reason. However, certain award agreements for performance-based restricted share unit awards granted under our 2010 Plan provide that if a plan participant ceases to provide services to the Company due to a retirement (meaning a voluntary termination of service after the participant has attained the age of sixty (60) years and completed at least ten (10) years of service as an employee of the Company), then the award will not terminate and a pro-rata number of shares subject to the award shall be issued to the participant upon the vesting of the award agreement pursuant to the original performance criteria. None of our named executive officers are currently eligible for this retirement benefit.

Acceleration of Vesting Upon a Change in Control

Our equity incentive plans are “double trigger” plans, meaning that unvested stock options and unvested restricted share unit awards vest immediately only if (i) there is a change in control of the Company and (ii)(x) such options or awards are not converted, assumed or replaced by the successor or survivor corporation or (y) if provided by the Compensation Committee as described below, the service of the award recipient is involuntarily terminated within a designated period following the effective date of such change in control.

Under the terms of our 2010 Plan, unless otherwise provided in the applicable award agreement or other agreement between the Company and the participant, in the event of a change of control of the Company (as defined in the 2010 Plan) in which the participant’s awards are not converted, assumed, or replaced by a successor or survivor corporation, or a parent or subsidiary thereof, then such awards will become fully exercisable and all forfeiture restrictions on such awards will lapse immediately prior to the change of control and, following the consummation of such a change of control, all such awards will terminate and cease to be outstanding.

Where awards under the 2010 Plan are assumed or continued after a change in control, the Compensation Committee may provide that one or more awards will automatically accelerate upon an involuntary termination of service within a designated period (not to exceed eighteen (18) months) following the effective date of such change in control. If the Compensation Committee so determines, any such award will, immediately upon an involuntary termination of service following a change of control, become fully exercisable and all forfeiture restrictions on such award will lapse.

Among our named executive officers, 2,145,778 of Mr. McNamara’s unvested restricted share unit awards, 482,628 of Mr. Collier’s unvested restricted share unit awards, 589,330 of Mr. Barbier’s unvested restricted share unit awards, 274,400 of Mr. Hoak’s unvested restricted share unit awards, and 585,580 of Mr. Humphries’ unvested restricted share unit awards include the change in control provision described above.

Potential Payments Upon Termination or Change in Control

as of March 31, 2016

The following table and accompanying notes show the estimated payments and benefits that would have been provided to each named executive officer as a result of (i) the accelerated vesting of deferred compensation in the case of a change of control without a termination of employment or a change of control with a termination of employment and (ii) the accelerated vesting of unvested stock options and restricted share unit awards in the event of a change of control if such awards are not assumed by the successor company in connection with the change of control.

Calculations for this table assume that the triggering event took place on March 31, 2016, the last business day of our 2016 fiscal year, and are based on the price per share of our ordinary shares on such date, which was $12.06. The following table does not include potential payouts under our named executive officers’ nonqualified deferred compensation plans relating to vested benefits.

Name	Change in Control with Termination: Accelerated Vesting of Deferred Compensation(1)	Change in Control and No Assumption of Award: Accelerated Vesting of Restricted Share Unit Awards(2)	Total
Michael M. McNamara	$1,240,268	$25,878,083	$27,118,351
Christopher Collier	$452,909	$5,820,494	$6,273,403
Francois P. Barbier	$—	$7,107,320	$7,107,320
Jonathan S. Hoak (3)	$374,474	$3,309,264	$3,683,738
Paul Humphries	$461,925	$7,062,095	$7,524,020

(1)         The amount shown for each executive represents the portion of the unvested balance of the executive’s deferred compensation account that would vest in the event the executive is terminated by the Company without cause or resigns with good reason following a change in control of the Company (as defined in the 2010 deferred compensation plan). No executive’s deferred compensation account will vest upon a change of control (without any termination following such change in control) or upon the executive’s death.

(2)         The amounts shown represent the estimated value of the accelerated vesting of restricted share unit awards following a change of control under the terms of our equity incentive plans, which assumes that such restricted share unit awards are not assumed or replaced by the successor corporation or its parent. If such awards are assumed or replaced in a change of control transaction, the vesting of such awards will not accelerate; provided, that the Compensation Committee may determine that awards under the 2010 Plan may be accelerated if the executive is terminated within a certain period (not to exceed 18 months) following a change of control. Performance-based shares may be accelerated based on a pro-rata basis following a change of control. All amounts shown in this column represent the intrinsic value of the awards based on the closing price of our ordinary shares on March 31, 2016, the assumed date of the triggering event.

(3)   On June 20, 2016, Mr. Hoak notified the Company that he was going to retire effective June 30, 2016.

Jon Hoak Separation Agreement

On June 20, 2016, Mr. Hoak notified the Company that he intends to retire from his current role of Executive Vice President and General Counsel effective June 30, 2016.  Mr. Hoak has agreed to provide transitional services through June 30, 2017.  In anticipation of such transitional services, Mr. Hoak entered into a Separation Agreement and Release (the “Agreement”) with the Company.  Pursuant to the Agreement, and in consideration for a general release, Mr. Hoak will receive the following from the Company: (1) a payment of Mr. Hoak’s quarterly bonus based on actual results for the Company’s first quarter of fiscal year 2017; (2) continued vesting and payout of restricted share units, performance share units and the long-term, performance-based cash incentive that are scheduled to vest or be paid (in accordance with actual performance) on or before June 30, 2017; (3) a separation payment of $1,050,000, to be paid on March 15, 2017; and (4) a payment of approximately $24,000 in connection with 18 months of COBRA insurance premiums to be paid on December 30, 2016.  All of Mr. Hoak’s unvested restricted share units, performance share units and long-term, performance-based cash incentives which do not vest on or prior to June 30, 2017 will terminate as of June 30, 2017, and except as described above, Mr. Hoak will not be eligible for an annual incentive bonus for fiscal 2017.

EQUITY COMPENSATION PLAN INFORMATION

As of March 31, 2016, we maintained only our 2010 Plan, which replaced (i) the 2001 Plan, (ii) the 2002 Plan, (iii) our 2004 Award Plan for New Employees, and (iv) the Solectron Corporation 2002 Stock Plan, which we refer to collectively as the Prior Plans. In addition, we maintained the NEXTracker, Inc. 2014 Equity Incentive Plan, which we assumed as part of an acquisition during fiscal year 2016.  The following table provides information about equity awards outstanding under these plans as of March 31, 2016.

Plan Category	Number of Ordinary Shares to be Issued Upon Exercise of Outstanding Options and Vesting of Restricted Share Unit Awards (a)		Weighted-Average Exercise Price of Outstanding Options(1) (b)	Number of Ordinary Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Ordinary Shares Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	18,907,863	(2)	$8.44	27,083,703	(3)
Equity compensation plans not approved by shareholders(4)(5)(6)(7)	5,512,799	(8)	$4.07	—
Total	24,420,662		$5.70	27,083,703	(3)

(1)  The weighted-average exercise price does not take into account ordinary shares issuable upon the vesting of outstanding restricted share unit awards, which have no exercise price.

(2)  Includes 17,000,076 ordinary shares issuable upon the vesting of restricted share unit awards. The remaining balance consists of ordinary shares issuable upon the exercise of outstanding stock options. For awards subject to market performance criteria, the amount reported reflects the number of shares to be issued if the target level is achieved. An additional 3,423,281 shares would be issued if the maximum market performance level is achieved.

(3)  Consists of ordinary shares available for grant under the 2010 Plan. The 2010 Plan provides for grants of up to 10.0 million ordinary shares, plus ordinary shares available for grant as a result of the forfeiture, expiration or termination of options and restricted share unit awards granted under the Prior Plans (if such ordinary shares are issued under such other stock options or restricted share unit awards, they will not become available under the 2010 Plan) and shares that were available for grant under the Prior Plans at the time of the consolidation of such plans into the 2010 Plan. Each ordinary share that is subject to a stock option is counted against this limit as one share. Each share that is subject to a restricted share unit award is counted against this limit as one and seventy-one hundredths (1.71) shares.

(4)  The 2004 Plan was established in October 2004 and consolidated into the 2010 Plan in 2010. Options granted under the 2004 Plan generally vest over four years and generally expire seven or ten years from the date of grant. Unvested options are forfeited upon termination of employment.

(5)  Our 2002 Plan was adopted by our Board of Directors in May 2002 and consolidated into the 2010 Plan in 2010. Options granted under the 2002 Plan generally have an exercise price of not less than the fair market value of the underlying ordinary shares on the date of grant. Options granted under the 2002 Plan generally vest over four years and generally expire either seven or ten years from the date of grant. Unvested options are forfeited upon termination of employment.

(6)  In connection with the acquisition of Solectron Corporation on October 1, 2007, we assumed the Solectron Plan, including all outstanding options to purchase Solectron Corporation common stock with exercise prices equal to, or less than, $5.00 per share. Each assumed option was converted into an option to acquire our ordinary shares at the applicable exchange rate of 0.345. As a result, we assumed approximately 7.4 million vested and unvested options with exercise prices ranging from between $5.45 and $14.41 per ordinary share. The Solectron Plan was consolidated into the 2010 Plan in 2010. Options granted under the Solectron Plan generally have an exercise price of not less than the fair value of the underlying ordinary shares on the date of grant. Such options generally vest over four years and generally expire either seven or ten years from the date of grant. Unvested options are forfeited upon termination of employment.

(7)  In connection with the acquisition of NEXTracker, Inc. on September 28, 2015, we assumed the NEXTracker, Inc. 2014 Equity Incentive Plan, including all outstanding options to purchase NEXTracker, Inc common stock with exercise prices equal to, or less than, $7.34 per share. Each assumed option was converted into an option to acquire our ordinary shares at the applicable exchange rate of 1.4033. As a result, we assumed approximately 5.6 million unvested restricted stock units and unvested options with exercise prices ranging from between $0.08 and $10.65 per ordinary share. Options granted under this plan generally have an exercise price less than the fair value of the underlying ordinary shares on the date of grant. The shares generally vest over four years, and options generally expire ten years from the date of grant. Unvested shares are forfeited upon termination of employment.

(8)  Consists of ordinary shares issuable upon the exercise of outstanding stock options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of June 1, 2016, except as otherwise indicated, regarding the beneficial ownership of our ordinary shares by:

•  each shareholder known to us to be the beneficial owner of more than 5% of our outstanding ordinary shares;

•  each of our named executive officers;

•  each director; and

•  all executive officers and directors as a group.

Unless otherwise indicated, the address of each of the individuals named below is: c/o Flextronics International Ltd., No. 2 Changi South Lane, Singapore 486123.

Information in this table as to our directors, named executive officers and all directors and executive officers as a group is based upon information supplied by these individuals and Forms 3, 4, and 5 filed with the SEC. Information in this table as to our greater than 5% shareholders is based solely upon the Schedules 13G filed by these shareholders with the SEC. Where information regarding shareholders is based on Schedules 13G, the number of shares owned is as of the date for which information was provided in such schedules.

Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Ordinary shares subject to options that are currently exercisable or are exercisable within 60 days of June 1, 2016, and ordinary shares subject to restricted share unit awards that vest within 60 days of June 1, 2016 are deemed to be outstanding and to be beneficially owned by the person holding such awards for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all the shares beneficially owned, subject to community property laws where applicable.

For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 545,391,885 ordinary shares outstanding on June 1, 2016 plus the number of ordinary shares that such person or group had the right to acquire on or within 60 days after June 1, 2016.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percent
5% Shareholders:
Capital Research Global Investors (1) 333 South Hope Street, Los Angeles, CA 90071	63,467,756	11.64%
Boston Partners (2) One Beacon Street, 30th Floor, Boston, MA 02108	55,864,868	10.24%
Glenview Capital Management, LLC(3) 767 Fifth Avenue, 44th Floor, New York, NY 10153	55,130,959	10.11%
PRIMECAP Management Company(4)	48,706,805	8.93%
225 South Lake Ave., #400, Pasadena, CA 91101

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percent
Named Executive Officers and Directors:
Michael M. McNamara (5)	2,578,564	*
Christopher Collier (6)	475,058	*
Paul Humphries (7)	670,782	*
Francois P. Barbier (8)	347,932	*
Jonathan S. Hoak (9)	376,407	*
David Bennett (10)	43,955	*
H. Raymond Bingham (11)	91,050	*
Willy C. Shih (12)	176,989	*
William D. Watkins	38,230	*
Daniel H. Schulman	125,365	*
Lay Koon Tan	85,982	*
Lawrence A. Zimmerman	50,066	*
Michael D. Capellas	32,020	*
Marc A. Onetto (13)	24,019	*
All executive officers and directors as a group (14 persons)(14)	5,116,509	0.94%

*  Less than 1%.

(1)                     Based on information supplied by Capital Research Global Investors in a Schedule 13G filed with the SEC on January 8, 2016. Capital Research Global Investors has sole voting power and dispositive power over all of these shares.

(2)                     Based on information supplied by Boston Partners in an amended Schedule 13G filed with the SEC on March 8, 2016. Boston Partners is deemed to have sole voting power for 45,014,966 of these shares, shared voting power of 152,599 of these shares and sole dispositive power for all of these shares.

(3)                     Based on information supplied by Glenview Capital Management LLC (or Glenview) in an amended Schedule 13G filed with the SEC on February 16, 2016. As a result of Glenview serving as an investment manager to various investment companies, and Mr. Lawrence M. Robbins serving as the Chief Executive Officer of Glenview, Glenview and Mr. Robbins may be deemed to share voting and dispositive power over all of these shares.

(4)                     Based on information supplied by PRIMECAP Management Company in an amended Schedule 13G filed with the SEC on February 12, 2016. PRIMECAP Management Company has sole voting power over 18,297,372 of these shares and sole dispositive power over all of these shares.

(5)                     Includes 181,200 shares issuable upon settlement of restricted share unit awards that vest within 60 days of June 1, 2016.

(6)                     Includes 55,860 shares issuable upon settlement of restricted share unit awards that vest within 60 days of June 1, 2016.

(7)                     Includes 303,489 shares subject to options presently exercisable and options exercisable within 60 days of June 1, 2016. Also includes 52,810 shares issuable upon settlement of restricted share unit awards that vest within 60 days of June 1, 2016.

(8)                     Includes 52,810 shares issuable upon settlement of restricted share unit awards that vest within 60 days of June 1, 2016.

(9)                     Includes 150,000 shares subject to options presently exercisable and options exercisable within 60 days of June 1, 2016. Also includes 25,943 shares issuable upon settlement of restricted share unit awards that vest within 60 days of June 1, 2016.

(10)              Includes 28,955 shares issuable upon settlement of restricted share unit awards that vest within 60 days of June 1, 2016.

(11)              Includes 41,295 shares held indirectly by a limited partnership which is owned 100% by trusts, of which Mr. Bingham is a trustee.

(12)              Includes 25,000 shares subject to options presently exercisable and options exercisable within 60 days of June 1, 2016.

(13)              Includes 10,346 shares held indirectly by a living trust, of which Mr. Onetto is a trustee.

(14)              Includes 478,489 shares subject to options presently exercisable within 60 days of June 1, 2016. Also includes 397,578 shares issuable upon settlement of restricted share unit awards that vest within 60 days of June 1, 2016.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review of Related Person Transactions

Our Code of Business Conduct and Ethics provides guidance for addressing actual or potential conflicts of interests, including those that may arise from transactions and relationships between us and our executive officers or directors. In addition, in order to formalize our policies and procedures for the review, approval or ratification, and disclosure of related person transactions, our Board of Directors adopted a Statement of Policy with Respect to Related Person Transactions. The policy generally provides that the Nominating and Corporate Governance Committee (or another committee comprised solely of independent directors) will review, approve in advance or ratify, all related person transactions between us and any director, any nominee for director, any executive officer, any beneficial owners of more than 5% of our ordinary shares or any immediate family member of any of the foregoing individuals. Under the policy, some ordinary course transactions or relationships are not required to be reviewed, approved or ratified by the applicable Board committee, including, among other things, the following transactions:

•  transactions involving less than $25,000 for any individual related person;

•  compensation arrangements with directors and executive officers resulting solely from their service on the Board or as executive officers, so long as such arrangements are disclosed in our filings with the SEC or, if not required to be disclosed, are approved by our Compensation Committee; and

•  indirect interests arising solely from a related person’s service as a director and/or owning, together with all other related persons, directly or indirectly, less than a 10% beneficial ownership interest in a third party (other than a partnership) which has entered into or proposes to enter into a transaction with us.

We have various procedures in place to identify potential related person transactions, and the Nominating and Corporate Governance Committee works with our management and our Office of General Counsel in reviewing and considering whether any identified transactions or relationships are covered by the policy. Our Statement of Policy with Respect to Related Person Transactions is included in our Guidelines with Regard to Certain Governance Matters, a copy of which is available along with a copy of the Company’s Code of Business Conduct and Ethics on the Corporate Governance page of our website at www.flextronics.com.

Transactions with Related Persons

Mr. McNamara, the Company’s CEO and a director, has a daughter-in-law, Lacey Ellis, who was employed by the Company in fiscal year 2016 (and presently). Ms. Ellis was employed as an attorney and earned approximately $148,000 in salary, bonus, share awards, and benefits during fiscal year 2016. The employment and compensation of this family member was approved and established by the Company in accordance the Statement of Policy with Respect to Related Person Transactions as described above and this family member’s employment and compensation is in accordance with the Company’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions.

Other than the foregoing and the compensation agreements and other arrangements described under the sections entitled “Executive Compensation” of this proxy statement and “Non-Management Directors’ Compensation for Fiscal Year 2016” of this proxy statement, during fiscal year 2016, there was not, nor is there currently proposed, any transaction or series of similar transactions to which we are or will be a party:

•  in which the amount involved exceeded or will exceed $120,000; and

•  in which any director, nominee, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our ordinary shares to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements for the fiscal year ended March 31, 2016 were met, except with respect to two late Form 4 filings concerning one transaction by Mr. Bingham and one transaction by Mr. Lay Koon Tan.

SHAREHOLDER PROPOSALS FOR THE 2017 ANNUAL GENERAL MEETING

Shareholder proposals submitted under SEC Rule 14a-8 and intended for inclusion in the proxy statement for our 2017 annual general meeting of shareholders must be received by us no later than March 13, 2017. Any such shareholder proposals must be mailed to us at 6201 America Center Drive, San Jose, California, 95002, U.S.A., Attention: Chief Executive Officer. Any such shareholder proposals may be included in our proxy statement for the 2017 annual general meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable rules and regulations promulgated by the SEC. Shareholder proposals submitted outside the processes of SEC Rule 14a-8 are subject to the requirements of the Companies Act, as described in the following paragraph, and applicable rules and regulations promulgated by the SEC. The proxy designated by us will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2017 annual general meeting of shareholders unless notice of such proposal is received by the applicable deadlines prescribed by the Singapore Companies Act.

Under Section 183 of the Companies Act, registered shareholders representing (i) at least 5% of the total voting rights of all registered shareholders having at the date of the requisition, the right to vote at the meeting to which the requisition relates, or (ii) not fewer than 100 registered shareholders holding shares in the Company on which there has been paid up an average sum of at least $500 per shareholder may, at their expense (unless the Company resolves otherwise), requisition that we include and give notice of their proposal for the 2017 annual general meeting. Any such requisition must satisfy the requirements of Section 183 of the Singapore Companies Act, and must be signed by all the requisitionists and be deposited at our registered office in Singapore, No. 2 Changi South Lane, Singapore 486123, at least six weeks prior to the date of the 2017 annual general meeting in the case of a requisition requiring notice of a resolution, or at least one week prior to the date of the 2017 annual general meeting in the case of any other requisition.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Flex incorporates by reference the following sections of our Annual Report on Form 10-K for the fiscal year ended March 31, 2016:

•  Item 8, “Financial Statements and Supplementary Data;”

•  Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” and

•  Item 7A, “Quantitative and Qualitative Disclosures About Market Risk.”

SINGAPORE STATUTORY FINANCIAL STATEMENTS

Our Annual Report on Form 10-K for the fiscal year ended March 31, 2016, which was filed with the SEC on May 20, 2016, includes our audited consolidated financial statements, prepared in conformity with accounting principles generally accepted in the United States of America, or U.S. GAAP, together with the Independent Registered Public Accounting Firm’s Report of Deloitte & Touche LLP, our independent auditors for the fiscal year ended March 31, 2016. We publish our U.S. GAAP financial statements in U.S. dollars, which is the principal currency in which we conduct our business.

Our Singapore statutory financial statements, prepared in conformity with the provisions of the Companies Act will be included with the annual report which will be delivered to our shareholders prior to the date of the 2016 annual general meeting, as required under Singapore law.

Our Singapore statutory financial statements include:

•  our consolidated financial statements (which are identical to those included in the Annual Report on Form 10-K, described above);

•  supplementary financial statements (which reflect solely the Company’s standalone financial results, with our subsidiaries accounted for under the equity method rather than consolidated);

•  a Directors’ Statement; and

•  the Independent Auditors’ Report of Deloitte & Touche LLP, our Singapore statutory auditors for the fiscal year ended March 31, 2016.

OTHER MATTERS

Our management does not know of any matters to be presented at the 2016 annual general meeting other than those set forth herein and in the notice accompanying this proxy statement. If any other matters are properly presented for a vote at the 2016 annual general meeting, the enclosed proxy confers discretionary authority to the individuals named as proxies to vote the shares represented by proxy, as to those matters.

It is important that your shares be represented at the 2016 annual general meeting, regardless of the number of shares which you hold. We urge you to promptly execute and return the accompanying proxy card in the envelope which has been enclosed for your convenience.

Shareholders who are present at the 2016 annual general meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

We incorporate by reference information from Note 3 to our audited consolidated financial statements for the fiscal year ended March 31, 2016, “Share-Based Compensation,” included in our Annual Report on Form 10-K and the sections entitled “Financial Statements and Supplementary Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk.” Upon request, we will furnish without charge by first class mail or other equally prompt means within one business day of receipt of such request, to each person to whom a proxy statement is delivered a copy of our Annual Report on Form 10-K (not including exhibits). You may request a copy of such information, at no cost, by writing or telephoning us at:

Flextronics International Ltd.

6201 America Center Drive

San Jose, California 95002 U.S.A.

Telephone: (408) 576-7985

By order of the Board of Directors,

Tay Hong Chin Regina

Company Secretary

[July 11], 2016

Singapore

Upon request, we will furnish without charge to each person to whom this proxy statement is delivered a copy of any exhibit listed in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016. You may request a copy of this information at no cost, by writing or telephoning us at:

Flextronics International Ltd.

6201 America Center Drive

San Jose, California 95002 U.S.A.

Telephone: (408) 576-7985

ANNEX A

Company Registration No.

199002645H

THE COMPANIES ACT, CAP. 50

PUBLIC COMPANY LIMITED BY SHARES

CONSTITUTION

of

FLEXTRONICS INTERNATIONAL LTD.
 (Adopted by Special Resolution passed on 24 August 2016)

INTERPRETATION

1.             In this Constitution, if not inconsistent with the subject or context, the words or symbol standing in the first column of the Table next hereinafter contained shall bear the meanings set opposite to them respectively in the second column thereof:

Interpretation.

WORDS		MEANINGS

“The Act”	..	The Companies Act, Cap. 50.

“This Constitution”	..	This Constitution as from time to time altered.

“The Company”	..	The above-named Company by whatever name from time to time called.

“Directors”	..	The Directors for the time being of the Company or such number of them as have authority to act for the Company.

“Director”	..	Includes any person acting as a Director of the Company and includes any person duly appointed and acting for the time being as an Alternate Director.

“Dividend”	..	Includes bonus.

“Member”	..

A registered holder of any shares of the Company; provided, however, that a “Member” shall not include the Company in the holding of its shares as treasury shares, unless otherwise required by the Act.

“month”	..	Calendar month.

“Office”	..	The Registered Office of the Company for the time being.

“paid up”	..	Includes credited as paid up.

“Register”	..	The Register of Members.

“registered address” or “address”	..	In relation to any Member, his physical address for the service or delivery of notices or documents personally or by post, except where otherwise expressly provided in this Constitution.

“Seal”	..	The Common Seal of the Company or in appropriate cases the duplicate Common Seal.

“Secretary”	..

The Secretary or Secretaries appointed under this Constitution and shall include any person appointed by the Directors to perform the duties of Secretary and where two or more persons are appointed to act as Joint Secretaries shall include any one of those persons.

“Singapore”	..	The Republic of Singapore.

“Statutes”	..	The Act and every other act for the time being in force concerning companies and affecting the Company.

“writing”, “written” and “in writing”	..

Written or produced by any substitute for writing or partly one and partly another and shall include (except where otherwise expressly specified in this Constitution or the context otherwise requires, and subject to any limitations, conditions or restrictions contained in the Statutes) any representation or reproduction of words, symbols or other information which may be displayed in a visible form, whether in a physical document or in an electronic communication or form or otherwise howsoever.

“$”	..	The lawful currency of Singapore.

The expressions “current address”, “electronic communication” and “treasury shares” shall have the meanings ascribed to them respectively in the Act.

Words denoting the singular number only shall include the plural and vice versa.

Words denoting the masculine gender only shall include the feminine gender.

Words denoting persons shall include corporations.

Any reference in this Constitution to “holders” of shares or a class of shares shall, except where otherwise provided, exclude the Company in relation to shares held by it as treasury shares, and “holding” and “held” shall be construed accordingly.

Any reference in this Constitution to any enactment is a reference to that enactment as amended or enacted from time to time.

Save as aforesaid, any word or expression used in the Act and the Interpretation Act, Cap. 1 shall, if not inconsistent with the subject or context, bear the same meaning in this Constitution.

A Special Resolution shall be effective for any purpose for which an Ordinary Resolution is expressed to be required under any provision of this Constitution.

The headnotes and marginal notes are inserted for convenience only and shall not affect the construction of this Constitution.

NAME

2. The name of the Company is Flextronics International Ltd.	Name.

REGISTERED OFFICE

3. The Office will be situated in the Republic of Singapore.	Office.

BUSINESS OR ACTIVITY

4.             Subject to the provisions of the Act and any other written law and this Constitution, the Company has:

(a)                                 full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)                                 for these purposes, full rights, powers and privileges.

Business or activity.

PUBLIC COMPANY

5. The Company is a public company.	Public Company.

LIABILITY OF MEMBERS

6. The liability of Members is limited.	Liability of Members.

SHARES

7.             The Company shall not exercise any right in respect of treasury shares other than as provided by the Act. Subject thereto, the Company may deal with its treasury shares in the manner authorised by, or prescribed pursuant to, the Act.

Treasury Shares.

8.             (A)          Except as is otherwise expressly permitted by the Act, the Company shall not give, whether directly or indirectly and whether by means of the making of a loan, the giving of a guarantee, the provision of security, the release of an obligation or the release of a debt or otherwise, any financial assistance for the purpose of, or in connection with, the acquisition or proposed acquisition of shares or units of shares in the Company or its holding company.

Prohibition against financial assistance.

(B)          Notwithstanding the provisions of article 8(A) but subject to the Act, the Company may purchase or otherwise acquire its issued shares on such terms and in such manner as the Company may from time to time think fit. If required by the Act, any share that is so purchased or acquired by the Company shall, unless held in treasury in accordance with the Act, be deemed to be cancelled immediately on purchase or acquisition by the Company. Upon the cancellation of a share, the rights and privileges attached to that share shall expire. In any other instance, the Company may hold or deal with any such share which is so purchased or acquired by it in such manner as may be permitted by, and in accordance with, the Act.

Company may acquire its own issued shares.

9. The Company may issue shares for which no consideration is payable to the Company.	Issue of shares for no consideration.

10.          Subject to the Statutes and this Constitution, no shares may be issued by the Directors without the prior approval of the Company in General Meeting but subject thereto and to the provisions of this Constitution, the Directors may allot and issue shares or grant options over or otherwise dispose of the same to such persons on such terms and conditions and for such consideration (if any) and at such time as the Company in General Meeting may approve.

Issue of Shares.

11.          The rights attached to shares issued upon special conditions shall be clearly defined in this Constitution. Without prejudice to any special right previously conferred on the holders of any existing shares or class of shares but subject to the Statutes and this Constitution, shares in the Company may be issued by the Directors and any such shares may be issued with such preferred, deferred, or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise as the Directors determine.

Special Rights.

12.          Subject to the provisions of the Act, if at any time the share capital is divided into different classes, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied or abrogated with the consent in writing of the holders of at least three-fourths of the shares of that class or with the sanction of a Special Resolution passed at a separate General Meeting of the holders of shares of that class and to every such Special Resolution the provisions of Section 184 of the Act shall, with such adaptations as are necessary, apply. To every such separate General Meeting the provisions of this Constitution relating to General Meetings shall mutatis mutandis apply; provided, however, that the necessary quorum shall be at least two persons holding or representing by proxy or by attorney no less than one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy or by attorney may demand a poll.

Variation of rights.

13.          The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall, unless otherwise expressly provided by the terms of issue of the shares of that class or by this Constitution as are in force at the time of such issue, be deemed to be varied by the creation or issue of further shares ranking equally therewith.

Creation or issue of further shares with special rights.

14.          The Company may pay commissions or brokerage on any issue of shares at such rate or amount and in such manner as the Directors may think fit. Such commission or brokerage may be satisfied by the payment of cash or the allotment of fully or partly paid shares or by a combination of cash and fully or partly paid shares.

Power to pay commission and brokerage.

15.          Except as required by law, no person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by this Constitution or by law otherwise provided) any other rights in respect of any share, except an absolute right to the entirety thereof in the registered holder.

Exclusion of equities.

16.          If two or more persons are registered in the Register as joint holders of any share any one of such persons may give effectual receipts for any dividend payable in respect of such share and the joint holders of a share shall, subject to the provisions of the Act, be severally as well as jointly liable for the payment of all instalments and calls and interest due in respect of such shares. Such joint holders shall be deemed to be one Member and the delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all such holders.

Joint holders.

17. No person shall be recognised by the Company as having title to a fractional part of a share or otherwise than as the sole or a joint holder of the entirety of such share.	Fractional part of a share.

18.          If by the conditions of allotment of any shares the whole or any part of the amount of the issue price thereof shall be payable by instalments every such instalment shall, when due, be paid to the Company by the person who for the time being shall be the registered holder of the share or his personal representatives, but this provision shall not affect the liability of any allottee who may have agreed to pay the same.

Payment of instalments.

19.          The certificate of title to shares in the capital of the Company shall be issued under the Seal or (where required under the Act) the official seal for use abroad, in such form as the Directors shall from time to time prescribe and shall bear (a) the autographic or facsimile signatures of at least one Director and the Secretary or some other person appointed by the Directors where the Seal is affixed, or (b) the autographic or facsimile signature of any person authorised by the Directors where the official seal for use abroad is affixed, and shall specify the number and class of shares to which it relates, whether the shares are fully or partly paid up, and the amount (if any) unpaid thereon. The facsimile signatures may be reproduced by mechanical or other means approved by the Directors.

Share Certificates.

20.          Every person whose name is entered as a Member in the Register shall be entitled within two months after allotment or within one month after the lodgement of any transfer to one certificate for all his shares of any one class or to several certificates in reasonable denominations each for a part of the shares so allotted or transferred. Where a Member transfers only part of the shares comprised in a certificate or where a Member requires the Company to cancel any certificate or certificates and issue new certificates for the purpose of subdividing his holding in a different manner the old certificate or certificates shall be cancelled and a new certificate or certificates for the balance of such shares issued in lieu thereof and the Member shall pay a fee not exceeding $2/- for each such new certificate as the Directors may determine.

Entitlement to certificate.

21. If any certificate or other document of title to shares or debentures be worn	New certificates

out or defaced, then upon production thereof to the Directors, they may order the same to be cancelled and may issue a new certificate in lieu thereof. For every certificate so issued there shall be paid to the Company a fee not exceeding $2/- as the Directors may determine. Subject to the provisions of the Statutes and the requirements of the Directors thereunder, if any certificate or document be lost or destroyed or stolen, then upon proof thereof to the satisfaction of the Directors and on such indemnity as the Directors deem adequate being given, and on the payment of a fee not exceeding $2/- as the Directors may determine, a new certificate or document in lieu thereof shall be given to the person entitled to such lost or destroyed or stolen certificate or document.

may be issued.

RESTRICTION ON TRANSFER OF SHARES

22.          (A)          Subject to this Constitution, any Member may transfer all or any of his shares, but every transfer must be in writing and in the usual common form, or in any other form which the Directors may approve. The instrument of transfer of a share shall be signed by the transferor and the witness thereto and shall be effective although not signed or witnessed by or on behalf of the transferee. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect thereof. Shares of different classes shall not be comprised in the same instrument of transfer.

Form of Transfer.

(B)          All instruments of transfer which shall be registered shall be retained by the Company, but any instrument of transfer which the Directors may refuse to register shall (except in any case of fraud) be returned to the party presenting the same.

Retention of Transfers.

(C) No share shall in any circumstances be transferred to any infant or bankrupt person or person who is mentally disordered and incapable of managing himself or his affairs.	Infant, bankrupt or mentally disordered.

23.          The Directors may, in their absolute discretion decline to register any transfer of shares upon which the Company has a lien and in the case of shares not fully paid up may refuse to register a transfer to a transferee of whom they do not approve; provided, however, that as required by the Act the Directors shall, within 30 days beginning with the day on which the application for a transfer of shares was made, serve a notice in writing to the applicant stating the facts which are considered to justify the refusal.

Directors’ power to decline to register.

24.          The Directors may decline to register any instrument of transfer unless:

(a)                                 such fee not exceeding $2/- or such other sum as the Directors may from time to time require under the provisions of this Constitution, is paid to the Company in respect thereof;

(b)                                 the instrument of transfer is deposited at the Office or at such other place (if any) as the Directors may appoint accompanied by a certificate of payment of stamp duty (if any), the certificates of the shares to which the transfer relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer and, if the instrument of transfer is executed by some other person on his behalf, the authority of the person to do the same; and

(c)                                  the amount of proper duty (if any) with which each instrument of transfer is chargeable under any law for the time being in force

Instrument of transfer.

relating to stamps is paid.

25.          The Company shall provide a book to be called “Register of Transfers” which shall be kept under the control of the Directors, and in which shall be entered the particulars of every transfer of shares.

Register of Transfers.

26. The Register may be closed at such times and for such periods not exceeding in the aggregate thirty days in any calendar year as the Directors may from time to time determine.	Closure of Register.

TRANSMISSION OF SHARES

27.          In case of the death of a Member, the survivor or survivors, where the deceased was a joint holder, and the executors or administrators of the deceased, where he was a sole or only surviving holder, shall be the only persons recognised by the Company as having any title to his interest in the shares, but nothing herein shall release the estate of a deceased Member (whether sole or joint) from any liability in respect of any share held by him.

Transmission on death.

28.          Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may, upon producing such evidence of title as the Directors shall require, be registered as holder of the share upon giving to the Company notice in writing of such desire or transfer such share to some other person. If the person so becoming entitled shall elect to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he shall elect to have another person registered, he shall testify his election by executing to that person a transfer of the share. All the limitations, restrictions and provisions of this Constitution relating to the right to transfer and the registration of transfers shall be applicable to any such notice or transfer as aforesaid as if the death or bankruptcy of the Member had not occurred and the notice or transfer were a transfer executed by such Member.

Transmission of shares.

29.          Save as otherwise provided by or in accordance with this Constitution a person becoming entitled to a share in consequence of the death or bankruptcy of a Member shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share except that he shall not be entitled in respect thereof to exercise any right conferred by membership in relation to Meetings of the Company until he shall have been registered as a Member in respect of the share.

Rights of unregistered executors and trustees.

30.          There shall be paid to the Company in respect of the registration of any probate, letters of administration, certificate of marriage or death, power of attorney or other document relating to or affecting the title to any shares, such fee not exceeding $2/- as the Directors may from time to time require or prescribe.

Fee for registration of probate etc.

CALLS ON SHARES

31.          The Directors may from time to time make such calls as they think fit upon the Members in respect of any moneys unpaid on their shares and not by the terms of the issue thereof made payable at fixed times, and each Member shall (subject to receiving at least fourteen days’ notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his shares. A call

Calls on shares.

may be revoked or postponed as the Directors may determine.

32. A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed and may be made payable by instalments.	Time when made.

33.          If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the sum due from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent per annum as the Directors determine, but the Directors shall be at liberty to waive payment of such interest wholly or in part.

Interest on calls.

34.          Any sum which by the terms of issue of a share becomes payable upon allotment or at any fixed date, shall for all purposes of this Constitution be deemed to be a call duly made and payable on the date, on which, by the terms of issue, the same becomes payable, and in case of non-payment all the relevant provisions of this Constitution as to payment of interest and expenses, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

Sum due on allotment.

35. The Directors may on the issue of shares differentiate between the holders as to the amount of calls to be paid and the times of payments.	Power to differentiate.

36.          The Directors may, if they think fit, receive from any Member willing to advance the same all or any part of the moneys uncalled and unpaid upon the shares held by him and such payments in advance of calls shall extinguish, so far as the same shall extend, the liability upon the shares in respect of which it is made, and upon the moneys so received or so much thereof as from time to time exceeds the amount of the calls then made upon the shares concerned, the Company may pay interest at such rate not exceeding ten per cent per annum as the Member paying such sum and the Directors agree upon.

Payment in advance of calls.

FORFEITURE AND LIEN

37.          If any Member fails to pay in full any call or instalment of a call on the day appointed for payment thereof, the Directors may at any time thereafter serve a notice on such Member requiring payment of so much of the call or instalment as is unpaid together with any interest and expenses which may have accrued.

Notice requiring payment of calls.

38.          The notice shall name a further day (not being less than fourteen days from the date of service of the notice) on or before which and the place where the payment required by the notice is to be made, and shall state that in the event of non-payment in accordance therewith the shares on which the call was made will be liable to be forfeited.

Notice to state time and place.

39.          If the requirements of any such notice as aforesaid are not complied with, any share in respect of which such notice has been given may at any time thereafter, before payment of all calls and interest and expenses due in respect thereof be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture. The Directors may accept a surrender of any share liable to be forfeited hereunder.

Forfeiture on non-compliance with notice.

40.          A share so forfeited or surrendered shall become the property of the Company and may be sold, re-allotted or otherwise disposed of either to the person who was before such forfeiture or surrender the holder thereof or entitled thereto, or to any other

Sale of shares forfeited.

person, upon such terms and in such manner as the Directors shall think fit, and at any time before a sale, re-allotment or disposition the forfeiture or surrender may be cancelled on such terms as the Directors think fit. To give effect to any such sale, the Directors may, if necessary, authorise some person to transfer a forfeited or surrendered share to any such person as aforesaid.

41.          A Member whose shares have been forfeited or surrendered shall cease to be a Member in respect of the shares, but shall notwithstanding the forfeiture or surrender remain liable to pay to the Company all moneys which at the date of forfeiture or surrender were payable by him to the Company in respect of the shares with interest thereon at ten per cent per annum (or such lower rate as the Directors may approve) from the date of forfeiture or surrender until payment, but such liability shall cease if and when the Company receives payment in full of all such money in respect of the shares and the Directors may waive payment of such interest either wholly or in part.

Rights and liabilities of Members whose shares have been forfeited or surrendered.

42.          The Company shall have a first and paramount lien and charge on every share (whether fully paid or not) registered in the name of each Member (whether solely or jointly with others) and on the dividends declared or payable in respect thereof for all calls and instalments due on any such share and interest and expenses thereon but such lien shall only be upon the specific shares in respect of which such calls or instalments are due and unpaid and to all dividends from time to time declared in respect of the shares. The Directors may resolve that any share shall for some specified period be exempt from the provisions of this article.

Company’s lien.

43.          The Company may sell in such manner as the Directors think fit any share on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of fourteen days after notice in writing stating and demanding payment of the sum payable and of intention to sell in default shall have been given to the registered holder for the time being of the share or the person entitled thereto by reason of his death or bankruptcy. To give effect to any such sale, the Directors may authorise some person to transfer the shares sold to the purchaser thereof.

Sale of shares subject to lien.

44.          The proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

Application of proceeds of such sales.

45.          A statutory declaration in writing that the declarant is a Director of the Company and that a share has been duly forfeited or surrendered or sold to satisfy a lien of the Company on a date stated in the declaration shall be conclusive evidence of the facts stated therein as against all persons claiming to be entitled to the share, and such declaration and the receipt of the Company for the consideration (if any) given for the share on the sale, re-allotment or disposal thereof together with the certificate of proprietorship of the share under Seal or as the case may be, official seal for use abroad delivered to a purchaser or allottee thereof shall (subject to the execution of a transfer if the same be required) constitute a good title to the share and the person to whom the share is sold, re-allotted or disposed of shall be registered as the holder of the share and shall not be bound to see to the application of the purchase money (if any) nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, surrender, sale, re-allotment or disposal of the share.

Title to shares forfeited or surrendered or sold to satisfy a lien.

ALTERATION OF CAPITAL

46.          Subject to any special rights for the time being attached to any existing class of shares, the new shares shall be issued upon such terms and conditions and with such rights and privileges annexed thereto as the General Meeting resolving upon the creation thereof shall direct and if no direction be given as the Directors shall determine subject to the provisions of this Constitution and in particular (but without prejudice to the generality of the foregoing) such shares may be issued with a preferential or qualified right to dividends and in the distribution of assets of the Company or otherwise.

Rights and privileges of new shares.

47.          Except so far as otherwise provided by the conditions of issue or by this Constitution all new shares shall be subject to the provisions of this Constitution with reference to allotments, payment of calls, lien, transfer, transmission, forfeiture and otherwise.

New shares otherwise subject to provisions of this Constitution.

48.          (A)          The Company may by Ordinary Resolution:

(a)           consolidate and divide all or any of its shares;

(b)          subdivide its shares or any of them, subject to the provisions of the Act provided, however, that in such sub-division the proportion between the amount paid and the amount (if any) unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; and

(c)          subject to the provisions of this Constitution and the Statutes, convert its share capital or any class of shares from one currency to another currency.

Power to consolidate, subdivide, and redenominate shares.

(B) The Company may by Special Resolution, subject to and in accordance with the Statutes, convert one class of shares into another class of shares.	Power to convert shares.

49.          The Company may by Special Resolution reduce its share capital or any undistributable reserve in any manner, subject to any incident authorised and consent required by law. Without prejudice to the generality of the foregoing and article 8(B), upon cancellation of a share purchased or otherwise acquired by the Company pursuant to this Constitution and the Statutes, the number of issued shares of the Company shall be diminished by the number of the shares so cancelled and, where any such cancelled share was purchased or acquired out of the capital of the Company, the amount of share capital of the Company shall be reduced accordingly.

Power to reduce capital.

STOCK

50. The Company may by Ordinary Resolution convert any paid up shares into stock and may from time to time by like resolution reconvert any stock into paid up shares.	Power to convert into stock.

51.          The holders of stock may transfer the same or any part thereof in the same manner and subject to the same articles as the shares from which the stock arose might have been transferred prior to conversion or as near thereto as circumstances admit but no stock

Transfer of stock.

shall be transferable except in such units as the Directors may from time to time determine.

52.          The holders of stock shall, according to the number of stock units held by them, have the same rights, privileges and advantages as regards dividend, return of capital, voting and other matters, as if they held the shares from which the stock arose; but no such privilege or advantage (except as regards dividend and return of capital and the assets on winding up) shall be conferred by the number of stock units which would not if existing in shares have conferred that privilege or advantage; and no such conversion shall affect or prejudice any preference or other special privileges attached to the shares so converted.

Rights of stockholders.

53.          All of the provisions of this Constitution that are applicable to paid up shares shall apply to stock and the words “share” and “shareholder” or similar expressions herein shall include “stock” or “stockholder”.

Interpretation.

GENERAL MEETINGS

54.          (A)          Subject to the provisions of the Act the Company shall in each year hold an Annual General Meeting in addition to any other meetings in that year and not more than fifteen months shall elapse between the date of one Annual General Meeting of the Company and that of the next. Provided that so long as the Company holds its First Annual General Meeting within eighteen months of its incorporation, it need not hold it in the year of its incorporation or in the following year.

(B)          All General Meetings other than Annual General Meetings shall be called Extraordinary General Meetings.

(C)          The time and place of any General Meeting shall be determined by the Directors.

Annual General Meeting. Extraordinary General Meetings. Time and place.

55.          The Directors may, whenever they think fit, convene an Extraordinary General Meeting and Extraordinary General Meetings shall also be convened on such requisition or, in default, may be convened by such requisitionists, as provided by Section 176 of the Act. If at any time there are not within Singapore sufficient Directors capable of acting to form a quorum at a meeting of Directors, any Director may convene an Extraordinary General Meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors.

Calling Extraordinary General Meetings.

NOTICE OF GENERAL MEETINGS

56.          Subject to the provisions of the Act as to Special Resolutions and special notice, at least fourteen days’ notice in writing (exclusive both of the day on which the notice is served or deemed to be served and of the day for which the notice is given) of every General Meeting shall be given in the manner hereinafter mentioned to such persons (including the Auditors) as are under the provisions herein contained entitled to receive notice from the Company. Provided that a General Meeting notwithstanding that it has been called by a shorter notice than that specified above shall be deemed to have been duly called if it is so agreed:

(a)           in the case of an Annual General Meeting by all the Members entitled to attend and vote thereat; and

Notice of Meetings.

(b)           in the case of an Extraordinary General Meeting by that number or majority in number of the Members having a right to attend and vote thereat, as is required by the Act.

Provided also that the accidental omission to give notice to, or the non-receipt by any person entitled thereto shall not invalidate the proceedings at any General Meeting.

57.          (A)          Every notice calling a General Meeting shall specify the place and the day and hour of the Meeting, and there shall appear with reasonable prominence in every such notice a statement that a Member entitled to attend and vote is entitled to appoint a proxy to attend and to vote instead of him and that a proxy need not be a Member of the Company.

(B)          In the case of an Annual General Meeting, the notice shall also specify the Meeting as such.

(C)          In the case of any General Meeting at which business other than routine business is to be transacted, the notice shall specify the general nature of the business; and if any resolution is to be proposed as a Special Resolution, the notice shall contain a statement to that effect.

Contents of notice. Notice of General Meeting for special business and Special Resolutions.

58.          Routine business shall mean and include only business transacted at an Annual General Meeting of the following classes:

(a)           Declaring dividends;

(b)           Reading, considering and laying the financial statements, the Directors’ statement and Auditor’s report, and other documents required to be attached to the financial statements;

(c)           Appointing or re-appointing Directors to fill vacancies arising at the meeting on retirement whether by rotation or otherwise; and

(d)           Appointing or re-appointing the Auditor and fixing the remuneration of the Auditor or determining the manner in which such remuneration is to be fixed.

Routine business.

PROCEEDINGS AT GENERAL MEETINGS

59.          No business shall be transacted at any General Meeting unless a quorum is present at the time when the meeting proceeds to business. Save as herein otherwise provided, the quorum at any General Meeting shall be Members holding in aggregate not less than 33 1/3 per cent of the total number of issued and fully paid shares in the capital of the Company for the time being, present in person or by proxy. For the purpose of this article, “Member” includes a person attending by proxy or by attorney or as representing a corporation which is a Member.

Quorum.

60. If within half an hour from the time appointed for the Meeting a quorum is not present, the Meeting if convened on the requisition of Members shall be dissolved. In any	Adjournment if quorum not present.

other case it shall stand adjourned to the same day in the next week at the same time and place, or to such other day and at such other time and place as the Directors may determine, and if at such adjourned Meeting a quorum is not present within fifteen minutes from the time appointed for holding the Meeting, the Meeting shall be dissolved. No notice of any such adjournment as aforesaid shall be required to be given to the Members.

61.          Subject to the provisions of the Act, a resolution in writing signed by every Member of the Company entitled to vote or being a corporation by its duly authorised representative shall have the same effect and validity as an Ordinary Resolution of the Company passed at a General Meeting duly convened, held and constituted, and may consist of several documents in the like form, each signed by one or more of such Members.

Resolution in writing.

62.          The Chairman of the Board of Directors shall preside as chairman at every General Meeting. If there be no such Chairman or if at any Meeting he be not present within fifteen minutes after the time appointed for holding the Meeting or be unwilling to act, the Members present shall choose some Director to be chairman of the Meeting or, if no Director be present or if all the Directors present decline to take the chair, one of their number present, to be chairman of the Meeting.

Chairman.

63.          The chairman of any General Meeting may, with the consent of any Meeting at which a quorum is present (and shall if so directed by the Meeting) adjourn the Meeting from time to time (or sine die) and from place to place, but no business shall be transacted at any adjourned Meeting except business which might lawfully have been transacted at the Meeting from which the adjournment took place. When a Meeting is adjourned for thirty days or more (or sine die), notice of the adjourned Meeting shall be given as in the case of the original Meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned Meeting.

Adjournment.

64.          At any General Meeting a resolution put to the vote of the Meeting shall be decided on a show of hands unless a poll be (before or on the declaration of the result of the show of hands) demanded:

(a)           by the chairman of the Meeting;

(b)           by not less than three Members who are entitled to vote at the meeting and who are present in person or by proxy or by attorney or in the case of a corporation by a representative;

(c)           by any Member or Members present in person or by proxy or by attorney or in the case of a corporation by a representative and representing not less than five per cent. of the total voting rights of all the Members having the right to vote at the Meeting; or

(d)           by any Member or Members present in person or by proxy or by attorney or in the case of a corporation by a representative, holding shares conferring a right to vote at the meeting, being shares on which an aggregate sum has been paid up equal to not less than five per cent. of the total sum paid up on all the shares conferring that right.

Unless a poll be so demanded (and the demand be not withdrawn) a

Method of voting.

declaration by the chairman of the Meeting that a resolution has been carried or carried unanimously or by a particular majority or lost and an entry to that effect in the minute book shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution. A demand for a poll may be withdrawn.

65.          If a poll be duly demanded (and the demand be not withdrawn) it shall be taken in such manner (including the use of ballot or voting papers) as the Chairman may direct and the result of a poll shall be deemed to be the resolution of the Meeting at which the poll was demanded. The Chairman may, and if so directed by the Meeting shall, appoint scrutineers and may adjourn the Meeting to some place and time fixed by him for the purpose of declaring the result of the poll.

Taking a poll.

66.          If any votes be counted which ought not to have been counted or might have been rejected, the error shall not vitiate the result of the voting unless it be pointed out at the same Meeting or at any adjournment thereof and not in any case unless it shall in the opinion of the Chairman be of sufficient magnitude.

Votes counted in error.

67.          In the case of equality of votes, whether on a show of hands or on a poll, the chairman of the Meeting at which the show of hands takes place or at which the poll is demanded shall be entitled to a casting vote.

Chairman’s casting vote.

68.          A poll demanded on any question shall be taken either immediately or at such subsequent time (not being more than thirty days from the date of the Meeting) and place as the Chairman may direct. No notice need be given of a poll not taken immediately.

Time for taking a poll.

69. The demand for a poll shall not prevent the continuance of a Meeting for the transaction of any business, other than the question on which the poll has been demanded.	Continuance of business after demand for a poll.

VOTES OF MEMBERS

70.          Subject to this Constitution and to any special privileges or restrictions as to voting attached to any special class of shares hereinafter issued every Member who is entitled to vote and who is present in person or by proxy or attorney or in the case of a corporation by a representative shall:

(a)           on a show of hands, have one vote. Provided always that in the case of a Member who is represented by two proxies, only one of the two proxies as determined by that Member or, failing such determination, by the chairman of the Meeting (or by a person authorised by him) in his sole discretion, shall be entitled to vote on a show of hands; and

(b)           on a poll, have one vote for every share of which he holds or represents.

Voting rights of Members.

71.          Where there are joint registered holders of any share any one of such persons may vote and be reckoned in a quorum at any Meeting either personally or by proxy or by attorney or in the case of a corporation by a representative as if he were solely entitled thereto and if more than one of such joint holders be so present at any Meeting that one of such persons so present whose name stands first in the Register in respect of such share shall alone be entitled to vote in respect thereof. Several executors or administrators of a deceased Member in whose name any share stands shall for the purpose of this article be

Voting rights of joint holders.

deemed joint holders thereof.

72.          A Member with mental disorder or whose person or estate is liable to be dealt with in any way under the law relating to mental disorders may vote whether on a show of hands or on a poll by his committee, curator bonis or such other person as properly has the management of his estate and any such committee, curator bonis or other person may vote by proxy or attorney, provided that such evidence as the Directors may require of the authority of the person claiming to vote shall have been deposited at the Office not less than forty-eight hours before the time appointed for holding the Meeting.

Voting rights of Members with mental disorder.

73.          Subject to the provisions of this Constitution and the Act, every Member shall be entitled to be present and to vote at any General Meeting either personally or by proxy or by attorney or in the case of a corporation by a representative and to be reckoned in a quorum in respect of shares fully paid and in respect of partly paid shares where calls are not due and unpaid.

Right to vote.

74.          No objection shall be raised as to the admissibility of any vote except at the Meeting or adjourned Meeting at which the vote objected to is given or tendered and every vote not disallowed at such Meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chairman of the Meeting whose decision shall be final and conclusive.

When objection to admissibility of votes may be made.

75.          On a poll votes may be given either personally or by proxy or by attorney or in the case of a corporation by its representative and a person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

Vote on a poll.

76.          (A)          A Member may appoint more than two proxies to attend and vote at the same General Meeting.

(B)          In any case where a form of proxy appoints more than one proxy, the proportion of the shareholding concerned to be represented by each proxy shall be specified in the form of proxy.

(C)          An instrument appointing a proxy shall be in writing and:

(a)           in the case of an individual shall be:

(i)            signed by the appointor or by his attorney if the instrument is delivered personally or sent by post; or

(ii)           authorised by that individual through such method and in such manner as may be approved by the Directors, if the instrument is submitted by electronic communication; and

(b)           in the case of a corporation shall be:

(i)            either under the common seal or signed on its behalf by an attorney or by a duly authorised officer of the corporation if the instrument is delivered personally or sent by post; or

Appointment of proxies. Execution of Proxies.

(ii)           authorised by that corporation through such method and in such manner as may be approved by the Directors, if the instrument is submitted by electronic communication.

The Directors may, for the purposes of articles 76(C)(a)(ii) and 76(C)(b)(ii), designate procedures for authenticating any such instrument, and any such instrument not so authenticated by the use of such procedures shall be deemed not to have been received by the Company.

(D)          The signature on, or authorisation of, such instrument need not be witnessed. Where an instrument appointing a proxy is signed or authorised on behalf of the appointor by an attorney, the letter or power of attorney or a duly certified copy thereof must (failing previous registration with the Company) be lodged with the instrument of proxy pursuant to article 78, failing which the instrument may be treated as invalid.

(E)           The Directors may, in their absolute discretion:

(a)          approve the method and manner for an instrument appointing a proxy to be authorised; and

(b)          designate the procedure for authenticating an instrument appointing a proxy,

as contemplated in articles 76(C)(a)(ii) and 76(C)(b)(ii) for application to such Members or class of Members as they may determine. Where the Directors do not so approve and designate in relation to a Member (whether of a class or otherwise), article 76(C)(a)(i) and/or (as the case may be) article 76(C)(b)(i) shall apply.

Witness and authority. Directors may approve method and manner, and designate procedure, for electronic communications.

77. A proxy need not be a Member of the Company.	Proxy need not be a Member.

78.          (A)          An instrument appointing a proxy or the power of attorney or other authority, if any:

(a)           if sent personally or by post, shall be deposited at such place or one of such places (if any) as may be specified for that purpose in or by way of note to or in any document accompanying the notice convening the Meeting or adjourned Meeting (or, if no place is so specified, at the Office); or

(b)           if submitted by electronic communication, shall be received through such means as may be specified for that purpose in or by way of note to or in any document accompanying the notice convening the Meeting or adjourned Meeting, and in either case, not less than forty-eight hours before the time appointed for the holding of the Meeting or adjourned Meeting or (in the case of a poll taken otherwise than at or on the same day as the Meeting or adjourned Meeting) for the taking of the poll at which it is to be used, and in default shall not be treated as valid unless the Directors otherwise determine. The instrument shall, unless the contrary is stated thereon, be valid as well for any adjournment of the Meeting as for the Meeting to which it relates; Provided always that an

Deposit of proxies.

instrument of proxy or the power of attorney or other authority, if any, relating to more than one Meeting (including any adjournment thereof) having once been so delivered in accordance with this article 78 for the purposes of any Meeting shall not be required again to be delivered for the purposes of any subsequent Meeting to which it relates.

(B)                               The Directors may, in their absolute discretion, and in relation to such Members or class of Members as they may determine, specify the means through which instruments appointing a proxy may be submitted by electronic communications, as contemplated in article 78(A)(b). Where the Directors do not so specify in relation to a Member (whether of a class or otherwise), article 78(A)(a) shall apply.

Directors may specify means for electronic communications.

79.                               An instrument appointing a proxy shall be in the following form with such variations if any as circumstances may require or in such other form as the Directors may accept and shall be deemed to include the right to demand or join in demanding a poll, to move any resolution or amendment thereto and to speak at the Meeting:

Form of proxies.

FLEXTRONICS INTERNATIONAL LTD.

“I/We,

“of

“a Member/Members of the above-named Company hereby appoint

“of

“or whom failing

“of

“to vote for me/us and on my/our behalf

“at the (Annual, Extraordinary or Adjourned,

“as the case may be) General Meeting of

“the Company to be held on the               day

“of                       and at every adjournment

“thereof.

“As Witness my hand this                    day of

“20         ”

An instrument appointing a proxy shall, unless the contrary is stated thereon be valid as well for any adjournment of the Meeting as for the Meeting to which it relates and need not be witnessed.

80.                               A vote given in accordance with the terms of an instrument of proxy (which for the purposes of this Constitution shall also include a power of attorney) shall be valid notwithstanding the previous death or mental disorder of the principal or revocation of the proxy, or of the authority under which the proxy was executed or the transfer of the share in respect of which the proxy is given, provided always that no intimation in writing of such death, mental disorder, revocation or transfer shall have been received by the Company at the Office (or such other place as may be specified for the deposit of instruments appointing proxies) before the commencement of the Meeting or adjourned Meeting (or in the case of a poll before the time appointed for the taking of the poll) at which the proxy is used.

Intervening death or mental disorder of principal not to revoke proxy.

81. Any corporation that is a Member of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its	Corporations acting by representatives.

representative at any Meeting of the Company or of any class of Members of the Company and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation as the corporation could exercise if it were an individual Member of the Company and such corporation shall for purposes of this Constitution (but subject to the Act) be deemed to be present in person at any such Meeting if the person so authorised is present thereat.

DIRECTORS

82.                               Subject to the other provisions of Section 145 of the Act, the number of the Directors, all of whom shall be natural persons, shall not be less than two nor, unless otherwise determined by the Company in General Meeting, more than eleven.

Number of Directors.

83.                               A Director need not be a Member and shall not be required to hold any share qualification unless and until otherwise determined by the Company in General Meeting but shall be entitled to attend and speak at General Meetings.

Qualification.

84.                               Subject to Section 169 of the Act, the remuneration of the Directors shall be determined from time to time by the Company in General Meeting, and shall be divisible among the Directors in such proportions and manner as they may agree and in default of agreement equally, except that in the latter event any Director who shall hold office for part only of the period in respect of which such remuneration is payable shall be entitled only to rank in such division for the proportion of remuneration related to the period during which he has held office.

Remuneration of Directors.

85.                               The Directors shall be entitled to be repaid all travelling or such reasonable expenses as may be incurred in attending and returning from meetings of the Directors or of any committee of the Directors or General Meetings or otherwise howsoever in or about the business of the Company in the course of the performance of their duties as Directors.

Travelling expenses.

86.                               Any Director who is appointed to any executive office or serves on any committee or who otherwise performs or renders services, which in the opinion of the Directors are outside his ordinary duties as a Director, may, subject to Section 169 of the Act, be paid such extra remuneration as the Directors may determine.

Extra Remuneration.

87.                               (A)                               Other than the office of Auditor, a Director may hold any other office or place of profit under the Company and he or any firm of which he is a member may act in a professional capacity for the Company in conjunction with his office of Director for such period and on and to such terms (as to remuneration and otherwise) as the Directors may determine. Subject to the Act, no Director or intending Director shall be disqualified by his office from contracting or entering into any arrangement with the Company either as vendor, purchaser or otherwise nor shall such contract or arrangement or any contract or arrangement entered into by or on behalf of the Company in which any Director shall be in any way interested be avoided nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason only of such Director holding that office or of the fiduciary relation thereby established.

Power of Directors to hold office of profit and to contract with Company.

(B)                               Every Director shall observe the provisions of Section 156 of the Act relating to the disclosure of the interests of the Directors in transactions or proposed transactions with the Company or of any office held or property possessed by a Director

Directors to observe Section 156 of

which might create duties or interests in conflict with his duties or interests as a Director. Subject to such disclosure as required under the Act, a Director shall be entitled to vote in respect of any transaction or proposed transaction in which he is interested and he shall be taken into account in ascertaining whether a quorum is present.

(C)                               Where applicable, the provisions of this article 87 shall apply mutatis mutandis to the Chief Executive Officer of the Company.

the Act.

88.                               (A)                               A Director may be or become a director of or hold any office or place of profit (other than as Auditor) or be otherwise interested in any company in which the Company may be interested as vendor, purchaser, shareholder or otherwise and unless otherwise agreed shall not be accountable for any fees, remuneration or other benefits received by him as a director or officer of or by virtue of his interest in such other company.

Holding of office in other companies.

(B)                               The Directors may exercise the voting power conferred by the shares in any company held or owned by the Company in such manner and in all respects as the Directors think fit in the interests of the Company (including the exercise thereof in favour of any resolution appointing the Directors or any of them to be directors of such company or voting or providing for the payment of remuneration to the directors of such company) and any such Director of the Company may vote in favour of the exercise of such voting powers in the manner aforesaid notwithstanding that he may be or be about to be appointed a director of such other company.

Directors may exercise voting power conferred by Company’s shares in another company.

CHIEF EXECUTIVE OFFICERS

89.                               The Directors may from time to time appoint one or more of their body to be Chief Executive Officer or Chief Executive Officers (or the equivalent position or positions) of the Company and may from time to time (subject to the provisions of any contract between him or them and the Company) remove or dismiss him or them from office and appoint another or others in his or their places.

Appointment of the Chief Executive Officer.

90.                               A Chief Executive Officer (or a person holding an equivalent position) who is a Director shall not, while he continues to hold that office, be subject to retirement by rotation unless the Board of Directors determines otherwise at its sole discretion, at any time, and he shall not be taken into account in determining the number of Directors to retire by rotation but he shall, subject to the provisions of any contract between him and the Company, be subject to the same provisions as to resignation and removal as the other Directors of the Company and if he ceases to hold the office of Director from any cause he shall ipso facto and immediately cease to be a Chief Executive Officer (or hold such equivalent position).

Resignation, retirement and removal of the Chief Executive Officer.

91.                               Subject to Section 169 of the Act, the remuneration of a Chief Executive Officer (or a person holding an equivalent position) shall from time to time be fixed by the Directors and may, subject to this Constitution, be by way of salary or commission or participation in profits or by any or all of such modes.

Remuneration of the Chief Executive Officer.

92.                               The Directors may from time to time entrust to and confer upon a Chief Executive Officer (or a person holding an equivalent position) for the time being such of the powers exercisable under this Constitution by the Directors as they may think fit and may confer such powers for such time and to be exercised on such terms and conditions and with such restrictions as they think expedient and they may confer such powers either collaterally with or to the exclusion of and in substitution for all or any of the powers of the Directors in

Powers of the Chief Executive Officer.

that behalf and may from time to time revoke, withdraw, alter or vary all or any of such powers.

VACATION OF OFFICE OF DIRECTORS

93.                               The office of a Director shall be vacated in any one of the following events, namely:

(a)                                 if he becomes prohibited from being a Director by reason of any order made under the Act;

(b)                                 if he ceases to be a Director by virtue of any of the provisions of the Act or this Constitution;

(c)                                  subject to Section 145 of the Act, if he resigns by writing under his hand left at the Office;

(d)                                 if he shall have a bankruptcy order made against him or if he shall make any arrangement or composition with his creditors generally;

(e)                                  if he becomes mentally disordered and incapable of managing himself or his affairs or if in Singapore or elsewhere an order shall be made by any court claiming jurisdiction in that behalf on the ground (however formulated) of mental disorder for his detention or for the appointment of a guardian or for the appointment of a receiver or other person (by whatever name called) to exercise powers with respect to his property or affairs; or

(f)                                   if he be absent from meetings of the Directors for a continuous period of six months without leave from the Directors and the Directors resolve that his office be vacated.

Vacation of office of Director.

94.                               At each Annual General Meeting one-third of the Directors for the time being (or, if their number is not a multiple of three, the number nearest to but not more than one-third) shall retire from office by rotation. Provided, however, that no Director holding office as Chief Executive Officer (or an equivalent position) shall be subject to retirement by rotation unless otherwise determined in accordance with article 90 or be taken into account in determining the number of Directors to retire.

Retirement of Directors by rotation.

95.                               The Directors to retire in every year shall be those subject to retirement by rotation who have been longest in office since their last re-election or appointment. As between persons who became or were last re-elected Directors on the same day, those to retire shall (unless they otherwise agree among themselves) be determined by lot. A retiring Director shall be eligible for re-election.

Selection of Directors to retire.

96.                               The Company at the Meeting at which a Director retires under any provision of this Constitution may by Ordinary Resolution fill the office being vacated by electing thereto the retiring Director or some other person eligible for appointment. In default, the retiring Director shall be deemed to have been re-elected except in any of the following cases:

(a)                                 where at such Meeting it is expressly resolved not to fill such office or a resolution for the re-election of such Director is put to the Meeting

Filling vacated office.

and lost;

(b)                                 where such Director has given notice in writing to the Company that he is unwilling to be re-elected; or

(c)                                  where the default is due to the moving of a resolution in contravention of article 98.

The retirement shall not have effect until the conclusion of the Meeting except where a resolution is passed to elect some other person in the place of the retiring Director or a resolution for his re-election is put to the Meeting and lost and accordingly a retiring Director who is re-elected or deemed to have been re-elected will continue in office without a break.

97.                               In accordance with the provisions of Section 152 of the Act, the Company may by Ordinary Resolution of which special notice has been given remove any Director before the expiration of his period of office, notwithstanding anything in this Constitution or in any agreement between the Company and such Director but without prejudice to any claim he may have for damages for breach of any such agreement. The Company in General Meeting may appoint another person in place of a Director so removed from office and any person so appointed shall be treated for the purpose of determining the time at which he or any other Director is to retire by rotation as if he had become a Director on the day on which the Director in whose place he is appointed was last elected a Director. In default of such appointment, the vacancy so arising may be filled by the Directors as a casual vacancy.

Removal of Directors.

98.                               At any General Meeting of the Company, a motion for the appointment of two or more persons as Directors by a single resolution shall not be made unless a resolution that it shall be so moved has first been agreed to by the Meeting without any vote being given against it, and any resolution passed in contravention of this provision shall be void.

Appointment of two or more persons as Directors.

99.                               Subject to the Act, no person other than a Director retiring at the General Meeting shall, unless recommended for election by the Directors, be eligible for appointment as a Director at any General Meeting unless a Member shall lodge at the Office a written notice of the proposed nomination not less than 45 days (exclusive of the date on which the notice is given) prior to the first anniversary of the date on which the Company first mailed its proxy statement for the prior year’s Annual General Meeting. Such notice shall set forth (a) as to each person whom the Member proposes to nominate for election or re-election as a Director, all information relating to such person that may be required to be disclosed under applicable laws governing the Company’s solicitations for proxies for election of Directors (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); and (b) as to the Member giving the notice, all information relating to such Member that may be required to be disclosed under applicable laws governing the Company’s solicitations of proxies for election of Directors (including such person’s name and address, as they appear on the Register of Members of the Company). The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a Director. Notwithstanding the foregoing, in the case of a person recommended by the Directors for election, seven clear days’ notice only shall be necessary.

Notice of intention to appoint Director.

100.                        The Directors shall have power at any time and from time to time to appoint any person to be a Director either to fill a casual vacancy or as an additional Director but so that the total number of Directors shall not at any time exceed the maximum number fixed by or in accordance with this Constitution. Any person so appointed by the Directors shall hold

Directors’ power to fill casual vacancies and to appoint

office only until the next Annual General Meeting and shall then be eligible for re-election, but shall not be taken into account in determining the number of Directors who are to retire by rotation at such Meeting.

additional Director.

ALTERNATE DIRECTORS

101.                        (A)                               Any Director may at any time by writing under his hand and deposited at the Office or delivered at a meeting of the Directors appoint any person to be his Alternate Director and may in like manner at any time terminate such appointment.

Appointment of Alternate Directors.

(B)                               A Director or any other person may act as an Alternate Director to represent more than one Director and such Alternate Director shall be entitled at Directors’ meetings to one vote for every Director whom he represents in addition to his own vote if he is a Director.

Voting and Capacity.

(C)                               The appointment of an Alternate Director shall ipso facto determine on the happening of any event which if he were a Director would render his office as a Director to be vacated and his appointment shall also determine ipso facto if his appointor ceases for any reason to be a Director.

Determination of appointment of Alternate Directors.

(D)                               An Alternate Director shall be entitled to receive notices of meetings of the Directors and to attend and vote as a Director at any such meeting at which the Director appointing him is not personally present and generally, if his appointor is absent from Singapore or is otherwise unable to act as such Director, to perform all functions of his appointment as a Director (except the power to appoint an Alternate Director) and to sign any resolution in accordance with the provisions of article 107.

Powers of Alternate Directors.

(E)                                An Alternate Director shall not be taken into account in reckoning the minimum or maximum number of Directors allowed for the time being under this Constitution but he shall be counted for the purpose of reckoning whether a quorum is present at any meeting of the Directors attended by him at which he is entitled to vote. Provided, however, that he shall not constitute a quorum under article 104 if he is the only person present at the meeting notwithstanding that he may be an Alternate to more than one Director.

Quorum.

(F)                                 An Alternate Director may be repaid by the Company such expenses as might properly be repaid to him if he were a Director and he shall be entitled to receive from the Company such proportion (if any) of the remuneration otherwise payable to his appointor as such appointor may by notice in writing to the Company from time to time direct, but save as aforesaid he shall not in respect of such appointment be entitled to receive any remuneration from the Company.

Alternate Directors’ remuneration.

(G) An Alternate Director shall not be required to hold any share qualification.	No share qualification.

PROCEEDINGS OF DIRECTORS

102.                        (A)                               The Directors may meet together for the despatch of business, adjourn or otherwise regulate their meetings as they think fit. Subject to the provisions of this Constitution questions arising at any meeting shall be determined by a majority of votes and

Meetings of Directors.

in case of an equality of votes the Chairman of the meeting shall have a second or casting vote.

(B)                               The Directors may hold or participate in a meeting of the Directors by means of a conference telephone or a video conference telephone or similar communications equipment whereby all persons participating in the meeting can hear and be heard by all other participants at the same time. Such participation shall constitute presence in person. Any such meeting shall be deemed to be held at the place where the person taking the minutes of the meeting is situated or at such place otherwise agreed upon by the Directors attending such meeting, provided that at least one of the Directors present at the meeting was at such place otherwise agreed upon for the duration of the meeting. The Directors participating in any such meeting shall be counted in the quorum for such meeting and subject to there being a requisite quorum under this Constitution, all resolutions agreed to by the Directors in such meeting shall be deemed to be as effective as a resolution passed at a meeting in person of the Directors duly convened and held.

Participation in a meeting by conference telephone or video conference telephone.

(C)                               In the case of a meeting which is not held in person, the fact that a Director is taking part in the meeting must be made known to all the other Directors taking part and no Director may disconnect or cease to take part in the meeting unless he makes known to all other Directors taking part that he is ceasing to take part in the meeting.

103. A Director may and the Secretary on the requisition of a Director shall at any time summon a meeting of the Directors.	Convening meetings of Directors.

104.                        The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed at any other number shall be two. A meeting of the Directors at which a quorum is present shall be competent to exercise all the powers and discretions for the time being exercisable by the Directors.

Quorum.

105.                        The continuing Directors may act notwithstanding any vacancies but if and so long as the number of Directors is reduced below the minimum number fixed by or in accordance with this Constitution the continuing Directors or Director may act for the purpose of filling up such vacancies or of summoning General Meetings of the Company but not for any other purpose. If there be no Directors or Director able or willing to act, then any two Members may summon a General Meeting for the purpose of appointing Directors.

Proceedings in case of vacancies.

106.                        The Directors may from time to time elect from their number a Chairman and if desired a Deputy Chairman and determine the period for which he is or they are to hold office. The Deputy Chairman will perform the duties of the Chairman during the Chairman’s absence for any reason. The Chairman and in his absence the Deputy Chairman shall preside as Chairman at meetings of the Directors but if no such Chairman or Deputy Chairman be elected or if at any meeting the Chairman and the Deputy Chairman be not present within five minutes after the time appointed for holding the same, the Directors present shall choose one of their number to be chairman of such meeting.

Chairman and Deputy Chairman.

107.                        A resolution in writing signed by all the Directors for the time being and being not less than are sufficient to form a quorum shall be as effective as a resolution passed at a meeting of the Directors duly convened and held, and may consist of several documents in the like form each signed by one or more of the Directors. Provided, however, that, when a Director has appointed an Alternate Director, the Director or (in lieu of the Director) his Alternate may sign. The expressions “in writing” and “signed” include approval by any such Director by telefax or any form of electronic communication approved by the Directors for

Resolutions in writing.

such purpose from time to time, which incorporates, as the Directors deem necessary, the use of security and/or identification procedures and devices approved by the Directors.

108.                        The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit. Any committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on them by the Directors.

Power to appoint committees.

109.                        The meetings and proceedings of any such committee consisting of two or more members shall be governed mutatis mutandis by the provisions of this Constitution regulating the meetings and proceedings of the Directors, so far as the same are applicable and are not superseded by any regulations made by the Directors under the last preceding article.

Proceedings at committee meetings.

110.                        All acts done by any meeting of Directors or of a committee of Directors or by any person acting as Director shall, as regards all persons dealing in good faith with the Company, notwithstanding that there was some defect in the appointment of any such Director or person acting as aforesaid or that they or any of them were disqualified or had vacated office or were not entitled to vote, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director and had been entitled to vote.

Validity of acts of Directors in spite of some formal defect.

GENERAL POWERS OF THE DIRECTORS

111.                        The business of the Company shall be managed by, or under the direction or supervision of the Directors who (in addition to the powers and authorities by this Constitution or otherwise expressly conferred upon them) may exercise all such powers and do all such acts and things as may be exercised or done by the Company and are not hereby or by the Act expressly directed or required to be exercised or done by the Company in General Meeting and in particular and without prejudice to the generality of the foregoing the Directors may at their discretion exercise every borrowing power vested in the Company by this Constitution or permitted by law together with collateral power of hypothecating the assets of the Company including any uncalled or called but unpaid capital; provided, however, that the Directors shall not carry into effect any proposals for disposing of the whole or substantially the whole of the Company’s undertaking or property unless those proposals have been approved by the Company in General Meeting.

General powers of Directors to manage Company’s business.

112.                        (A)                               The Directors may from time to time by power of attorney under the Seal or as the case may be, the official seal for use abroad appoint any company, firm or person or any fluctuating body of persons whether nominated directly or indirectly by the Directors to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under this Constitution) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with such attorney as the Directors may think fit and may also authorise any such attorney to subdelegate all or any of the powers, authorities and discretions vested in him.

Power to appoint attorneys.

(B)                               The Company or the Directors on behalf of the Company may in exercise of the powers in that behalf conferred by the Act cause to be kept a Branch Register or Registers of Members and the Directors may (subject to the provisions of the Act) make and vary such regulations as they may think fit in respect of the keeping of any such Branch

Registers.

Register.

113.                        All cheques, promissory notes, drafts, bills of exchange, and other negotiable or transferable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by Resolution determine.

Cheques, etc.

BORROWING POWERS

114.                        Subject as hereinafter provided and to the provisions of the Act, the Directors may borrow or raise money from time to time for the purpose of the Company or secure the payment of such sums as they think fit and may secure the repayment or payment of such sums by mortgage or charge upon all or any of the property or assets of the Company or by the issue of debentures or otherwise as they may think fit.

Directors’ borrowing powers.

SECRETARY

115.                        The Secretary or Secretaries shall and a Deputy or Assistant Secretary or Secretaries may be appointed by the Directors for such term, at such remuneration and upon such conditions as they may think fit, and any Secretary, Deputy or Assistant Secretary so appointed may be removed by them, but without prejudice to any claim he may have for damages for breach of any contract of service between him and the Company. The appointment and duties of the Secretary or Secretaries shall not conflict with the provisions of the Act and in particular Section 171 thereof.

Secretary.

SEAL

116.                        (A)                               The Directors shall provide for the safe custody of the Seal and the official seal for use abroad, which shall only be used by the authority of the Directors or a committee of Directors authorised by the Directors in that behalf.

Seal.

(B)                               Every instrument to which the Seal shall be affixed shall (subject to the provisions of this Constitution as to certificates for shares) be signed by a Director and shall be countersigned by the Secretary or by a second Director or by some other person appointed by the Directors in place of the Secretary for the purpose.

Affixing Seal.

(C)                               The Company may exercise the powers conferred by the Act with regard to having an official seal for use abroad, and such powers shall be vested in the Directors. For the avoidance of doubt, the affixation of the official seal need not comply with the signature requirements prescribed by article 116(B), and need only comply with the execution formalities prescribed under the Act.

Official seal.

(D) The Company may have a duplicate Seal as referred to in Section 124 of the Act which shall be a facsimile of the Seal with the addition on its face of the words “Share Seal”.	Share Seal.

AUTHENTICATION OF DOCUMENTS

117.                        Any Director or the Secretary or any person appointed by the Directors for the purpose shall have power to authenticate any documents affecting the Constitution of the Company and any resolutions passed by the Company or the Directors, and any books, records, documents, accounts and financial statements relating to the business of the Company, and to certify copies thereof or extracts therefrom as true copies or extracts; and where any books, records, documents, accounts or financial statements are elsewhere than at the Office, the local manager and other officer of the Company having the custody thereof shall be deemed to be a person appointed by the Directors as aforesaid.

Power to authenticate documents.

118.                        A document purporting to be a copy of a resolution of the Directors or an extract from the minutes of a meeting of Directors which is certified as such in accordance with the provisions of the last preceding article shall be conclusive evidence in favour of all persons dealing with the Company upon the faith thereof that such resolution has been duly passed or, as the case may be, that such extract is a true and accurate record of a duly constituted meeting of the Directors.

Certified copies of resolution of the Directors.

DIVIDENDS

119.                        The Company may by Ordinary Resolution declare dividends but (without prejudice to the powers of the Company to pay interest on share capital as hereinbefore provided) no dividend shall be payable except out of the profits of the Company, or in excess of the amount recommended by the Directors.

Declaration of dividends.

120.                        Subject to the rights of holders of shares with special rights as to dividend (if any), all dividends shall be declared and paid according to the amounts paid on the shares in respect whereof the dividend is paid, but (for the purposes of this article only) no amount paid on a share in advance of calls shall be treated as paid on the share. All dividends shall be apportioned and paid pro rata according to the amount paid on the shares during any portion or portions of the period in respect of which the dividend is paid, but if any share is issued on terms providing that it shall rank for dividend as from a particular date such share shall rank for dividend accordingly.

Apportionment of dividends.

121.                        If and so far as in the opinion of the Directors the profits of the Company justify such payments, the Directors may pay the fixed preferential dividends on any express class of shares carrying a fixed preferential dividend expressed to be payable on a fixed date on the half-yearly or other dates (if any) prescribed for the payment thereof by the terms of issue of the shares, and subject thereto may also from time to time pay to the holders of any other class of shares interim dividends thereon of such amounts and on such dates as they may think fit.

Payment of preference and interim dividends.

122. No dividend or other moneys payable on or in respect of a share shall bear interest against the Company.	Dividends not to bear interest.

123.                        The Directors may deduct from any dividend or other moneys payable to any Member on or in respect of a share all sums of money (if any) presently payable by him to the Company on account of calls or in connection therewith.

Deduction of debts due to Company.

124.                        The Directors may retain any dividend or other moneys payable on or in respect of a share on which the Company has a lien and may apply the same in or towards satisfaction of the debts, liabilities or engagements in respect subject of which the lien exists.

Retention of dividends on shares subject to lien.

125.        The Directors may retain the dividends payable on shares in respect of which any person is under the provisions as to the transmission of shares hereinbefore contained entitled to become a Member or which any person under those provisions is entitled to transfer until such person shall become a Member in respect of such shares or shall duly transfer the same.

Retention of dividends on shares pending transmission.

126.        The payment by the Directors of any unclaimed dividends or other moneys payable on or in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof. All dividends unclaimed after being declared may be invested or otherwise made use of by the Directors for the benefit of the Company and any dividend unclaimed after a period of six years from the date of declaration of such dividend shall be forfeited and shall revert to the Company but the Directors may at any time thereafter at their absolute discretion annul any such forfeiture and pay the dividend so forfeited to the person entitled thereto prior to the forfeiture.

Unclaimed dividends or other moneys.

127.        The Company may, upon the recommendation of the Directors, by Ordinary Resolution direct payment of a dividend in whole or in part by the distribution of specific assets and in particular of paid up shares or debentures of any other company or in any one or more of such ways; and the Directors shall give effect to such Resolution and where any difficulty arises in regard to such distribution, the Directors may settle the same as they deem expedient and in particular may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all parties and may vest any such specific assets in trustees as the Directors may deem expedient.

Payment of dividend in specie.

128.        Any dividend or other moneys payable in cash on or in respect of a share may be paid by cheque or warrant sent through the post to the registered address of the Member or person entitled thereto, or, if several persons are registered as joint holders of the share or are entitled thereto in consequence of the death or bankruptcy of the holder to any one of such persons or to such persons and such address as such persons may by writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent or to such person as the holder or joint holders or person or persons entitled to the share in consequence of the death or bankruptcy of the holder may direct and payment of the cheque if purporting to be endorsed or the receipt of any such person shall be a good discharge to the Company. Every such cheque or warrant shall be sent at the risk of the person entitled to the money represented thereby.

Dividends payable by cheque.

129. A transfer of shares shall not pass the right to any dividend declared on such shares before the registration of the transfer.	Effect of transfer.

RESERVES

130.        The Directors may from time to time set aside out of the profits of the Company and carry to reserve such sums as they think proper which, at the discretion of the Directors, shall be applicable for meeting contingencies or for the gradual liquidation of any debt or liability of the Company or for repairing or maintaining the works, plant and machinery of the Company or for special dividends or bonuses or for equalising dividends or for any other purpose to which the profits of the Company may properly be applied and pending such application may either be employed in the business of the Company or be invested. The Directors may divide the reserve into such special funds as they think fit and may consolidate into one fund any special funds or any parts of any special funds into which the reserve may

Power to carry profit to reserve.

have been divided. The Directors may also without placing the same to reserve carry forward any profits which they may think it not prudent to divide.

BONUS ISSUES AND CAPITALISATION OF PROFITS AND RESERVES

131.        The Company may, upon the recommendation of the Directors, by Ordinary Resolution:

(a)                                 issue bonus shares, for which no consideration is payable to the Company, to the Members holding shares in the Company in proportion to their then holdings of shares; and/or

(b)                                 capitalise any sum for the time being standing to the credit of any of the Company’s reserve accounts or any sum standing to the credit of the profit and loss account or otherwise available for distribution, provided that such sum is not required for paying the dividends on any shares carrying a fixed cumulative preferential dividend and accordingly that the Directors be authorised and directed to appropriate the sum resolved to be capitalised to the Members holding shares in the Company in the proportions in which such sum would have been divisible amongst them had the same been applied or been applicable in paying dividends and to apply such sum on their behalf either in or towards paying up the amounts (if any) for the time being unpaid on any shares held by such Members respectively, or in paying up in full new shares or debentures of the Company, such shares or debentures to be allotted and distributed and credited as fully paid up to and amongst such Members in the proportion aforesaid or partly in one way and partly in the other.

Power to issue free bonus shares and/or to capitalise reserves.

132.        Whenever such a resolution as aforesaid shall have been passed, the Directors may do all acts and things considered necessary or expedient to give effect to any such bonus issue and/or capitalisation with full power to the Directors to make such provisions as they think fit for any fractional entitlements which would arise on the basis aforesaid (including provisions whereby fractional entitlements are disregarded or the benefit thereof accrues to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all the Members interested into an agreement with the Company providing for any such bonus issue and/or capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all such Members.

Power of Directors to give effect to bonus issues and/or capitalisations.

MINUTES AND BOOKS

133.        The Directors shall cause minutes to be made in books to be provided for the purpose:

(a)                                 of all appointments of officers made by the Directors;

(b)                                 of the names of the Directors present at each meeting of Directors and of any committee of Directors; and

Minutes.

(c) of all resolutions and proceedings at all Meetings of the Company and of any class of Members, of the Directors and of committees of Directors.

134.        The Directors shall duly comply with the provisions of the Act and in particular the provisions in regard to registration of charges, created by or affecting property of the Company, in regard to keeping the Register, a Register of Mortgages and Charges and a Register of Directors’ Share and Debenture Holdings and in regard to the production and furnishing of copies of such Registers and of any Register of Holders of Debentures of the Company.

Keeping of Registers, etc.

135.        Any register, index, minute book, book of accounts or other book required by this Constitution or by the Act to be kept by or on behalf of the Company may be kept either by making entries in bound books or by recording them in any other manner. In any case in which bound books are not used, the Directors shall take adequate precautions for guarding against falsification and for facilitating discovery.

Form of registers, etc.

FINANCIAL STATEMENTS

136.        The Directors shall cause to be kept such accounting and other records as are necessary to comply with the provisions of the Act and shall cause those records to be kept in such manner as to enable them to be conveniently and properly audited.

Directors to keep proper accounts.

137.        Subject to the provisions of Section 199 of the Act, the books of accounts shall be kept at the Office or at such other place or places as the Directors think fit within Singapore. No Member (other than a Director) shall have any right of inspecting any account or book or document or other recording of the Company except as is conferred by law or authorised by the Directors or by an Ordinary Resolution of the Company.

Location and inspection.

138.        In accordance with the provisions of the Act, the Directors shall cause to be prepared and to be laid before the Company in General Meeting such financial statements, balance sheets, reports, statements and other documents as may be necessary.

Presentation of financial statements.

139.        A copy of the financial statements and, if required, the balance sheet (including every document required by law to be attached thereto), which is duly audited and which is to be laid before the Company in General Meeting accompanied by a copy of the Auditor’s report thereon, shall not less than fourteen days before the date of the Meeting be sent to every Member of the Company and to every other person who is entitled to receive notices from the Company under the provisions of the Act or under this Constitution. Provided always that this article shall not require a copy of these documents to be sent to any person of whose address the Company is not aware or to more than one of the joint holders of a share in the Company or the several persons entitled thereto in consequence of the death or bankruptcy of a holder or otherwise but any Member to whom a copy of these documents has not been sent shall be entitled to receive a copy free of charge on application at the Office.

Copies of financial statements.

AUDITORS

140. Auditors shall be appointed and their duties regulated in accordance with the provisions of the Act. Every Auditor of the Company shall have a right of access at all times to	Appointment of Auditors.

the accounting and other records of the Company and shall make his report as required by the Act.

141.        Subject to the provisions of the Act, all acts done by any person acting as an Auditor shall, as regards all persons dealing in good faith with the Company, be valid, notwithstanding that there was some defect in his appointment or that he was at the time of his appointment not qualified for appointment.

Validity of acts of Auditors.

142.        The Auditors shall be entitled to attend any General Meeting and to receive all notices and other communications relating to any General Meeting to which any Member is entitled and to be heard at any General Meeting on any part of the business of the Meeting which concerns them as Auditors.

Auditors entitled to attend General Meetings.

NOTICES

143.        (A)          Any notice or document (including a share certificate) may be served on or delivered to any Member by the Company either personally or by sending it through the post in a prepaid cover addressed to such Member at his registered address appearing in the Register of Members. Where a notice or other document is served or sent by post, service or delivery shall be deemed to be effected at the time when the cover containing the same is posted and in proving such service or delivery it shall be sufficient to prove that such cover was properly addressed, stamped and posted.

Service of notice.

(B)          Without prejudice to the provisions of article 143(A), but subject otherwise to the Act and any regulations made thereunder relating to electronic communications, any notice or document (including, without limitation, any accounts, balance-sheet, financial statements or report) which is required or permitted to be given, sent or served under the Act or under this Constitution by the Company, or by the Directors, to a Member may be given, sent or served using electronic communications:

(a)                               to the current address of that person; or

(b)                               by making it available on a website prescribed by the Company from time to time,

in accordance with the provisions of this Constitution, and/or any other applicable regulations or procedures.

Electronic communications.

(C)         For the purposes of article 143(B) above, a Member shall be deemed to have agreed to receive such notice or document by way of such electronic communications and shall not have a right to elect to receive a physical copy of such notice or document.

Implied consent.

(D)        Notwithstanding article 143(C) above, the Directors may, at their discretion, at any time give a Member an opportunity to elect within a specified period of time whether to receive such notice or document by way of electronic communications or as a physical copy, and a Member shall be deemed to have consented to receive such notice or document by way of electronic communications if he was given such an opportunity and he failed to make an election within the specified time, and he shall not in such an event have a right to receive a physical copy of such notice or document.

Deemed consent.

(E) Where a notice or document is given, sent or served by electronic	When notice

communications:

(a)                               to the current address of a person pursuant to article 143(B)(a), it shall be deemed to have been duly given, sent or served at the time of transmission of the electronic communication by the email server or facility operated by the Company or its service provider to the current address of such person (notwithstanding any delayed receipt, non-delivery or “returned mail” reply message or any other error message indicating that the electronic communication was delayed or not successfully sent), unless otherwise provided under the Act and/or any other applicable regulations or procedures; and

(b)                               by making it available on a website pursuant to article 143(B)(b), it shall be deemed to have been duly given, sent or served on the date on which the notice or document is first made available on the website, or unless otherwise provided under the Act and/or any other applicable regulations or procedures.

given by electronic communications deemed served.

(F)                          Where a notice or document is given, sent or served to a Member by making it available on a website pursuant to article 143(B)(b), the Company shall give separate notice to the Member of the publication of the notice or document on that website and the manner in which the notice or document may be accessed by any one or more of the following means:

(a)                               by sending such separate notice to the Member personally or through the post pursuant to article 143(A); and/or

(b)                               by sending such separate notice to the Member using electronic communications to his current address pursuant to article 143(B)(a).

(G)         Notwithstanding this article 143, if the Company has a registered class of security under Section 12 of the United States Securities Exchange Act of 1934, as amended, any manner of furnishing notices and documents using electronic communications must comply with applicable rules of the United States Securities and Exchange Commission, including Rule 14a-16 under the United States Securities Exchange Act of 1934.

Notice to be given of service on website.

144.        All notices and documents (including a share certificate) with respect to any shares to which persons are jointly entitled shall be given to whichever of such persons is named first on the Register and notice so given shall be sufficient notice to all the holders of such shares.

Service of notices in respect of joint holders.

145. Subject to article 143(B), any Member with a registered address shall be entitled to have served upon him at such address any notice to which he is entitled under this Constitution.	Members shall be served at registered address.

146.        A person entitled to a share in consequence of the death or bankruptcy of a Member or otherwise upon supplying to the Company such evidence as the Directors may reasonably require to show his title to the share, and upon supplying to the Company also an address for the service of notice, shall be entitled to have served upon or delivered to him at such address any notice or document to which the Member but for his death or bankruptcy or otherwise would be entitled and such service or delivery shall for all purposes be deemed a sufficient service or delivery of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share. Save as aforesaid any notice or document delivered or sent by post to or left at the registered address of any Member or

Service of notices after death, bankruptcy etc.

given, sent or served to any Member using electronic communications in pursuance of this Constitution shall (notwithstanding that such Member be then dead or bankrupt or otherwise not entitled to such share and whether or not the Company have notice of the same) be deemed to have been duly served or delivered in respect of any share registered in the name of such Member as sole or first-named joint holder.

147.        Any notice on behalf of the Company or of the Directors shall be deemed effectual if it purports to bear the signature of the Secretary or other duly authorised officer of the Company, whether such signature is printed or written.

Signature on notice.

148.        When a given number of days’ notice or notice extending over any other period is required to be given the day of service shall, unless it is otherwise provided or required by this Constitution or by the Act, not be counted in such number of days or period.

Day of service not counted.

149.        (A)          Notice of every General Meeting shall be given in the manner hereinbefore authorised to:

(a)                                 every Member;

(b)                                 every person entitled to a share in consequence of the death or bankruptcy or otherwise of a Member who but for the same would be entitled to receive notice of the Meeting; and

(c)                                  the Auditor for the time being of the Company.

(B)          No other person shall be entitled to receive notices of General Meetings.

Persons entitled to receive notice of General Meeting.
150. The provisions of articles 143, 147 and 148 shall apply mutatis mutandis to notices of meetings of Directors or any committee of Directors.	Notice of meetings of Directors or any committee of Directors.

WINDING UP

151.        If the Company is wound up (whether the liquidation is voluntary, under supervision, or by the Court) the Liquidator may, with the authority of a Special Resolution, divide among the Members in specie or kind the whole or any part of the assets of the Company and whether or not the assets shall consist of property of one kind or shall consist of properties of different kinds and may for such purpose set such value as he deems fair upon any one or more class or classes of property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The Liquidator may, with the like authority, vest the whole or any part of the assets in trustees upon such trusts for the benefit of Members as the Liquidator with the like authority thinks fit and the liquidation of the Company may be closed and the Company dissolved but so that no Member shall be compelled to accept any shares or other securities in respect of which there is a liability.

Distribution of assets in specie.

INDEMNITY

152. Subject to the provisions of and so far as may be permitted by the Act and	Indemnity of

the Statutes, every Director, Auditor, Secretary or other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred or to be incurred by him in the execution and discharge of his duties (including, without limitation, where he serves at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise) or in relation thereto. Without prejudice to the generality of the foregoing, no Director, Secretary or other officer of the Company shall be liable for the acts, receipts, neglects or defaults of any other Director or officer or for joining in any receipt or other act for conformity or for any loss or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the Directors for or on behalf of the Company or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Company shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or in relation thereto unless the same shall happen through his own negligence, willful default, breach of duty or breach of trust.

Directors and officers.

SECRECY

153.        No Member shall be entitled to require discovery of or any information respecting any detail of the Company’s trade or any matter which may be in the nature of a trade secret, mystery of trade or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors it will be inexpedient in the interest of the Members of the Company to communicate to the public save as may be authorised by law.

Secrecy.

PERSONAL DATA

154.        (A)          A Member who is a natural person is deemed to have consented to the collection, use and disclosure of his personal data (whether such personal data is provided by that Member or is collected through a third party) by the Company (or its agents or service providers) from time to time for any of the following purposes:

(a)                                  implementation and administration of any corporate action by the Company (or its agents or service providers);

(b)                                  internal analysis and/or market research by the Company (or its agents or service providers);

(c)                                   investor relations communications by the Company (or its agents or service providers);

(d)                                  administration by the Company (or its agents or service providers) of that Member’s holding of shares in the Company;

(e)                                   implementation and administration of any service provided by the Company (or its agents or service providers) to its Members to receive notices of meetings, annual reports and other shareholder communications and/or for proxy

Personal data of Members.

appointment, whether by electronic means or otherwise;

(f)                                    processing, administration and analysis by the Company (or its agents or service providers) of proxies and representatives appointed for any General Meeting (including any adjournment thereof) and the preparation and compilation of the attendance lists, minutes and other documents relating to any General Meeting (including any adjournment thereof);

(g)                                   implementation and administration of, and compliance with, any provision of this Constitution;

(h)                                  compliance with any applicable laws, listing rules, take-over rules, regulations and/or guidelines; and

(i)                                      purposes which are reasonably related to any of the above purposes.

(B)           Any Member who appoints a proxy and/or representative for any General Meeting and/or any adjournment thereof is deemed to have warranted that where such Member discloses the personal data of such proxy and/or representative to the Company (or its agents or service providers), that Member has obtained the prior consent of such proxy and/or representative for the collection, use and disclosure by the Company (or its agents or service providers) of the personal data of such proxy and/or representative for the purposes specified in articles 154(A)(f) and 154(A)(h), and is deemed to have agreed to indemnify the Company in respect of any penalties, liabilities, claims, demands, losses and damages as a result of such Member’s breach of warranty.

Personal data of proxies and/or representatives.

WE, the several persons whose names, addresses and descriptions are subscribed, are desirous of being formed into a Company in pursuance of this Memorandum of Association and respectively agree to take the number of shares in the capital of the Company set opposite our respective names:

NAMES, ADDRESSES AND DESCRIPTION OF SUBSCRIBERS	Number of shares taken by each Subscriber.

Sgd. LUCIEN WONG YUEN KUAI 39 Chancery Lane, #01-13, Villa Chancery, Singapore 1130. Advocate & Solicitor	ONE ORDINARY SHARE

TOTAL NUMBER OF SHARES TAKEN	ONE ORDINARY SHARE

c/f.. ONE ORDINARY SHARE

Dated this 31st day of May 1990.

Witness to the above signature:

Sgd. JUNE LOW FUI SIAN Advocate & Solicitor, c/o Allen & Gledhill, Advocates & Solicitors, 36 Robinson Road, #18-01 City House, Singapore 0106.

WE, the several persons whose names, addresses and descriptions are subscribed, are desirous of being formed into a Company in pursuance of this Memorandum of Association and respectively agree to take the number of shares in the capital of the Company set opposite our respective names:

NAMES, ADDRESSES AND DESCRIPTION OF SUBSCRIBERS	Number of shares taken by each Subscriber.

b/f..	ONE ORDINARY SHARE

Sgd. CHOO WAI HONG 21 Stevens Drive, #03-21 Robin Heights, Singapore 1025. Advocate & Solicitor	ONE ORDINARY SHARE

TOTAL NUMBER OF SHARES TAKEN	TWO ORDINARY SHARE

Dated this 31st day of May 1990.

Witness to the above signature:

Sgd. JUNE LOW FUI SIAN Advocate & Solicitor, c/o Allen & Gledhill, Advocates & Solicitors, 36 Robinson Road, #18-01 City House, Singapore 0106.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. FLEXTRONICS INTERNATIONAL LTD. ATTN: INVESTOR RELATIONS DEPT. 6201 AMERICA CENTER DRIVE SAN JOSE, CA 95002 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E12346-P81462 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. FLEXTRONICS INTERNATIONAL LTD. For Against Abstain The Board of Directors recommends you vote FOR proposals 1 through 8. ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Re-election of Mr. H. Raymond Bingham as a director of Flex. 1b. Re-election of Dr. Willy C. Shih as a director of Flex. 2. Re-appointment of Mr. Lawrence A. Zimmerman as a director of Flex. 3. To approve the re-appointment of Deloitte & Touche LLP as Flex's independent auditors for the 2017 fiscal year and to authorize the Board of Directors to fix its remuneration. To approve a general authorization for the directors of Flex to allot and issue ordinary shares. 4. 5. NON-BINDING, ADVISORY RESOLUTION. To approve the compensation of Flex's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, set forth in "Compensation Discussion and Analysis" and in the compensation tables and the accompanying narrative disclosure under "Executive Compensation" in Flex's proxy statement relating to its 2016 annual general meeting. To approve the renewal of the Share Purchase Mandate relating to acquisitions by Flex of its own issued ordinary shares. 6. 7. To approve of the change in the Company's name from Flextronics International Ltd. to Flex Ltd. 8. To approve and adopt the Company's new Constitution. NOTE: In their discretion, the Proxies are authorized to vote upon such other matters as may properly be put before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

PRELIMINARY COPY Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting: The Combined Annual Report and Proxy Statement (pertaining to the Annual and Extraordinary Meetings) is available at http://investors.flextronics.com/investor-relations/financials/proxy-materials E12347-P81462 FLEXTRONICS INTERNATIONAL LTD. (Incorporated in the Republic of Singapore) (Company Registration Number 199002645H) This Proxy is Solicited on behalf of the Board of Directors 2016 Annual General Meeting The undersigned being a member of Flextronics International Ltd. ("Flex") hereby appoints Christopher Collier or failing whom the Chairman of the annual general meeting as Proxy of the undersigned and hereby authorizes the Proxy to represent and to vote, as designated on the reverse side, all of the ordinary shares of Flex owned by the undersigned, at the 2016 annual general meeting of Flex to be held on August 24, 2016, at 9:00 a.m. Pacific time, or at any adjournment thereof. This Proxy Card, when properly executed and returned in a timely manner, will be voted at the annual general meeting and any adjournments thereof in the manner described herein. If no contrary indication is made, this Proxy Card will be voted "FOR" the Board of director nominees (Proposal Nos. 1 and 2), "FOR" Proposal Nos. 3 and 4, "FOR" non-binding, advisory Proposal No. 5, "FOR" Proposal Nos. 6, 7 and 8, and in accordance with the judgment of the persons named as Proxies herein on any other matters that may properly be put before the 2016 annual general meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT NOT LESS THAN 48 HOURS PRIOR TO THE TIME APPOINTED FOR THE MEETING IN THE ENCLOSED ENVELOPE. Continued and to be signed on reverse side